As filed with the Securities and Exchange Commission on January 28, 2011	Registration No. 333-169877

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4

TO
FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TSINGDA EEDU CORPORATION

(Exact name of registrant as specified in its charter)

Cayman Islands	8200	N/A

(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

No. 0620, Yongleyingshiwenhuanan Rd., Yongledian Town,
Tongzhou District, Beijing, PR China
86 10-62690222/0288
(Address including zip code, and telephone number of
registrant’s principal executive offices)

Mr. Kang Chungmai
No. 0620, Yongleyingshiwenhuanan Rd., Yongledian Town,
Tongzhou District, Beijing, PR China
86 10-62690222/0288
(Name, address, including zip code, and
telephone number of Agent for Service)

with copies to
Ellenoff Grossman & Schole LLP
150 East 42nd Street
New York, NY 10017
Tel: (212) 370-1300
Fax: (212) 370-7889

and
Daniel H. Luciano
242A West Valley Brook Rd.
Califon, NJ 07830
Tel: (908) 832-5546
Fax: (847) 556-1456

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed Maximum Offering price per unit (1)	Proposed Maximum Aggregate Offering price	Amount of Registration fee

1,292,192 Ordinary Shares, par value $0.000384	1,292,192	$1.60	$2,087,188.80	$148.82
Total	1,292,192	$1.60	$2,087,188.80	$148.82	(2)

(1)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933 based on the price of our Ordinary Shares purchased in a private placement of Units which closed on September 16, 2010. Currently, there is no trading market for our Ordinary Shares.

(2)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a) may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED JANUARY 28, 2011

PROSPECTUS
TSINGDA EEDU CORPORATION

1,292,192 ORDINARY SHARES

This prospectus relates to 1,292,192 of our ordinary shares, par value $.000384 per share (“Ordinary Shares”), which may be sold from time to time by the selling shareholders named in this prospectus.

The selling shareholders named in this prospectus are offering all of the Ordinary Shares offered through this prospectus. All of the shares, when sold, will be sold by these selling stockholders. The selling stockholders may sell these shares from time to time in the open market at prevailing prices or in individually negotiated transactions, through agents designated from time to time or through underwriters or dealers. We will not control or determine the price at which the selling stockholders decide to sell their shares.

We will not receive any of the proceeds from the sale of our Ordinary Shares by the selling shareholders.

Our Ordinary Shares are presently not traded on any market or securities exchange.

The purchase of the securities offered through this prospectus involves a high degree of risk. See Section Entitled “Risk Factors” beginning on page 8.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

No underwriter or person has been engaged to facilitate the sale of Ordinary Shares in this offering. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is ____________, 2011.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “risk factors” section, the financial statements and the notes to the financial statements.

In this prospectus, unless otherwise specified, all monetary amounts are in U.S. dollars. All renminbi, or RMB, amounts have been translated into U.S. dollars at the December 31, 2009 noon buying rate in the City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York, being $1.00 = RMB6.8372.

Except where the context otherwise requires and for the purposes of this prospectus only:

•

“We,” “us,” “our company,” “our,” and “Compass” refer to the combined business of Tsingda eEDU Corporation and its consolidated subsidiaries and affiliates, but do not include the shareholders of Tsingda eEDU Corporation;

•	“Tsingda Technology” refers to Tsing Da Century Education Technology Co. Ltd., a British Virgin Islands business company, which is our direct, wholly-owned subsidiary;

•

“Tsingda Management” refers to Beijing Tsingda Century Management Consulting Ltd., a wholly foreign owned enterprise incorporated under the laws of the PRC, which is our indirect, wholly-owned subsidiary;

•	“Tsingda Education” refers to Beijing Tsingda Century Investment Consultant of Education Co. Ltd., our contractually controlled affiliate and the PRC operating company;

•	“Tsingda Network” refers to Beijing Tsingda Century Network Technology Co. Ltd., a wholly owned subsidiary of Tsingda Education;

•	“China,” “Chinese” and “PRC,” refer to the People’s Republic of China;

•	“Renminbi” and “RMB” refer to the legal currency of China; and

•	“U.S. dollars,” “dollars” and “$” refer to the legal currency of the United States.

We effected a consolidation of every three shares of our authorized share capital into 1 share on November 15, 2010. Unless otherwise stated, all share and per share amounts in this prospectus have been adjusted to reflect post consolidation amounts.

Our Company

Business Overview

We are an online provider of supplementary educational services in China. All of our courses are broadcast online, and are consumed either in private or at one of our learning centers. As of December 31, 2010, there were 2,346 Tsingda Learning Centers across China, which includes 21 Company-owned learning centers and 2,325 franchised learning centers. Since most of our learning centers are franchised locations, we generate most of our revenues through franchise licensing fees and sales of “e-cards” by franchisees to students, which are pre-paid “credit” cards used by our students to purchase our individual courses. Our franchisees pay an initial franchise licensing fee of between $7,000 and $10,000 per location depending on franchise territory, and thereafter, franchisees pay an annual management fee equal to 10% of their initial franchise licensing fee. A franchisee receives e-cards from the Company with a face value equal to five times the amount of franchise and management fees paid. Our franchisees also have the option to purchase additional e-cards at the same 80% discount. Franchisees earn revenues from the sale of e-cards to students at face value. In other words, for every dollar spent by our students, our franchisees take eighty cents. With respect to the remaining twenty cents, the Company splits this on a 40%-60% basis with teachers in connection with real-time courses and on a 90%-10% basis with teachers in connection with pre-recorded courses. Factoring the discount taken by our franchisees and revenue splitting with our teachers, the Company earns 18% of revenues generated from sales of e-cards used for pre-recorded courses and 8% of revenues generated from sales of e-cards used for real-time courses from revenues generated from the sale of e-cards. Each e-card has a specific serial number, and our IT server tracks the opening and usage of these cards in real time. We use this information in order to accurately allocate revenues among teachers.

Our online educational services consist of pre-recorded courses and a web based platform called the “Tsingda Virtual Internet Classroom” where students and teachers can interact remotely in either a one-on-one or classroom setting. As of September 30, 2010, we had a total of 1,280,674 “active” students, and 6,500,751 “registered” students. We classify students who have provided us with their personal information as “registered.” Registered students who have purchased an e-card or are using an e-card to purchase our courses are classified as “active.” Students who have purchased an e-card and have not used an e-card for more than one year are de-classified from active status and classified as registered.

For fiscal 2009, we generated $14,650,863 in gross revenues, which represents a 101% increase from gross revenues of $7,301,733 for fiscal 2008. Our fiscal year 2009 pre tax, net income was $7.1 million, which represents a 77.9% increase from pre tax, net income of $4.0 million for fiscal year 2008. Our revenue for the nine months ended September 30, 2010 was $18.7 million, which represents an approximately 64% increase from revenues of $11.4 million for the nine months ended September 30, 2009. Our pre tax, net income for the nine months ended September 30, 2010 was $10.9 million, which represents an increase of approximately 95% from pre tax, net income of $5.6 million for nine months ended September 30, 2009.

On September 16, 2010, we completed a unit financing with certain accredited investors pursuant to which we received total gross proceeds of $9.6 million. Each unit consisted of one ordinary share and a stock purchase warrant to purchase 35% of the number of Ordinary Shares purchased in the financing. The warrant exercise price is $2.08 per share, subject to adjustment, and the warrant term is five (5) years.

On November 15, 2010, the Company held a special meeting of its shareholders (“Special Meeting”) at its principal offices in Beijing, China, pursuant to the Notice of Special Meeting of Shareholders. At the Special Meeting, 33,386,754 shares of the Company’s authorized share capital were represented in person or by proxy, which constituted a quorum. At the Special Meeting, shareholders approved two proposals (i) to change the corporate name from Compass Acquisition Corporation to Tsingda eEDU Corporation and (ii) to affect a three-for-one (3 to 1) consolidation of the Company’s issued and outstanding Ordinary Shares and to increase the amount of the Company’s authorized Ordinary Shares from thirty-nine million sixty-two thousand five hundred shares (39,062,500) to one hundred million (100,000,000) shares. The name change of the Company to Tsingda eEDU Corporation and the three-for-one consolidation and increase in the Company’s authorized share capital was effective immediately following shareholder approval.

Our headquarters are located at No. 0620, Yongleyingshiwenhuanan Rd., Yongledian Town, Tongzhou District, Beijing, PR China, our phone number is 86 10-62690222/0288, and our English language web-site is www.eeduuol.com.

The Industry

The Peoples Republic of China (PRC) represents approximately one quarter of the global population. According to information published by the PRC government, our target population market as of December 31, 2010 is approximately 360 million individuals. The group is comprised of: infants and children below school age (6) - 160 million; primary school students - 110 million; junior high school students - 60 million; and senior high school students 30 million.

Organizational History

We were organized under the laws of the Cayman Islands on September 27, 2006. Tsingda Technology was organized under the laws of British Virgin Islands on December 11, 2009. Tsingda Management was organized under the laws of the PRC on November 26, 2007. Tsingda Education was organized under the laws of the PRC on October 23, 2003. Tsingda Network was organized under the laws of the PRC on February 14, 2004.

On May 24, 2010, we acquired Tsingda Technology. The transaction was treated for accounting purposes as a capital transaction and recapitalization by Tsingda Technology, the accounting acquirer, and as a re-organization by Compass, the accounting acquiree. Compass (now Tsingda eEdu Corporation) is the legal acquirer and Tsingda Technology the legal acquiree.

Tsingda Technology owns 100% of the issued and outstanding capital stock of Tsingda Management. On April 26, 2010, Tsingda Management entered into a series of contractual agreements with Tsingda Education, and its shareholders, in which Tsingda Management assumed management of the business activities of Tsingda Education. Namely, these contractual agreements consist of: (i) a consulting services agreement, (ii) an operating agreement, (iii) an equity pledge agreement, (iv) a voting rights proxy agreement, and (v) an option agreement. We rely on these agreements to, among other things, generate all our revenues, control the business activities of Tsingda Education, appoint all of its executives, senior management and the members of its board of directors, and at our option, purchase all the outstanding equity of Tsingda Education. If one or more of these contractual agreements are terminated or ruled unenforcable, we could lose control of Tsingda Education, which will materially and adversely affect our revenues and future growth prospects. See “Risk Factors” beginning on Page 8.

The Wholly-Foreign Owned Enterprise Law (1986), as amended, and The Wholly-Foreign Owned Enterprise Law Implementing Rules (1990), as amended and the Company Law of the PRC (2006), contain the principal regulations governing dividend distributions by wholly foreign owned enterprises. Under these regulations, wholly foreign owned enterprises may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. Additionally, such companies are required to set aside a certain amount of their accumulated profits each year, if any, to fund certain reserve funds. These reserves are not distributable as cash dividends except in the event of liquidation and cannot be used for working capital purposes. The PRC central government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. We may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from the Company’s profits.

Furthermore, if our subsidiaries or affiliates in China incur debt on their own in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive all of the revenues from our operations through these contractual or dividend arrangements, we may be unable to pay dividends on our Ordinary Shares.

The risks described above and other risks in connection with an investment in our securities are found in the “Risk Factors” section beginning on page 8. You should carefully read and consider the information in the “Risk Factors” section before making an investment in our securities.

Corporate Structure

Our organization structure is depicted below:

ABOUT THIS OFFERING

This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to 1,292,192 Ordinary Shares. All of the shares, when sold, will be sold by these selling stockholders. The selling stockholders may sell their shares from time to time at prevailing market prices. We will not receive any proceeds from the sale of the shares of Ordinary Shares by the selling stockholders.

Ordinary Shares Offered:	1,292,192 Ordinary Shares.

Ordinary Shares Outstanding prior to Offering:	33,729,862

Ordinary Shares Outstanding after Offering	33,729,862

Use of Proceeds:	We will not receive any proceeds from the sale of the 1,292,192 Ordinary Shares subject to sale by the selling stockholders under this prospectus.

Summary Consolidated Financial Information

The following table summarizes selected historical financial data regarding our business and should be read in conjunction with our consolidated financial statements and related notes contained elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The summary consolidated statement of income for the fiscal years ended December 31, 2009 and 2008 respectively and the summary balance sheet data as of December 31, 2009 and 2008 are derived from the audited consolidated financial statements of Tsingda Technology included elsewhere in this prospectus. Tsingda Technology conducts all our business operations and became our wholly-owned subsidiary on May 24, 2010. We derived our summary consolidated financial data for the nine months ended September 30, 2010 and 2009 respectively from our unaudited consolidated financial statements included elsewhere in this prospectus, which include all adjustments, consisting of normal recurring adjustments, that our management considers necessary for a fair presentation of our financial position and results of operations as of the dates and for the periods presented. The results of operations for past accounting periods are not necessarily indicative of the results to be expected for any future accounting period.

Balance Sheet

	December 31, 2009	December 31, 2008

	(Audited)	(Audited)

Cash	$458,645	$2,314,262
Total Assets	17,243,696	10,013,952
Liabilities	3,732,244	2,514,497
Total Stockholders’ Equity	13,511,452	7,499,455

Statement of Operations

	Year Ended December 31, 2009 (audited)	Year Ended December 31, 2008 (audited)

Revenues	$14,650,863	$7,301,733
Pre-Tax Net Income	7,120,130	4,001,207

Balance Sheet

September 30, 2010

Cash	$7,245,703
Total Assets	38,040,200
Liabilities	7,161,423
Total Stockholders’ Equity	38,040,200

Statement of Operations

	Nine Month Period Ended September 30, 2010	Nine Month Period Ended September 30, 2009

Revenue	$18,732,271	$11,396,636
Pre-Tax Net Income	10,897,164	5,633,108

RISK FACTORS

An investment in our Ordinary Shares is speculative and involves a high degree of risk and uncertainty. You should carefully consider the risks described below, together with the other information contained in this prospectus, including the consolidated financial statements and notes thereto of our Company, before deciding to invest in our Ordinary Shares. The risks described below are not the only ones facing our Company. Additional risks not presently known to us or that we presently consider immaterial may also adversely affect our Company. If any of the following risks occur, our business, financial condition and results of operations and the value of our Ordinary Shares could be materially and adversely affected.

Risks Relating to Our Business

We have a limited operating history and we may not be able to sustain the growth in our business.

Our limited operating history and the early stage of development of the online education industry in which we operate makes it difficult to evaluate our business and future prospects. Although our annual growth rate of sales revenue from 2008 to 2009 was approximately 101%, and our annual growth rate of pre-tax income was approximately 77.9% during this same period, there is no assurance that we will be able to sustain such growth in the future. We may have negative growth, which in turn may impair our business operations and profitability. Furthermore, our largest shareholder, Tsing Da Century Education Technology Co., Ltd., a Belize corporation controlled by Zhang Hui, our chairman and CEO, has entered into a securities escrow agreement with respect to the 6,000,000 Ordinary Shares (the “Escrowed Shares”) owned by it. If the Company’s net income for its fiscal year ending 2010 is less than $9,000,000, the escrow agent shall transfer to the investors in our September 2010 private placement, on a pro-rata basis, a number of Escrow Shares equal to the percentage of variation from the 2010 performance threshold times the total number of Escrow Shares. Additionally, if the Company’s net income for the fiscal year 2011 is less than $13,500,000, the escrow agent shall transfer to such investors, on a pro-rata basis, an amount of Escrow Shares equal to the percentage of variation from the 2011 performance threshold times the total number of Escrow Shares. Any Escrow Shares not distributed to such investors following the release of fiscal year 2011 information will be returned to Tsing Da Century Education Technology Co., Ltd. Therefore, if we cannot meet these performance targets, there may be a significant change in the ownership of our outstanding shares.

The market for the services that we provide is still emerging and evolving rapidly.

The market for educational services is still evolving in the PRC. Our success will depend to a large extent on the perceived benefit that our services provide to our customers, who are mainly students. Therefore we will need to increase awareness of our products, protect our reputation and develop customer loyalty among our customers, anticipate and adapt to changing conditions in the markets in which we operate.

Increased funding of educational programs by the local or national government may negatively impact our business.

It is possible that increased funding of educational programs would result in either greater competition or reduced demand for our products and services. For example, increased funding of educational programs may lead to nationwide student access to online educational courses and services, as well as publicly available state-sponsored learning centers. Increased online access could dramatically increase the demand for online supplemental education, which could be expected to lead to an increase in the number of private competitors we face. The government may also determine to compete with us directly by offering supplemental education services, and would be able to undercut our prices and adversely affect the demand for our products and services.

Additional funding of education may also reduce the overall demand for supplemental education in the event such funds are used to better educate students in the primary and secondary schools. To the extent the quality of education in schools increases, the need for supplemental education may decrease. In any of such events, we would expect our results of operations and future growth prospects to be harmed.

We may have difficulty expanding our business operations.

In order to expand our business operations we will need to (i) increase the number of our learning centers, (ii) scale and adapt our existing network infrastructure to accommodate increased systems traffic and (iii) increase our marketing efforts. Through 2011, we expect to open approximately 550 additional franchised locations. We plan on a broad scale brand promotion campaign, and we will need significantly more computing power as traffic within our system increases and our learning center locations expand. We will be required to spend significant capital and resources to manage our additional franchises, execute our promotional campaign and to purchase equipment, and upgrade our technology and network infrastructure to handle increased Internet traffic. In this regard, we have budgeted approximately $1.2 million for our marketing campaign, approximately $1.4 million for IT expenditures, and approximately $1.8 million to add and improve our course content. We expect to generate this revenue through our existing cash flow. If we fail to expend sufficient capital to execute our growth strategy, our operating results will be harmed.

Problems with content delivery services, bandwidth providers, data centers or other third parties could harm our business, financial condition or results of operations.

Our business relies significantly on third-party vendors, such as data centers, content delivery services and bandwidth providers, while no single vendor is material to our operations. If any third-party vendor fails to provide their services or if their services are no longer available to us for any reason and we are not immediately able to find replacement providers, our business, financial conditions or results of operations could be materially adversely affected.

Additionally, any disruption in network access or related services provided by these third-party providers or any failure of these third-party providers to handle current or higher volumes of use could significantly harm our business operations. If our service is disrupted, we may lose revenues due to our inability to provide services to our franchised learning centers and we may be obligated to compensate these franchisees for their loss. Our reputation also may suffer in the event of a disruption. Any financial or other difficulties our providers face may negatively impact our business and we are unable to predict the nature and extent of any such impact. We exercise very little control over these third-party vendors, which increases our vulnerability to problems with the services they provide. Any errors, failures, interruptions or delays experienced in connection with these third-party technologies and information services could negatively impact our relationships with our franchisees and materially adversely affect our brand reputation and our business, financial condition or results of operations and expose us to liabilities to third parties.

Our data centers are vulnerable to natural disasters, terrorism and system failures that could significantly harm our business operations and lead to client dissatisfaction.

In delivering our solutions, we are dependent on the operation of our data centers and bandwidth providers, which are vulnerable to damage or interruption from earthquakes, terrorist attacks, war, floods, fires, power loss, telecommunications failures, computer viruses, computer denial of service attacks or other attempts to harm our system, and similar events. We do not have insurance to cover any losses. Some of our systems are not fully redundant, and our disaster recovery planning cannot account for all eventualities. The occurrence of a natural disaster, a terrorist attack, a provider’s decision to close a facility we are using without adequate notice or other unanticipated problems at our data centers could result in lengthy interruptions in our service. Interruptions in our service could reduce our revenues and profits, and our brand reputation could be damaged if customers believe our system is unreliable, which could have a material adverse affect on our business, financial condition and results of operations.

Our business may be adversely affected by malicious third-party software applications that interfere with the function of our technology.

Our business may be adversely affected by malicious software applications that make changes to operating computers and interfere with our technology. These applications may attempt to change users’ experience in using our virtual classrooms or teaching modules at our learning centers, including changing configurations of our user interface, or otherwise interfering with our ability to connect with users. The interference may occur without disclosure to or consent from users, resulting in a negative experience that users may associate with our solutions. These software applications may be difficult or impossible to uninstall or disable, may reinstall themselves and may circumvent other applications’ efforts to block or remove them. If our efforts to combat these malicious software applications are unsuccessful, our reputation may be harmed, and users may be reluctant to use our services. This could result in a decline in usage of our educational services and corresponding revenues, which would have a material adverse effect on our business, financial condition and results of operations.

If we fail to manage our growth effectively, our business, financial condition and results of operations could be materially adversely affected.

We have experienced, and continue to experience, rapid growth in our operations and headcount, which has placed, and will continue to place, significant demands on our management, operational and financial infrastructure. If we do not effectively manage our growth, the quality of our solutions and services could suffer, which could negatively affect our brand and operating results. To effectively manage this growth, we will need to continue to improve, among other things:

•	our information and communication systems to ensure that our operations are well coordinated and that we can effectively communicate with our growing base of franchisees and users;
•	our systems of internal controls to ensure timely and accurate reporting of all of our operations; and
•	our information technology infrastructure to maintain the effectiveness of our systems.

In order to enhance and improve these systems we will be required to make significant capital expenditures and allocation of valuable management resources. If the improvements are not implemented successfully, our ability to manage our growth will be impaired and we may have to make additional expenditures to address these issues, which could materially adversely affect our business, financial condition and results of operations.

Furthermore, our largest shareholder, Tsing Da Century Education Technology Co., Ltd., a Belize corporation controlled by Zhang Hui, our chairman and CEO, has entered into a securities escrow agreement with respect to the Escrowed Shares. If the Company’s net income for its fiscal year ending 2010 is less than $9,000,000, the escrow agent shall transfer to the investors in our September 2010 private placement, on a pro-rata basis, a number of Escrow Shares equal to the percentage of variation from the 2010 performance threshold times the total number of Escrow Shares. Additionally, if the Company’s net income for the fiscal year 2011 is less than $13,500,000, the escrow agent shall transfer to such investors, on a pro-rata basis, an amount of Escrow Shares equal to the percentage of variation from the 2011 performance threshold times the total number of Escrow Shares. Any Escrow Shares not distributed to such investors following the release of fiscal year 2011 information will be returned to Tsing Da Century Education Technology Co., Ltd. Therefore, if we cannot meet these performance targets, there may be a significant change in the ownership of our outstanding shares.

We may incur significant costs to ensure compliance with United States corporate governance and accounting requirements.

We may incur significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the Securities and Exchange Commission. We expect all of the applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly. We also expect that these rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. We currently estimate our annual costs for such compliance to be approximately $280,000, however we cannot predict the amount of future compliance costs or other additional costs we may incur or the timing of such costs.

We are currently evaluating and monitoring developments with respect to these newly applicable rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

We are dependent upon key personnel and the loss of key personnel, or the inability to hire or retain qualified personnel, could have an adverse effect on our business and operations.

Our success is heavily dependent on the continued active participation of our current executive officers listed under “Management.” Loss of the services of one or more of our officers could have a material adverse effect upon our business, financial condition or results of operations. Further, our success and achievement of our growth plans depend on our ability to recruit, hire, train and retain other highly qualified technical and managerial personnel. Competition for qualified employees among companies in the PRC is intense, and the loss of any of such persons, or an inability to attract, retain and motivate any additional highly skilled employees required for the expansion of our activities, could have a materially adverse effect on us. The inability on our part to attract and retain the necessary personnel and consultants and advisors could have a material adverse effect on our business, financial condition or results of operations.

As of September 30, 2010, we had a total of approximately 150 employees in our offices in the PRC. However, there can be no assurance that we will be able to maintain a prolonged good relationship with our existing or ex-employees and that no labor disruptions will occur in the future. Should any industrial action or labor unrest occur, our business operations could be adversely affected.

Potential claims alleging infringement of third party’s intellectual property by us could harm our ability to compete and result in significant expense to us and loss of significant rights.

Our operations are technology driven, and we have sought patent and copyright protection for our key software packages. However, we may confront, from time to time, third parties that may assert patent, copyright, and other intellectual property rights to these and other software packages which are important to our business. Any claims that our products or processes infringe the intellectual property rights of others, regardless of the merit or resolution of such claims, could cause us to incur significant costs in responding to, defending, and resolving such claims, and may divert the efforts and attention of our management and technical personnel away from the business. As a result of such intellectual property infringement claims, we could be required or otherwise decide it is appropriate to pay third-party infringement claims; discontinue using the technology or processes subject to infringement claims which would include the software relating to our learning centers and virtual classrooms; develop other technology not subject to infringement claims, which could be time-consuming and costly or may not be possible; and/or license technology from the third-party claiming infringement, which license may not be available on commercially reasonable terms. The occurrence of any of the foregoing could result in unexpected expenses or require us to recognize an impairment of our assets, which would reduce the value of the assets and increase expenses. In addition, if we are required to discontinue the use of existing software, our revenue could be negatively impacted.

Risks Related to our Corporate Structure

Our principal shareholder is able to control substantially all matters requiring a vote of our shareholders and its interests may differ from the interests of our other shareholders.

Tsing Da Century Education Technology Co., Ltd., a Belize corporation (not to be confused with Tsingda Technology, a BVI corporation, which is our direct-wholly-owned subsidiary), is our majority shareholder and beneficially owns approximately 33.8% of our issued and outstanding Ordinary Shares. Mr. Zhang Hui, our Chairman and President, is an officer and majority owner of this company. Therefore, Mr. Zhang is able to exert substantial control on all matters requiring approval by our shareholders, including the election of our directors and officers. This concentration of ownership may also have the effect of discouraging, delaying or preventing a future change of control, which could deprive our stockholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our shares.

The contractual agreements with Tsingda Education are not as effective as direct ownership. Because we rely on Tsingda Education for our revenue, any termination of, or disruption to, these contractual arrangements could detrimentally affect our business.

Presently all of our business operations are carried out by Tsingda Education, and its wholly owned subsidiary, Tsingda Network. We do not own any equity interests in Tsingda Education, but control and receive the economic benefits of its business operations through various contractual arrangements. Through these contractual arrangements, we have the ability to substantially control the daily operations and financial affairs of Tsingda Education, as we are able to appoint its senior executives and approve all matters requiring shareholder approval. Accordingly, we consolidate Tsingda Education results, assets and liabilities in our financial statements.

However, these contractual agreements may be terminated under certain circumstances. Generally the PRC has substantially less experience related to the enforcement of contractual rights through its judiciary or the arbitration process as compared to the United States or the Cayman Islands. This inexperience presents the risk that the judiciary or arbitrators in the PRC may be reluctant to enforce contractual rights, interpret these rights and remedies differently than what was intended by the parties to the agreements, or find that such contractual agreements do not comply with restrictions in current PRC laws. A PRC court may also set aside an arbitration award by reason of any defect the court considers to be present in the arbitration proceeding, remedies at law may not be adequate and a PRC court may not order specific performance. In addition, any legal proceeding may result in substantial costs, disruptions to our business, damage to our reputation and diversion of our resources.

If Tsingda Education or its stockholders fail to perform their obligations under the contractual arrangements, we may have to rely on legal remedies under PRC laws, including seeking specific performance or injunctive relief, and claiming damages, and there is a risk that we may be unable to obtain these remedies. Therefore our contractual arrangements may not be as effective in providing control over Tsingda Education as direct ownership. Because we rely on Tsingda Education for our revenue, any termination of or disruption to these contractual arrangements could detrimentally affect our business.

If the PRC government determines that our agreements with these companies are not in compliance with applicable regulations, our business in the PRC could be adversely affected.

The Chinese government restricts foreign investment in education and Internet-related businesses, including distribution of content over the Internet. We cannot be sure that the PRC government would view our operating arrangements to be in compliance with PRC licensing, registration, restrictions on foreign investment or other regulatory requirements, including without limitation the requirements described in the “Government Regulations” section. If we are determined not to be in compliance, the PRC government could levy fines, revoke our business and operating licenses, require us to discontinue or restrict our operations, restrict our right to collect revenues, block our website, require us to restructure our business, corporate structure or operations, impose additional conditions or requirements with which we may not be able to comply, impose restrictions on our business operations or on our customers, or take other regulatory or enforcement actions against us that could be harmful to our business. We may also encounter difficulties in obtaining performance under or enforcement of related contracts.

In addition, our agreements are governed by the PRC laws and regulations. PRC laws and regulations concerning the validity of the contractual arrangements are uncertain, as many of these laws and regulations are relatively new and may be subject to change, and their official interpretation and enforcement by the PRC government may involve substantial uncertainty.

We may not be able to consolidate the financial results of some of our affiliated companies or such consolidation could materially adversely affect our operating results and financial condition.

All of our business is conducted through Tsingda Education which currently is considered for accounting purposes a variable interest entity (“VIE”), and we are considered the primary beneficiary, enabling us to consolidate our financial results in our consolidated financial statements. We have also received a legal opinion from our PRC legal counsel that the VIE Agreements are valid and enforceable under PRC Laws. In the event that in the future a company we hold as a VIE would no longer meet the definition of a VIE, or we are deemed not to be the primary beneficiary, we would not be able to consolidate line by line that entity’s financial results in our consolidated financial statements for PRC purposes. Also, if in the future an affiliate company becomes a VIE and we become the primary beneficiary, we would be required to consolidate that entity’s financial results in our consolidated financial statements for PRC purposes. If such entity’s financial results were negative, this could have a corresponding negative impact on our operating results for PRC purposes. However, any material variations in the accounting principles, practices and methods used in preparing financial statements for PRC purposes from the principles, practices and methods generally accepted in the United States and in the SEC accounting regulations must be discussed, quantified and reconciled in financial statements for United States and SEC purposes.

We rely on certain contractual agreements between Tsingda Management and Tsingda Education, and if any of these agreements are terminated or unenforceable, our business and operations will be materially and adversely affected. In the event of termination or unenforceability of any of these agreements, our financial condition, results of operations and future growth prospects may be materially harmed.

We rely on the VIE Agreements between our wholly-owned subsidiary, Tsingda Management, and our variable interest entity, Tsingda Education to control Tsingda Education.

Under the terms of the exclusive consulting services agreement Tsingda Management has the exclusive right to provide business consulting and related services to Tsingda Education in connection with its business operations. Under this agreement, Tsingda Management owns the intellectual property rights arising from the performance of these services, including, but not limited to, any trade secrets, copyrights, patents, know-how, unpatented methods and processes and otherwise, whether developed by Tsingda Management or Tsingda Education based on Tsingda Management’s provision of such services under the agreement. Tsingda Education pays quarterly consulting service fees to Tsingda Management that are equal 100% of Tsingda Education’s total net profit for such quarter. The consulting services agreement is in effect from April 26, 2010 and continues indefinitely unless terminated by (a) Tsingda Management upon a material breach by Tsingda Education; (b) bankruptcy by either Tsingda Management or Tsingda Education; (c) by either Tsingda Management or Tsingda Education in the event Tsingda Management ceases operations or (d) by either Tsingda Management or Tsingda Education in the event circumstances arise which materially adversely affects the performance of either party under the consulting agreement. Because 100% of our revenues are generated from Tsingda Education pursuant to this agreement, if this agreement is terminated or not enforceable, we will not be able to generate any revenues.

Under the terms of the operating agreement by and among Tsingda Management, Tsingda Education and the shareholders of Tsingda Education, Tsingda Management has the right to direct the corporate policies regarding Tsingda Education’s daily operations and financial management, including the power to appoint the members of Tsingda Education’s board of directors as well as its executive officers. The operating agreement is effective for an indefinite term under the laws of the PRC, and may only be terminated by Tsingda Management. Because we rely on the operating agreement to control the business operations of Tsingda Education, if this agreement is terminated or not enforceable, we may lose the ability to control the management and operations of Tsingda Education.

Under the terms of the equity pledge agreement, Tsingda Education pledged all of its assets to Tsingda Management for a term of two years following Tsingda Education meeting all of its obligations under the consulting services agreement. If this agreement is terminated or not enforceable, we may not have any adequate security or remedy against Tsingda Education should Tsingda Education breach its obligations under the consulting services agreement.

Under the terms of the voting rights agreement by and among Tsingda Management, Tsingda Education and the shareholders of Tsingda Education, the shareholders of Tsingda Education irrevocably grant and entrust Tsingda Management, for the maximum period of time permitted by PRC law, all voting rights in Tsingda Education. Because we rely on the voting rights agreement to vote on all matters submitted to Tsingda Education’s shareholders for their approval, if this agreement is terminated or not enforceable, shareholders of Tsingda Education may take shareholder initiatives that may not be in our best interests.

Under the terms of the option agreement by and among Tsingda Management, Tsingda Education and the shareholders of Tsingda Education, Tsingda Management has the option to purchase from the shareholders of Tsingda Education, all the outstanding shares of Tsingda Education. The option agreement is effective for the maximum period allowable under the laws of the PRC, and may only be terminated by Tsingda Management. In the event we are not able to control Tsingda Education through our other contractual arrangement, we would need to rely on the option agreement to purchase all the outstanding shares of Tsingda Education. In such an event, if the option agreement is terminated or not enforceable, then we may lose control of Tsingda Education.

Risks Related to Doing Business in China

PRC economic, political and social conditions, as well as changes in any government policies, laws and regulations, could adversely affect the overall economy in China or the prospects of the education market, which in turn could adversely affect our business.

Substantially all of our operations are conducted in China, and substantially all of our revenues are derived from China. Accordingly, our business, financial condition, results of operations, prospects and certain transactions we may undertake are subject, to a significant extent, to economic, political and legal developments in China.

The PRC economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the PRC economy has experienced significant growth in the past two to three decades, growth has been uneven, both geographically and among various sectors of the economy. Demand for our services may depend, in large part, on economic conditions in China. Any slowdown in China’s economic growth may cause families to reduce the use of our services for their children, which in turn could reduce our net revenues.

Although the PRC economy has been transitioning from a planned economy to a more market-oriented economy since the late 1970s, the PRC government continues to play a significant role in regulating industry development by imposing ongoing policies. The PRC government also exercises significant control over China’s economic growth through the allocation of resources, controlling the incurrence and payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Changes in any of these policies, laws and regulations could adversely affect the overall economy in China or the prospects of the education market, which could harm our business.

The PRC government has implemented various measures to encourage foreign investment and sustainable economic growth and to guide the allocation of financial and other resources, which have for the most part had a positive effect on our business and growth. However, we cannot assure you that the PRC government will not repeal or alter these measures or introduce new measures that will have a negative effect on us.

China’s social and political conditions are also not as stable as those of the United States and other developed countries. Any sudden changes to China’s political system or the occurrence of widespread social unrest could have negative effects on our business and results of operations. In addition, China has tumultuous relations with some of its neighbors and a significant further deterioration in such relations could have negative effects on the PRC economy and lead to changes in governmental policies that would be adverse to our business interests

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

We are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with us, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC. We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. To date, we have taken no steps to prevent violations of the FCPA other than the adoption of a code of ethics. Although we intend to adopt a code of ethics to ensure compliance with the FCPA and Chinese anti-corruption laws by all individuals involved with our company, our employees or other agents may engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

PRC regulations regarding offshore financing activities by PRC residents have undertaken continuous changes which may increase the administrative burden we face and create regulatory uncertainties that could adversely affect our business.

On August 8, 2006, the PRC Ministry of Commerce (“MOFCOM”), joined by the China Securities Regulatory Commission (“CSRC”), the State Administration of Foreign Exchange (“SAFE”) as well as other government agencies, released a Provisions for Foreign Investors to Merge with or Acquire Domestic Enterprises (“M&A Regulation”), which took effect September 8, 2006 and was amended in 2009. These new rules significantly revised China’s regulatory framework governing onshore-to-offshore restructurings and foreign acquisitions of domestic enterprises. These new rules reflect greater PRC government attention to cross-border merger, acquisition and other investment activities, by confirming MOFCOM as a key regulator for issues related to mergers and acquisitions in China and requiring MOFCOM approval of a broad range of merger, acquisition and investment transactions. According to the new M&A Regulation, a related-party acquisition in which an offshore Company-owned or controlled by a PRC resident acquires a domestic company controlled by the same PRC resident shall be subject to the approval of MOFCOM.

Among other things, the M&A Regulation also included new provisions to require that the overseas listing of an offshore company which is directly or indirectly controlled by a PRC resident for the purpose of overseas listing of such PRC resident’s interests in a domestic company, known as a “special purpose company”, must obtain the approval of CSRC prior to the listing.

We believe that our current VIE structure avoids the acquisition transaction which is directly the target under scrutiny of the M&A Regulation, including the requirement of CSRC approval. No PRC regulatory authority has stated that this type of structure is subject to the M&A Regulations and we know of no similar VIE structure that has been reviewed under the M&A Regulations. Thus, in its current practice, it appears the M&A Regulation does not apply to our corporate structure.

However, the application of this M&A Regulation remains uncertain since neither MOFCOM nor CSRC has approved any Chinese company’s foreign listing. There is no consensus currently existing among the leading PRC law firms regarding the scope and applicability of the MOFCOM or CSRC approval requirements. If the MOFCOM, CSRC or other PRC regulatory body subsequently determines that the new M&A Regulation applies to our situation and CSRC’s approval was required for this offering, we may face sanctions by the MOFCOM, CSRC or other PRC regulatory agencies. In such event, these regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of funds to our offshore companies, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our securities.

We may be subject to PRC penalties and may be required to forfeit $100,000 if our PRC resident shareholders including Zhang Hui, our chairman and CEO, and Liu Juntao, our Executive Vice President do not obtain SAFE Circular 75 approval of their ownership of our shares.

Under PRC law, a PRC resident is required to obtain approval from SAFE when such PRC resident acquires securities of a foreign company. In that respect, all nineteen of our PRC resident shareholders including Zhang Hui, our chairman and CEO, and Liu Juntao, our Executive Vice President, are required to obtain SAFE approval of the shares indirectly held by them. If they fail to obtain SAFE approval, we may be subject to penalties under PRC law. Failure to obtain the approval may result in restrictions on the Company, including prohibitions on the payment of dividends and other distributions to its offshore affiliates and capital inflow from the offshore entities.

We have requested our shareholders and beneficial owners who may be subject to SAFE rules to make the necessary applications, filings and amendments as required under SAFE rules. We have advised these shareholders and beneficial owners to comply with the relevant requirements. To date, the required filings are underway for all of our PRC resident shareholders. However, we cannot provide any assurance that all of our shareholders and beneficial owners who may be PRC residents will comply with our request to make or obtain any applicable registrations or comply with other requirements required by SAFE rules. Under the terms of our Holdback Escrow Agreement, the failure or inability of Zhang Hui or Liu Juntao (but not our other PRC resident shareholders) to make any required registrations or comply with other requirements may result in the forfeiture of $100,000 currently held in escrow for our benefit, may subject such shareholders or beneficial owners to fines and legal sanctions and may also limit our ability to contribute additional capital into or provide loans to our PRC subsidiaries, limit the ability of our PRC subsidiaries to pay dividends or otherwise distribute profits to us, or otherwise adversely affect us.

Under the EIT Law, we may be classified as a “resident enterprise” of the PRC. Such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.

Under the EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes, although the dividends paid to one resident enterprise from another may qualify as “tax-exempt income.” The implementing rules of the EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise. The EIT Law and its implementing rules are relatively new and ambiguous in terms of some definitions, requirements and detailed procedures, and currently no official interpretation or application of this new “resident enterprise” classification is available; therefore, it is unclear how tax authorities will determine tax residency based on the facts of each case.

We have been advised by our PRC Legal counsel that we are, under the EIT Law, likely to be classified as a resident enterprise and that we are exempt from PRC income taxes because income from equity investments (such as dividends and bonuses) between resident enterprises is tax exempt.

If any PRC taxes apply to our non-PRC shareholders, a non-PRC shareholder may be entitled to a reduced rate of PRC taxes under an applicable income tax treaty and/or a foreign tax credit against such shareholder’s domestic income tax liability (subject to applicable conditions and limitations). You should consult with your own tax advisors regarding the applicability of any such taxes, the effects of any applicable income tax treaties, and any available foreign tax credits. In the event we become subject to the EIT Laws, our tax obligations can be expected to increase, which would adversely affect our net income, results of operations and future growth prospects.

Due to various restrictions under PRC laws on the distribution of dividends by our PRC operating companies, we may not be able to pay dividends to our shareholders.

The Wholly-Foreign Owned Enterprise Law (1986), as amended and The Wholly-Foreign Owned Enterprise Law Implementing Rules (1990), as amended and the Company Law of the PRC (2006) contain the principal regulations governing dividend distributions by wholly foreign owned enterprises. Under these regulations, wholly foreign owned enterprises may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. Additionally, such companies are required to set aside a certain amount of their accumulated profits each year, if any, to fund certain reserve funds. These reserves are not distributable as cash dividends except in the event of liquidation and cannot be used for working capital purposes. Tsingda Education and Tsingda Network are regulated by the laws governing foreign-invested enterprises in the PRC. Accordingly, Tsingda Education and Tsingda Network are required to allocate 10% of their after-tax profits based on PRC accounting standards each year to their general reserves until the accumulated amount of such reserves has exceeded 50% of their registered capital, after which no further allocation is required to be made. If a company’s legal accumulations fund is not sufficient to make up for the losses of the company from the previous year, the current year’s profits are first used for making up the losses before the legal accumulations funds is drawn. As of December 31, 2009, the registered capitals of Tsingda Education and Tsingda Network are $4,421,156 and $588,235, respectively, and both companies have made the required allocations to the general reserves. These reserve funds, however, may not be distributed to equity owners except in accordance with PRC laws and regulations. We cannot assure you that the PRC government authorities will not request our subsidiaries to use their after-tax profits for their own development and restrict our subsidiaries’ ability to distribute their after-tax profits to us as dividends.

The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. We may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from the Company’s profits.

Furthermore, if our subsidiaries or affiliates in China incur debt on their own in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive all of the revenues from our operations through these contractual or dividend arrangements, we may be unable to pay dividends on our Ordinary Shares.

Changes in PRC regulations relating to tuitions may adversely affect our business.

Currently, we are not regulated by the Ministry of Education of the PRC due to the fact that we are a non-accredited learning center and do not offer certification programs. The types and amounts of fees charged by private schools offering certification programs must be approved by the relevant governmental authority and be publicly disclosed, and the types and amounts of fees charged by private schools that do not offer certification programs need only be filed with the relevant governmental authority and be publicly disclosed. If the PRC government decides to regulate private schools which do not offer certification programs similar to their regulations of certification programs, set limits on fees chargeable by us, or impose a special tax on our business, such events could significantly affect our operations.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based on United States or other foreign laws against us, our management or the experts named in this current report.

We conduct substantially all of our operations in China and substantially all of our assets are located in China. In addition, all of our senior executive officers reside within China. As a result, it may not be possible to effect service of process within the United States or elsewhere outside of China upon our senior executive officers, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws. Moreover, our PRC counsel has advised us that the PRC does not have treaties with the United States or many other countries providing for the reciprocal recognition and enforcement of judgment of courts.

Governmental control of currency conversion may affect the value of your investment.

The PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in RMB. Under our current structure, our income is primarily derived from Tsingda Education. Shortages in the availability of foreign currency may restrict the ability of our PRC subsidiaries and our affiliated entity to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies. The PRC government may also, at its discretion, restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our shareholders.

Fluctuation in the value of RMB may have a material adverse effect on your investment.

The value of RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. Our revenues and costs are mostly denominated in RMB, while a significant portion of our financial assets are denominated in U.S. dollars. Our revenue is based entirely on that generated by our affiliated entity in China. Any significant fluctuation in value of RMB may materially and adversely affect our cash flows, revenues, earnings and financial position, and the value of, and any dividends payable on, our stock in U.S. dollars. For example, an appreciation of RMB against the U.S. dollar would make any new RMB denominated investments or expenditures more costly to us, to the extent that we need to convert U.S. dollars into RMB for such purposes. An appreciation of RMB against the U.S. dollar would also result in foreign currency translation losses for financial reporting purposes when we translate our U.S. dollar denominated financial assets into RMB, as RMB is our reporting currency.

We face risks related to health epidemics and other outbreaks.

Our business could be adversely affected by the effects of an epidemic or outbreak that will cause social and economic disruptions in China, such as SARS or H1N1 flu. Any prolonged recurrence of SARS, H1N1 or other adverse public health developments in China may have a material adverse effect on our business operations as schools may be closed for an extended period of time. For instance, health or other government regulations adopted in response may require temporary closure of our production facilities or of our offices. Such closures would severely disrupt our business operations and adversely affect our results of operations. We have not adopted any written preventive measures or contingency plans to combat any future outbreak of SARS, H1N1 or any other epidemic.

Risks Related to an Investment in Our Securities

We are not listed or quoted on any exchange and we may never obtain such a listing or quotation.

There is presently no public market in our shares and there may never be a market for our stock. Stock held by our shareholders may have little or no value. We cannot guarantee that our stock will be listed on a securities exchange or if a market for our stock listed will ever develop. Even if our shares are quoted for sale, buyers may be insufficient in numbers to allow for a robust market, and therefore, it may prove impossible to sell your shares.

To date, we have not paid any cash dividends and no cash dividends will be paid in the foreseeable future.

We do not anticipate paying cash dividends on our Ordinary Shares in the foreseeable future and we may not have sufficient funds legally available to pay dividends. Even if the funds are legally available for distribution, we may nevertheless decide not to pay any dividends. We intend to retain all earnings from our operations.

The market price for our Ordinary Shares may be highly volatile.

The market price of our Ordinary Shares may be volatile due to certain factors, including, but not limited to, market trends in PRC stock generally, quarterly fluctuations in our financial and operating results; general conditions in the PRC market; or changes in earnings estimates. Such volatility may make it more difficult, if not impossible, to sell your shares in such quantity or at such price as or when you determine. This volatility can be expected to harm our stock price, our ability to raise money in capital markets and our future growth prospects.

The application of the “penny stock” rules could adversely affect the market price of our Ordinary Shares and increase your transaction costs to sell those shares.

If the future trading price of our Ordinary Shares is below $5 per share, the open-market trading of our Ordinary Shares will be subject to the “penny stock” rules. The “penny stock” rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser’s written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability or decrease the willingness of broker-dealers to sell our Ordinary Shares, and may result in decreased liquidity for our Ordinary Shares and increased transaction costs for sales and purchases of our Ordinary Shares as compared to other securities.

The market price for our Ordinary Shares may be volatile.

The market price for our Ordinary Shares may be volatile and subject to wide fluctuations in response to factors including the following:

•	actual or anticipated fluctuations in our quarterly operating results;
•	changes in financial estimates by securities research analysts;
•	announcements by us or our competitors of new products, acquisitions, strategic partnerships, joint ventures or capital commitments;
•	addition or departure of key personnel;
•	fluctuations of exchange rates between RMB and the U.S. dollar;
•	intellectual property litigation;

•	general economic or political conditions in China.

In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our stock.

We may need additional capital, and the sale of additional shares or other equity securities could result in additional dilution to our shareholders.

We believe that our current cash and cash equivalents, anticipated cash flow from operations and the net proceeds from the private placement of Ordinary Shares on September 16, 2010 will be sufficient to meet our anticipated cash needs for the near future. We may, however, require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If our resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud.

We are subject to reporting obligations under the U.S. securities laws. The SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules requiring every public company to include a management report on such company’s internal controls over financial reporting in its annual report, which contains management’s assessment of the effectiveness of our internal controls over financial reporting.

Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future. Effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent fraud. As a result, our failure to achieve and maintain effective internal controls over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of our stock. Furthermore, we anticipate that we will incur considerable costs and use significant management time and other resources in an effort to comply with Section 404 and other requirements of the Sarbanes-Oxley Act.

Currently, none of our employees, including our Chief Financial Officer, who is responsible for preparing and supervising the preparation of our financial statements, have any formal training in U.S. GAAP and SEC rules and regulations. In that regard, we rely exclusively on our independent accountants and our outside counsel for advice with respect to U.S. GAAP and SEC rules and regulations. Therefore, there is a risk that our current or future financial statements may not be properly prepared in accordance with U.S. GAAP or that our current or future disclosures are not in compliance with SEC rules and regulations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” and elsewhere in this prospectus constitute forward-looking statements. These statements involve risks known to us, significant uncertainties, and other factors which may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by those forward-looking statements.

You can identify forward-looking statements by the use of the words “may,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential,” “proposed,” or “continue” or the negative of those terms. These statements are only predictions. In evaluating these statements, you should specifically consider various factors, including the risks outlined above. These factors may cause our actual results to differ materially from any forward-looking statement.

Although we believe that the exceptions reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our Ordinary Shares by the Selling Stockholders.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our Ordinary Shares have not been quoted or listed for trading on the OTCBB or on any stock exchange.

Holders

As the date hereof, we have the following securities issued and outstanding;

- 33,729,862 Ordinary Shares, and
- stock purchase warrants to acquire 2,464,500 Ordinary Shares.

The total number of outstanding Ordinary Shares assuming the exercise of all outstanding stock purchase warrants 36,194,361 Ordinary Shares. Of that total amount, 1,292,192 Ordinary Shares are covered by this registration statement.

Rule 144 Shares

None of our issued and outstanding Ordinary Shares are currently available for resale to the public in accordance with the volume and trading limitations of Rule 144 of the Securities Act of 1933, as amended. In general, under Rule 144 as currently in effect, an affiliate who has beneficially owned shares of a company’s common stock for at least six months, provided that the company has been subject to the reporting requirements of the Securities Exchange Act of 1934 for a minimum of 90 days, is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.

1% of the Ordinary Shares then outstanding which, in our case, will equal approximately 337,298 Ordinary Shares (or 361,943 Ordinary Shares assuming all our outstanding warrants are then exercised); or

2.	the average weekly trading volume of the Ordinary Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Non-affiliates who have beneficially owned shares, for a period of at least six months, of a company that has been subject to the reporting requirements of the Securities Exchange Act of 1934 for a minimum ninety (90) days are not subject to the “volume limitations” set under rule 144(e).

Sales by affiliates under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company. Non-affiliates who have beneficially owned shares for a period of a year or longer are not subject to the currency of information requirements.

Immediately prior to the business combination transaction with Tsingda Technology, we were a “shell company” (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934). Accordingly, our Ordinary Shares may not be eligible for resale under Rule 144 until August 17, 2011, which is 12 months after the filing of our Second Amendment to our Current Report on Form 8-K disclosing our business combination

Transfer Agent and Registrant

Our transfer agent is Action Stock Transfer Corp., at the address of 7069 S. Highland Drive, Suite 300, Salt Lake City, Utah 84121. Its telephone number is (801) 272-1088.

Dividend Policy

Since inception, we have not paid any dividends on our Ordinary Shares. We currently do not anticipate paying any cash dividends in the foreseeable future on our Ordinary Shares. Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

In addition, due to various restrictions under PRC laws on the distribution of dividends by our PRC operating companies, we may not be able to pay dividends to our shareholders. The Wholly-Foreign Owned Enterprise Law (1986), as amended and The Wholly-Foreign Owned Enterprise Law Implementing Rules (1990), as amended and the Company Law of the PRC (2006) contain the principal regulations governing dividend distributions by wholly foreign owned enterprises. Under these regulations, wholly foreign owned enterprises may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. Additionally, such companies are required to set aside a certain amount of their accumulated profits each year, if any, to fund certain reserve funds. These reserves are not distributable as cash dividends except in the event of liquidation and cannot be used for working capital purposes. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from the Company’s profits. Furthermore, if our subsidiaries and affiliates in China incur debt on their own in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments. If we or our subsidiaries and affiliates are unable to receive all of the revenues from our operations through the current contractual arrangements, we may be unable to pay dividends on our Ordinary Shares.

Securities Authorized for Issuance Under Equity Compensation Plans

We presently do not have any equity based or other long-term incentive programs. In the future, we may adopt and establish an equity-based or other long-term incentive plan if it is in the best interest of the Company and our stockholders to do so.

SELLING SHAREHOLDERS

We are registering a total of 1,292,192 Ordinary Shares.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the securities by each of the selling shareholders. Except as indicated in the footnotes to the table, no selling security holder has had any material relationship with us or our predecessors or affiliates during the last three years.

NAME OF SHAREHOLDER	SHAREHOLDER ADDRESS	NUMBER OF SHARES OWNED PRE- OFFERING (1)	MAXIMUM NUMBER OF SHARES OFFERED (1)	NUMBER OF SHARES OWNED POST- OFFERING (1)	PERCENT OWNERSHIP POST- OFFERING (2)

Joseph Rozelle (3)	700 Gemini, Suite 100, Houston, Texas 77058	26,042	1,302	24,740		*
Susan Vick (3)	700 Gemini, Suite 100, Houston, Texas 77058	26,042	1,302	24,740		*
Christopher Efird (3)	700 Gemini, Suite 100, Houston, Texas 77058	104,167	5,208	98,959		*
Stephen Taylor, Jr. (3)	700 Gemini, Suite 100, Houston, Texas 77058	62,500	3,125	59,375		*
Alexander C DeLape Beehive Trust (3)	700 Gemini, Suite 100, Houston, Texas 77058	5,208	260	4,948		*
Benchmark Equity Group (3)	700 Gemini, Suite 100, Houston, Texas 77058	20,833	1,042	19,791		*
Brianna N. DeLape Beehive Trust (3)	700 Gemini, Suite 100, Houston, Texas 77058	5,208	260	4,948		*
Magnolia Growth Trust (3)	700 Gemini, Suite 100, Houston, Texas 77058	10,417	521	9,896		*
Mid- Ocean Consulting Ltd. (4)	32 Govenors Cay, Nassau, Bahamas	26,042	26,042	0	0
Grant John Maughan	25 Bombala St., Dudley, Newcastle, NSW, Australia 2290	100	100	0	0

Benjamin Kenneth Barker	494 Latrielle St., Brinsmead Cairns 4870, Queensland, Australia	100	100	0	0
Polyanna Wan	Nerine Chambers, P. O. Box 905, Road Town, Tortola, British Virgin	100	100	0	0
Susan E. Lawrence	22 Harmony Hill Rd., Nassau Bahamas	100	100	0	0
Thomas D. Knowles	Corbie Lynn, Camperdown, New Providence, Bahamas	100	100	0	0
Paul D. Knowles	Corbie Lynn, Camperdown, New Providence, Bahamas	100	100	0	0
Donna E. Knowles	Corbie Lynn, Camperdown, New Providence, Bahamas	100	100	0	0
Alstair Mark Knowles	Corbie Lynn, Camperdown, New Providence, Bahamas	100	100	0	0
Robert Myers	P. O. Box N 1968, Nassau Bahamas	100	100	0	0
Richard Fox	P. O. Box SS-19481, #@ Teach St., Nassau, Bahamas	100	100	0	0
Marlene Patranella Fox	P. O. Box SS-19481, #@ Teach St., Nassau, Bahamas	100	100	0	0
Raymond Todd Forsythe	23 Richmond Ave, P. O. Box FH-14553, Nassau, Bahamas	100	100	0	0
Cameron Carey	3 Harrow Ave., P. O. Box CB 12512, Nassau, Bahamas	100	100	0	0
Magdaline Berdanis	3 Harrow Ave., P. O. Box CB 12512, Nassau, Bahamas	100	100	0	0
Heather Carey	Box CB-11141, Nassau, Bahamas	100	100	0	0
David William Slatter	1 Clarence St., P. O. Box CR 56766, Suite 360, Nassau Bahamas	100	100	0	0
Steven E. Carey	3 Harrow Ave., P. O. Box CB 12512, Nassau, Bahamas	100	100	0	0
Debra P. Carey	3 Harrow Ave., P. O. Box CB 12512, Nassau, Bahamas	100	100	0	0
Joseph G. Carey	Cable Beach, P. O. Box CB 12512, Nassau, Bahamas	100	100	0	0

Phyllis D. Thompson	Sandford Dr., Highland Park, P. O. Box N3559, New Providence,	100	100	0	0
Reginald T. Carey	#33E Murphyville, P. O. Box 19928-SS, Nassau, Bahamas	100	100	0	0
Lorna Denise Kemp	#113 Westridge Estates, P. O. Box CB12511, Nassau, Bahamas	100	100	0	0
Todd Earle Kemp	#113 Westridge Estates, P. O. Box CB12511, Nassau, Bahamas	100	100	0	0
Debra-Lou Carey	4A Grove Lane, Kingston-Upon-Thames, KT1 2SU, U.K.	100	100	0	0
Paula Rigby	Mermaid Blvd. East, P. O. Box CR 54755, Nassau Bahamas	100	100	0	0
Patrice McKinney	Robinson Road, P. O. Box SS 5667, Nassau Bahamas	100	100	0	0
Tiffany K. Deal	Nassau Village, Butler Street, Bahamas	100	100	0	0
Conwill K. Saunders	#8 Berry Avenue, Yamacrow, Bahamas	100	100	0	0
Mary Turner	92 Flamingo Dr., P. O. Box EE-17340, Nassau, Bahamas	100	100	0	0
Melita A. Carey	Pine Yard Road, Off Sea Breeze Lane, P. O. Box EE-17340, Nassau,	100	100	0	0
Helen A. Rolle	811 Meluerne Road, Yellow Elder Gardens, Nassau Bahamas	100	100	0	0
Michael Brindle-Selle	P O. Box N1261, Nassau, Bahamas	100	100	0	0
Julie Brindle-Selle	20 Yorkshire St., Chapman Estates, Bahamas	100	100	0	0
Angela D. Culmer-Saunders	#8 Berry Avenue, Yamacrow, Bahamas	100	100	0	0
Maureen Mahon	Eastern Rd, Nassau, Bahamas	100	100	0	0
Marguerite E. Bain	P. O. Box EE16072, Nassau, Bahamas	100	100	0	0
Marcus W. Moss	18 Kent Ave, Nassau East, Nassau, Bahamas	100	100	0	0
Marcella Bond	P. O. Box N-7776-171, Chelsea Place, Lyford Cay, Nassau, NP	100	100	0	0
Lakeisha D. Brown	Yellow Elder Gardens, Major Road #706, CB-11501	100	100	0	0
Jane Seekings	Nerine Chambers, P. O. Box 905, Road Town, Tortola, British Virgin	100	100	0	0
Katie Vanessa Roach	P. O. Box N-9046, Nassau, NP, Bahamas	100	100	0	0
Karen Strachen	Golden Isles Road, CR 55859, Nassau Bahamas	100	100	0	0
Gerda J.J. Vandervelde	Warotveld 108, 3020 Herent, Belgium	100	100	0	0
Marie Elise J. Vandervelde	Kammestraat 43, 3071 Kortenberg, Belgium	100	100	0	0
Maria O.F. Marse	Potestraat 29C, 3020 Herent, Belgium	100	100	0	0
Paul Henri Vandervelde	Potestraat 29C, 3020 Herent, Belgium	100	100	0	0
Phillipe Dewez	81 Rue De Binche, 6540 Mont-Saint-Genevieve, Belgium	100	100	0	0
Daniel Lienard	56, Rue Les Tris, 5651 Berzee, Belgium	100	100	0	0
Marguerite Ranwet	56, Rue Les Tris, 5651 Berzee, Belgium	100	100	0	0
Catherine Bocque	18 Rue des Sacrifies, L-8356 Garnich, Luxembourg	100	100	0	0
Koen Lozie	18 Rue des Sacrifies, L-8356 Garnich, Luxembourg	100	100	0	0
Jennifer Silva	20 Vale House, Fairvale Lane, Warwick, Bermuda WK09	100	100	0	0
Valerie I. Weeks	#3 New Park Condomimiums, Unit 8, Rambling Lane, Pembroke	100	100	0	0
Fiona Jane Richardson	32 Governors Cay, Sandyport, Nassau, Bahamas	200	200	0	0

Renate Murdoch-Muirhed	21 Jones Lane, Warick, PG01 Hamilton, HMSX, Bermuda	100	100	0	0
Colin Murdoch-Muirhead	21 Jones Lane, Warick, PG01 Hamilton, HMSX, Bermuda	1,000	1,000	0	0
Katherine Steele	14 Woodside Dr., Paget, Bermuda DU03	100	100	0	0
Caroline Rosser	“Southwest Breaker”, 7 Oceanside Rd., Southhampton SB04, Bermuda	100	100	0	0
Robert Rosser	“Beaumont”, 18 Westwood Lane, Paget, Bermuda	100	100	0	0
Severin Nicole Gibbons	Columbia House, 32 Reid Street, Hamilton, Bermuda	100	100	0	0
Edward Allen Lancer Barnes	3 Phillpotts Hill Drive, Sandys, Bermuda	100	100	0	0
Tina C. Gibbons	8 Grace Lane, Pembroke HM 14, Bermuda	100	100	0	0
Reid Gibbons	8 Grace Lane, Pembroke HM 14, Bermuda	100	100	0	0
Patricia M. Hill	Devon Springs, Apt. #6, 5 Devon Spring Lane, Devonshire FL01	100	100	0	0
Floyd E. Smart	No.2 Cloverdale Close, Devonshire FL01, Bermuda	100	100	0	0
Richard S.L. Pearman	4 Bellevue Lane, Paget, Bermuda PG06	100	100	0	0
Dannise Thompson	#5 Upper Apt., White Gate Lane, Sandy’s MA06, Bermuda	100	100	0	0
Richard S. Thompson	17 Shelly Hall, 8 Shelly Hall Drive, Hamilton Parish, Bermuda	100	100	0	0
Roderick Craig Christensen	81 South Road, Warwick WK08, Bermuda	100	100	0	0
Pennie Jean Whitehead	1 Wellman Lane, Warwick WK01, Bermuda	100	100	0	0
Christina Maybury	31 Devonsprings Road, Devonshire, Bermuda DV08	100	100	0	0
Dazarrie Steede	27 Bostock Hill, East PG02, Paget, Bermuda	100	100	0	0
Roy Angelo Furbert	G1 A Cobbs Hill Rd., Paget PG04 Bermuda	100	100	0	0
Dueane Stephen Dill	“CalaLee”, #1 Waterloo Lane, St. George, GE03, Bermuda	100	100	0	0
Gwen Haller	6 Cox’s Lane, Apt. North, Pembroke HM02, Bermuda	100	100	0	0
Gail E. Murray	La Folie, Rue Du Hamel, Castel, Guernsey, Channel Islands GY5 7QJ	100	100	0	0
Barry Griffiths	13 Peter’s Rd., Hamilton Parish CR01, Bermuda	100	100	0	0

Kerry Griffiths	13 Peter’s Rd., Hamilton Parish CR01, Bermuda	100	100	0	0
Michael Abbott	Lower Apt. 4 Aerial View Close, Devonshire Parish FL03, Bermuda	100	100	0	0
Neal Turchiaro	Columbia House, 32 Reid Street, Hamilton, Bermuda	100	100	0	0
Shelly Abbott	Lower Apt. 4 Aerial View Close, Devonshire Parish FL03, Bermuda	100	100	0	0
David J.K. Macphee	8 Rockaway Point, Condo #7, Southampton, SB02, Bermuda	100	100	0	0
Christopher Cyr	8 Rockaway Point, Condo #7, Southampton, SB02, Bermuda	100	100	0	0
Mark W. Young	1 Mill Point Road, Unit 4, Pembroke, Bermuda HM05	100	100	0	0
Sharlene A. Young	1 Mill Point Road, Unit 4, Pembroke, Bermuda HM05	100	100	0	0
Heather Allison Hames	3 Mill Point Rd., Pembroke, Bermuda HM05	100	100	0	0
Colin G. Hames	3 Mill Point Rd., Pembroke, Bermuda HM05	100	100	0	0
Radi Plamenov Tsanev	Nerine Chambers, P. O. Box 905, Road Town, Tortola, British Virgin	100	100	0	0
Chris Brown	Nerine Chambers, P. O. Box 905, Road Town, Tortola, British Virgin	100	100	0	0
Justin Ferguson	Nerine Chambers, P. O. Box 905, Road Town, Tortola, British Virgin	100	100	0	0
David Rawson Mackenzie	Nerine Chambers, P. O. Box 905, Road Town, Tortola, British Virgin	100	100	0	0
Ian Rawson Mackenzie	Nerine Chambers, P. O. Box 905, Road Town, Tortola, British Virgin	100	100	0	0
Heather Rawson Mackenzie	Nerine Chambers, P. O. Box 905, Road Town, Tortola, British Virgin	100	100	0	0
Stephen McClure	Nerine Chambers, P. O. Box 905, Road Town, Tortola, British Virgin	100	100	0	0
Javier Martinez	Nerine Chambers, P. O. Box 905, Road Town, Tortola, British Virgin	100	100	0	0
Martin Paul Bennett	Nerine Chambers, P. O. Box 905, Road Town, Tortola, British Virgin	100	100	0	0
Paul Hunt	Nerine Chambers, P. O. Box 905, Road Town, Tortola, British Virgin	100	100	0	0
Gaston Cerf	Nerine Chambers, P. O. Box 905, Road Town, Tortola, British Virgin	100	100	0	0
Eduardo Omar Caspani	Nerine Chambers, P. O. Box 905, Road Town, Tortola, British Virgin	100	100	0	0
Charles Eugene Antione	Nerine Chambers, P. O. Box 905, Road Town, Tortola, British Virgin	100	100	0	0
Charles Eddwin Mabey	Nerine Chambers, P. O. Box 905, Road Town, Tortola, British Virgin	100	100	0	0
Andrew Jonathan Broster	Nerine Chambers, P. O. Box 905, Road Town, Tortola, British Virgin	100	100	0	0
Brenda Jean Phillips	Columbia House, 32 Reid Street, Hamilton, Bermuda	100	100	0	0
Jai-Michael Eskerine Phillips	Columbia House, 32 Reid Street, Hamilton, Bermuda	100	100	0	0
Erskine Douglas Phillips	Columbia House, 32 Reid Street, Hamilton, Bermuda	100	100	0	0
Tivin Tunchiano	Columbia House, 32 Reid Street, Hamilton, Bermuda	100	100	0	0
David Houston	Columbia House, 32 Reid Street, Hamilton, Bermuda	100	100	0	0

Susan E. Gibbons	Columbia House, 32 Reid Street, Hamilton, Bermuda	100	100	0	0
Ronald Joseph Burke	2A Granaway Heights Rd., Apt #1, Southampton, Bermuda SB04	100	100	0	0
Marsha Gail Burke	2A Granaway Heights Rd., Apt #1, Southampton, Bermuda SB04	100	100	0	0
Kelly Ross	Lower Apt. South, 11 Ord Valley Lane, Warwick WK10, Bermuda	100	100	0	0
Shirley Yap	#2 Tablerock Ave., Pembroke HM04, Bermuda	100	100	0	0
Nancy Morrison	34 Riviera Cres., Apt #10, Southampton, Bermuda SN03	100	100	0	0
Wade A. Morrison	34 Riviera Cres., Apt #10, Southampton, Bermuda SN03	100	100	0	0
Joanna Marie Masters	Stoney View, 17 Cloverdale Road, Devonshire, Bermuda FL01	100	100	0	0
Glen Nicholas Masters	Stoney View, 17 Cloverdale Road, Devonshire, Bermuda FL01	100	100	0	0
Lana Chi Nguyen	22 Cobbs Hill Road, Warwick PG01, Bermuda	100	100	0	0
Jean E. Parker	38 Jenings Bay Road, Southampton, SB04 Bermuda	100	100	0	0
Michelle Sara Christensen	81 South Road, Warwick WK08, Bermuda	100	100	0	0
Kandis Robertson	1 Leacraft Hill Road, Southampton SB03, Bermuda	100	100	0	0
Joel Matthews	1 Leacraft Hill Road, Southampton SB03, Bermuda	100	100	0	0
Julie Herauf	22 Coral Acres Drive, Southampton, Bermuda SB04	100	100	0	0
Mark R. Herauf	22 Coral Acres Drive, Southampton, Bermuda SB04	100	100	0	0
Stephen James McLaughlin	5 Dunscombe Road, Warwick Parish WK10 Bermuda	100	100	0	0
Robert Greg Abernethy	27 Sunrise Blvd., Prospect, Grand Cayman, Caymas Islands	100	100	0	0

Matthew J. R. Grace	#30 Denham Thompson Way, South Sound, Grand Cayman	100	100	0	0
Marc E.O. Morabito	16 GrosvenorCourt, Cavenolish Road, Pembroke HM19, Bermuda	100	100	0	0
Serge Paritzky	309 Route d’Arlon, L-8011 Strassen, Luxembourg	100	100	0	0
Roland Schaefer	Nerine Chambers, P. O. Box 905, Road Town, Tortola, British Virgin	100	100	0	0
Fernando Casij Pena	Nerine Chambers, P. O. Box 905, Road Town, Tortola, British Virgin	100	100	0	0
Richard Allen Lettington	6 Oleander Square, Devonshire DV 07, Bermuda	100	100	0	0
Julia Ann Kempe	45 Spice Hill Road, Warwick, Bermuda WK 03	100	100	0	0
Senga Tait	3 Appleby Lane, Paget PG05, Bermuda	100	100	0	0
Lisa J. Broomfield	2, Ravensholst, Ivy Farm Lane, Coventry, CV4 7EN, England	100	100	0	0
Rowena Jane Broomfield	6 Pirie Close, Harbury, Leamington SPA, Warks CV33 9JT, England	100	100	0	0
Joan Broomfield	6 Pirie Close, Harbury, Leamington SPA, Warks CV33 9JT, England	100	100	0	0
John William Broomfield	6 Pirie Close, Harbury, Leamington SPA, Warks CV33 9JT, England	100	100	0	0
Charles Henry Bolton	21 Tuckey Grove, Send Marsh, Woking, Surrey, GU23 6JG	100	100	0	0
Barbara Kathlen Bolton	21 Tuckey Grove, Send Marsh, Woking, Surrey, GU23 6JG	100	100	0	0
Sutherland A. Morris	7 Hastings Road, Pembroke HM05 Bermuda	100	100	0	0
Julian Trinder	El Nido, Mainroad, Union Mills, Isle of Man IM4 4AG, British Isles	100	100	0	0
June I. Morris	7 Hastings Road, Pembroke HM05 Bermuda	100	100	0	0
Hamish Charles Quinlan	Unit 10, Reef House, South, Church Street, South Sound, Grand	100	100	0	0
Jenny Kirsten Hutchison	#30 Denham Thompson Way, South Sound, Grand Cayman	100	100	0	0
Philippa Alison Trinder	El Nido, Mainroad, Union Mills, Isle of Man IM4 4AG, British Isles	100	100	0	0
Hilary Elaine Redfern Mullins	1 Rookery Cottage, Chilcomb, Winchester SO21 1HR	100	100	0	0
Douglas John Mullins	1 Rookery Cottage, Chilcomb, Winchester SO21 1HR	100	100	0	0
Peter Wilson	17 Silver Cay Apartments, West Bay St., Nassau, Bahamas	100	100	0	0
Julie Mary Wilson	17 Silver Cay Apartments, West Bay St., Nassau, Bahamas	100	100	0	0
Elizabeth Louise Phillips	19 Anderson Drive, Whitnash, Leamington Spa Works	100	100	0	0
Clifford Unsworth	Eastern Rd, Nassau, Bahamas	100	100	0	0
Paul B. Davis	4 Dosham Close, Camperdown Heights, Nassau, Bahamas	100	100	0	0
Lara Jane Davis	4 Dosham Close, Camperdown Heights, Nassau, Bahamas	100	100	0	0
Jane M. Poveromo	5 Dosham Close, Camperdown Heights, Nassau, Bahamas	100	100	0	0
John Bond	P. O. Box N-7776-171, Chelsea Place, Lyford Cay, Nassau, NP	100	100	0	0
Esther Dodd	Iccle Cottagae, St. John Street, St. Peter Port, Guernsey	100	100	0	0

Alastair G. Long	Merlin’s Mock, 7 Stardust Drive, Hamilton Parish, Bermuda CR01	100	100	0	0
Rosemary Long	Merlin’s Mock, 7 Stardust Drive, Hamilton Parish, Bermuda CR01	100	100	0	0
Denize Cook	#7 Neco Apartments, P. O. Box N7805, Nassau Bahamas	100	100	0	0
Mark Fondas	Rainbow Road, Nassau Bahamas	100	100	0	0
Michele Louise Cottingham	Cloverdale Apt. 3, 60 South Road, Smiths, Bermuda	100	100	0	0
Christopher Charles Morris	20 Cobbs Hill Road, Warwick PG01 Bermuda	100	100	0	0
Michelle Annette Lawrence	“Chelmsford”, 55 Pitts Bay Road, Hamilton HM06 Bermuda	100	100	0	0
Alison Margaret Harvey	63 South Road, Smiths FL06, Bermuda	100	100	0	0
Michael James Harvey	63 South Road, Smiths FL06, Bermuda	100	100	0	0
Patricia A. Alderson	4 Hutton Way, Belle Vue South, Charlisle CA2 7TA, Cumbria,	100	100	0	0
Antoinette M. Backhouse	Moulin Huet House, St. Martin, Guernsey	100	100	0	0
Christian H. H. Backhouse	59 Cairnwood, Heads Nook, Brampton, CA8 9A4	100	100	0	0
Edwin H. Backhouse	5 Cairn Wood, Heads Nook, Brampton, CA8 9A4	100	100	0	0
Judith Backhouse	59 Cairnwood, Heads Nook, Brampton, CA8 9A4	100	100	0	0
Karen L. Backhouse	Wesley Manse, 10 Wordsworth Street, Penrith Cumbria CA11 7Q4	100	100	0	0
Margaret Backhouse	119 Dalston Road, Carlisle, Cumbria CA2 5PL	100	100	0	0
Mark A. Backhouse	Wesley Manse, 10 Wordsworth Street, Penrith Cumbria CA11 7Q4	100	100	0	0
Patricia M. Backhouse	5 Cairn Wood, Heads Nook, Brampton, CA8 9A4	100	100	0	0
Paul G. Backhouse	Moulin Huet House, St. Martin, Guernsey	100	100	0	0
Timothy S Backhouse	Kiama, Miltonduff, Elgin, Moray, IV30 8TL, UK	100	100	0	0
David P. Bartlett	Cienfuegos, Rue Cevecq, St. Saviour, Guernsey, GY7 9TF	100	100	0	0
Rachael C. Bartlett	Cienfuegos, Rue Cevecq, St. Saviour, Guernsey, GY7 9TF	100	100	0	0
Antoinette Baxter	3 Ledcamerouch Park, Dearsden, Glasgow, G61 4AT	100	100	0	0

Charles Baxter	39 Finlay Rise, Milngavie, Glasgow, G62 6QL	100	100	0	0
Geraldine Baxter	53D Montrose Drive, Bearsden, Glasgow, G61 3JY	100	100	0	0
Paul Baxter	10 Telford Court, Old College Rd., Newbury, RG14 1TF	100	100	0	0
Catherine J. Belcher	Le Hurel House, Le Vallon, St. Martins, Guernsey 9Y4 6DG	100	100	0	0
Martin C. Belcher	Le Hurel House, Le Vallon, St. Martins, Guernsey 9Y4 6DG	100	100	0	0
Sarah L. Bertrand	La Rocquette, Rue Du Manor Forest, Hernsey GY8 OHZ	100	100	0	0
Wayne G Bertrand	La Rocquette, Rue Du Manor Forest, Hernsey GY8 OHZ	100	100	0	0
John N. Bishop	Clovelly, Rue Robin, Bordeaux, Guernsey, GY3 5ND	100	100	0	0
Nicola L. Bishop	Clovelly, Rue Robin, Bordeaux, Guernsey, GY3 5ND	100	100	0	0
Linda C. Budge	3 clos Des Chgnes, La Couturg, St. Pates Port Guernsey, Channel	100	100	0	0
Robert Childs	52 Warwick Ave, Port Soif, Guernsey	100	100	0	0
A. Henry G. Dick-Cleland	Sand Dollar, 16 Les Grans\ds Loriers, Vale, Guernsey	100	100	0	0
Karen L. Dick-Cleland	Sand Dollar, 16 Les Grans\ds Loriers, Vale, Guernsey	100	100	0	0
Kerry A. Fell	Les Rondiaux, La Rue Des Rondiaux, St. Pierre-Du-Bois, Guernsey	100	100	0	0
Stephen A. Fell	Les Rondiaux, La Rue Des Rondiaux, St. Pierre-Du-Bois, Guernsey	100	100	0	0
Cleone E. Ferris	Curlew Cottage, Le Chateau Clos, Route de la Lague, St. Pierre du	100	100	0	0
Nicholas P. Ferris	Les Pins, Route De Cobo, Castel, Guernsey	100	100	0	0
Nicola O. Ferris	Les Pins, Route De Cobo, Castel, Guernsey	100	100	0	0
Peter E. L. Ferris	Curlew Cottage, Le Chateau Clos, Route de la Lague, St. Pierre du	100	100	0	0
Claire Y. Gaffney	71A Tanfield Grove, Old Bilton Orange, Hull HU9 4PP	100	100	0	0
Emma L. Gavet	Winduane Cottage, Vale Mill, Vale, Guernsey UK	100	100	0	0
Alison C. Gavey	Kerminy, Le Chene D’Mont, Forest, Guernsey GY8 0AL	100	100	0	0
David J. Gavey	Kerminy, Le Chene D’Mont, Forest, Guernsey GY8 0AL	100	100	0	0
Alva I. Gee	Les Cambrettes, Delisle Castel, Guernsey GY5 7JW	100	100	0	0
Ian B. Gee	Eventai, Oakmore Drive, St. Martins, Guernsey GY4 6DZ	100	100	0	0
Sandra Gee	Eventai, Oakmore Drive, St. Martins, Guernsey GY4 6DZ	100	100	0	0
Graham E. Hindle	Les Martins Farm, Les Martins, St. Martin’s, Guernsey GY4 6QJ	100	100	0	0
Susan P. Hindle	Les Martins Farm, Les Martins, St. Martin’s, Guernsey GY4 6QJ	100	100	0	0
Dianne Huddlestone	La Breiquette, Le Chemin De La Breiquette, St. Ouen, Jersey JE3 2FF	100	100	0	0
Paul Huddlestone	La Breiquette, Le Chemin De La Breiquette, St. Ouen, Jersey JE3 2FF	100	100	0	0
Benn M. Hunter	Flat 1, 22 Third Ave., Hove, East Sussex BN3 2PD	100	100	0	0

Lynda T. Hunter	Flat 1, 22 Third Ave., Hove, East Sussex BN3 2PD	100	100	0	0
Albert Howard Jackson	Courtil Heweril, Chgmin Du Roi, Forest Guernsey, Channel Islands	100	100	0	0
Caroline A. Jackson	Otterbourne, Ru Planel, Turteval, Guernsey	100	100	0	0
Elizabeth M. Jackson	Courtil Heweril, Chgmin Du Roi, Forest Guernsey, Channel Islands	100	100	0	0
Nicholas H. Jackson	Otterbourne, Ru Planel, Turteval, Guernsey	100	100	0	0
Jeannine F. Jenkins	Cherry Cottage, Rue De La Cache, St. Andrews, Guernsey GY6 8TM	100	100	0	0
Nicholas V. Jenkins	Cherry Cottage, Rue De La Cache, St. Andrews, Guernsey GY6 8TM	100	100	0	0
John P. Jordan	Kiama, Miltonduff, Elgin, Moray, IV30 8TL, UK	100	100	0	0
Owen M. Keenan	La Forge, Rue Covins, Catel, Guernsey	100	100	0	0
Susan A. Keenan	La Forge, Rue Covins, Catel, Guernsey	100	100	0	0
Roderick G. Keiller	Lancroft, Reuge Mills Avenue, St. Peter Port, Guernsey	100	100	0	0
Anthony L. Krinks	45 The Broadway, Thorpe Bay, Essex SS1 3H9	100	100	0	0
Geraldine V. Krinks	45 The Broadway, Thorpe Bay, Essex SS1 3H9	100	100	0	0
Alfred C. W. Laine	Les Corbinets, Palloterie Rd., St. Peters, Guernsey GY7 9BD	100	100	0	0
Christine E. Laine	Les Corbinets, Palloterie Rd., St. Peters, Guernsey GY7 9BD	100	100	0	0
Marc S. Laine	Les Corbinets, Palloterie Rd., St. Peters, Guernsey GY7 9BD	100	100	0	0
Nicola J. Laine	Les Corbinets, Palloterie Rd., St. Peters, Guernsey GY7 9BD	100	100	0	0
David A. Larkin	Alaska Clos DG Gibandbrig, St. Peter Port, Guernsey GY1 1XQ	100	100	0	0
Christopher J. Le Tissier	Winduane Cottage, Vale Mill, Vale, Guernsey UK	100	100	0	0
Peter Lynch	53D Montrose Drive, Bearsden, Glasgow, G61 3JY	100	100	0	0

E. Tony Manning	Apt 42, Charlotte MG Mills, St. Peter Port, Guernsey GY1 1DR	100	100	0	0
Kim J. Martin	Le Catillon, Rue Du Catillon, St. Peters, Guernsey GY7 9HG	100	100	0	0
Paul D. Martin	Le Catillon, Rue Du Catillon, St. Peters, Guernsey GY7 9HG	100	100	0	0
Therese P. Martin	Kimberly, Pleinmont Road, Torteval, Guernsey GY8 0LX	100	100	0	0
Rebecca Louise Massey	2 Golf Course, Nassau, Bahamas	100	100	0	0
Fiona Jackson	Beaufort, La Rocque Poisson, St. Peters, Guernsey GY7 9LF	100	100	0	0
Emma Blackhouse	Beaufort, La Rocque Poisson, St. Peters, Guernsey GY7 9LF	100	100	0	0
Anthony R. Nutbrown	4 Hutton Way, Belle Vue South, Charlisle CA2 7TA, Cumbria,	100	100	0	0
Christopher A. Oliver	Holly Lodge, Forest Road, St. Martin, Guernsey GY4 6UB	100	100	0	0
Lawrence Pape	10 Brookside Place, Carlisle, CA2 7JW	100	100	0	0
Patricia Pape	10 Brookside Place, Carlisle, CA2 7JW	100	100	0	0
Caroline Patterson	2 Le Frene, Ville Au Roi St., Peter Port, Guernsey	100	100	0	0
Matthew Patterson	2 Le Frene, Ville Au Roi St., Peter Port, Guernsey	100	100	0	0
John H. Petit	Peremi, Houmet Du Nord, Vale, Guernsey GY6 8JL	100	100	0	0
Lynette Le Q. Petit	Maple House, LA, Marette Court, Rue De Farras, Forest, Guernsey	100	100	0	0
Martin Petite	Maple House, LA, Marette Court, Rue De Farras, Forest, Guernsey	100	100	0	0
David Paul Redhead	L’Ecurie, Rue Des Caches, St. Saviours, Guernsey GY7 9TJ	100	100	0	0
Lucette Redhead	L’Ecurie, Rue Des Caches, St. Saviours, Guernsey GY7 9TJ	100	100	0	0
Helen Robinson	Flat C, 1 De Beauvior Terrace, Les Gravees, St. Peter Port, Guernsey	100	100	0	0
Paul Robinson	Flat C, 1 De Beauvior Terrace, Les Gravees, St. Peter Port, Guernsey	100	100	0	0
Dawn Scholes	Rugenpark, Rue Des Fracais, Vale, Guernsey GY3 5N	100	100	0	0
Raymond Scholes	Rugenpark, Rue Des Fracais, Vale, Guernsey GY3 5N	100	100	0	0
Christopher N. Shaw	176 Godley Road, London, SW18 3HE, UK	100	100	0	0
Jason de B Sherwill	La Maison De Bas, Rue Des Truchots, St. Andrew, Guernsey GY6	100	100	0	0
Maxine L. Sherwill	La Maison De Bas, Rue Des Truchots, St. Andrew, Guernsey GY6	100	100	0	0
Graham Thoume	Les Mezieres, Rue Du Friquet, Castel, Guernsey GY5 7SU	100	100	0	0
Karen Thoume	Les Mezieres, Rue Du Friquet, Castel, Guernsey GY5 7SU	100	100	0	0
Barry Tough	28 Bas Courtil, St. Saviours, Guernsey	100	100	0	0
Eileen R. Tough	28 Bas Courtil, St. Saviours, Guernsey	100	100	0	0
Jonathon E. Turner	9 Windsor Drive, Penrith, Cumbria, CA11 9BS	100	100	0	0
Suzanne D. M. Turner	9 Windsor Drive, Penrith, Cumbria, CA11 9BS	100	100	0	0
David Walker	Le Juge Vent, Clos Guilmine, Delancey Lane, St. Sampson, Guernsey	100	100	0	0
Richard J. Walker	Casuarina, 6 La Maison De Arbres, St., Martins, Guernsey	100	100	0	0

Christine Wilson	19 Grinsdale Avenue, Carlisle, CA2 7LK	100	100	0	0
Christopher John Murray	Le Folie, Rue Du Hamel, Castel, Guernsey, Channel Islands GY5 7QJ	100	100	0	0
David R. Arch	51 Melody Lane, George Town, Grand Cayman, Cayman Islands	100	100	0	0
Katherine Arch	51 Melody Lane, George Town, Grand Cayman, Cayman Islands	100	100	0	0
Florence Parsons	50 Henning Lane, West Bay, Grand Cayman, Cayman Islands	100	100	0	0
Janet V. Hebbes	34 Bayview Ave., Toronto, Ontario, Canada M5J 1Z4	100	100	0	0
Colleen S. Bleasdell	22 Knightsbridge Rd., Scarborough, Ontario, Canada M1L 2B2	100	100	0	0
Victor George Kobina Dei	50 Lord Roberts Dr., Scarborough, Toronto, Ontario, Canada M1K	100	100	0	0
Elizabeth Roeder	605 Burning Bush Rd., Waterloo, Ontario, Canada N2V 2A4	100	100	0	0
Charles Ryan Corrigan	26 Aberdeen Rd., Kitchener, Ontario, Canada N2M 2Y5	100	100	0	0
Teresa Misue Corrigan	26 Aberdeen Rd., Kitchener, Ontario, Canada N2M 2Y5	100	100	0	0
Charles J. Corrigan	26 Aberdeen Rd., Kitchener, Ontario, Canada N2M 2Y5	100	100	0	0
Diane L. Strype	114 Hearth Cres., Kitchener, Ontario, Canada N2M 1G9	100	100	0	0
Richard B. Strype	114 Hearth Cres., Kitchener, Ontario, Canada N2M 1G9	100	100	0	0
Brian D. Malott	53 Trailview Dr., Kitchener, Ontario, N2N 1P7, Canada	100	100	0	0
Michael M. Malott	53 Trailview Dr., Kitchener, Ontario, N2N 1P7, Canada	100	100	0	0

Erin Sloan	625 Glasgow St., Kitchener, Ontario, Canada N2M 2N6	100	100	0	0
Tara Sloan	625 Glasgow St., Kitchener, Ontario, Canada N2M 2N6	100	100	0	0
Nadica A. Sloan	625 Glasgow St., Kitchener, Ontario, Canada N2M 2N6	100	100	0	0
Ron Millman	1577 Bayview Ave., Toronto, Ontario, Canada M4G 3B5	100	100	0	0
James W. Sloan	625 Glasgow St., Kitchener, Ontario, Canada N2M 2N6	100	100	0	0
Toshiyuki Sakamoto	18 Glen Davis Crescent, Toronto, Canada M4E 1X5	100	100	0	0
Steven John Clow	127 Valhalla Crescent NW, Calgary, Alberta, Canada T3A 1Z7	100	100	0	0
Jennifer Elizabeth Jean Pyatt	127 Valhalla Crescent NW, Calgary, Alberta, Canada T3A 1Z7	100	100	0	0
John B. R. Stoddart	90 Glenview Ave., Ottawa, Ontario, Canada K1S 1M3	100	100	0	0
Trudi Johnston	32 Lakeridge Dr., Toronto, Ontario, Canada M1C 5C2	100	100	0	0
David Schultz	4185 Shipp Dr., #1215, Mississauga, Ontario, Canada L4Z 2Y8	100	100	0	0
William Matthew Pyatt	127 Valhalla Crescent NW, Calgary, Alberta, Canada T3A 1Z7	100	100	0	0
Jackie Gardner	3-66B Wellesley St., East, Toronto, Ontario, Canada M4Y 1G2	100	100	0	0
Yolanda Pandolfo	14070 Yonge St., Aurora, Ontario, Canada L4G 3G8	100	100	0	0
John Baker	137 Royal Orchard Blvd., Thornhill, Ontario, Canada L3T 3E1	100	100	0	0
John A. Macfadyen	110 Beatrice St., Toronto, Ontario, Canada M6J 2T3	100	100	0	0
Gloria June Taylor	185 McMurchy Ave. South, Brampton, Ontario, Canada L6Y 1Z2	100	100	0	0
Mohamad H. Khorshid	54 Av. Puvis de Chavanes, 92400 Courbevoie - France	100	100	0	0
Sheila Brennan	48 rue de Vaugirard, 75006 Paris France	100	100	0	0
Patricia Lurie	72, rue Maurice Rinpoche, 75014 Paris, France	100	100	0	0
Peter Hartmuth	Reef House, 10/South Church Street, South Sound, Grand Cayman, Cayman Islads	100	100	0	0
Joanne Hopper Houston	Columbia House, 32 Reid Street, Hamilton, Bermuda	100	100	0	0
Garry M. Markham	#7 Neco Apartments, P. O. Box N7805, Nassau Bahamas	100	100	0	0
Craig Steven Massey	2 Golf Course, Nassau, Bahamas	100	100	0	0
Margaret Sandrin	36, Rue de Picpus, 75012, Paris, France	100	100	0	0
Norman G. Long	Merlin’s Mock, 7 Stardust Drive, Hamilton Parish, Bermuda CR01	100	100	0	0
Vanessa J. Cooper	7 Stardust Drive, Hamilton Parish, Bermuda CR01	100	100	0	0
Simon Michael Burroughs	26 Crome Park, Wanstead, London E11 2DL, U.K.	100	100	0	0
Joyce Gawne	Keristan House, Port Soderick, Isle of Man 1M4 1BJ	100	100	0	0
Allen Gawne	Keristan House, Port Soderick, Isle of Man 1M4 1BJ	100	100	0	0
Scott A. Christian	8 Horseshce Ave., Ashbourne Park, Douglas, Isle of Man 1M2 1Q5	100	100	0	0

Joanne C. Christian	8 Horseshce Ave., Ashbourne Park, Douglas, Isle of Man 1M2 1Q5	100	100	0	0
William Darren Redford	5 The Falls, Tromode Rd., Douglas, Isle of Man 1M4 4PZ	100	100	0	0
Sarah Rachel Horrox	5 The Falls, Tromode Rd., Douglas, Isle of Man 1M4 4PZ	100	100	0	0
David Thomas Alderdice	19 Redkiln Road, Crawl, Hamilton Parish, Bermuda CR02	100	100	0	0
Donna Cousins	Columbia House, 32 Reid Street, Hamilton, Bermuda	100	100	0	0
Molloy Stuart	93, Rrue de Seine, 75006 Paris, France	100	100	0	0
Una McBride	170 Roehampton Ave., Apt. 606, Toronto, Ontario, Canada M4P 1R2	100	100	0	0
Neil Dignam	1 Thorncliffe St., Kitchener, Ontario, Canada N2N 1Z3	100	100	0	0
Shea T. Richardson	304-49 Glen Elm Ave., Toronto, Ontario, Canada M4T 1V2	100	100	0	0
William R Pyatt	138 Abbott Blvd., Cobourg, Ontario, Canada K9A 4E7	100	100	0	0
Li Xiaojian(5)	No.201 Unit5, Building 19, QiTsingda Education Tsingda Education, Shijingshan District, Beijing,100040	366,034	18,302	347,732	1.0%
Zhan Hongchun(5)	No.29, Building 8, No.16, Yuantian Road, Jinshui District, Zhengzhou, Henan, 450000	244,023	12,210	231,813	* %
Xie Lingbin(5)	Room 1205, No.153, Dongping Erli, Siming District, Xiamen, Fujian, 361004	244,023	12,210	231,813	*
Feng Chengxiang(5)	No.7,Qiaosizhen South Street, Yuhang district, Hangzhou, Zhejiang, 361000	73,207	3,660	69,547	*
Wealth Index Capital Group LLC(5)(6)	Room 1603, Unit15, Building3, Xinshijie Center Apartment, Chongwen Menwai, Beijing, 100062	1,255,741	62,787	1,192,954	3.5%
Zhang Wei(5)	7C, Building1, Jinrong Jidi, No.8 Kefa Road, Nanshan District, Shenzhen, Guangdong, 518048	1,837,492	91,875	1,745,617	5.2%
Dong Hanbin(5)	Room 501, Unit 2, Building17, Jindu Xincheng, Xihu District, Hangzhou, Zhejiang, 310000	1,169,357	58,468	1,110,889	3.3%
Jiang Zhongchen(5)	Room 801, No.16, Lane 158, Damuqiao Road, Xuhui District, Shanghai, 200032	1,169,357	58,468	1,110,889	3.3%

Lin Huayu(5)	Room 401, No.16, Yangtaishan Road, Siming District, Xiamen, Fujian, 361000	1,895,569	94,778	1,800,791	5.3%
Shen Jing(5)	Room 1603, Unit15, Building3, Xinshijie Center Apartment, Chongwen Menwai, Beijing,100062	417,767	20,888	396,879	1.2%
Li Li(5)	No. 12, Unit5, Building 7, Yuetan North Street, Xicheng District, Beijing, 100045	55,149	2,757	52,402	*
Yu Sheng(5)	No.620, Zhongshan West Road, Changning District, Shanghai, 200051	1,811,625	90,581	1,721,044	5.1%
Yang Fanbin(5)	No.16, Xinde Road, Siming District, Xiamen, Fujian, 361001	1,342,125	67,106	1,275,023	3.8%
Ye Jiabo(5)	Room 401, No.63, Huguang Road, Siming District, Xiamen, Fujia, 361001	1,098,103	54,905	1,043,197	3.1%
Tsing Da Century Education Technology Co.,Ltd(5)(7)	Room 1803, Building13, Court 58, Qingta West Road, Fengtai District, Beijing,100071	11,422,706	571,135	10,851,570	32.2%

* less than 1%

(1)

Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has ownership of and voting power and investment power with respect to our Ordinary Shares or Preferred Shares. For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

(2)	Based on 33,729,862 Ordinary Shares outstanding as of the date hereof.

(3)

Nautilus Global Partners was a promoter of the Company from the time of our incorporation to the time of our merger with Tsingda. Certain affiliates of Nautilus Global Partners, namely Joseph Rozelle and David Richardson were affiliates of the Company. Joseph Rozelle was President, Chief Financial Officer, and a director and David Richardson was a director of the Company from September 2006 to June 2010. The persons identified by this footnote have received their shares in connection with their services provided to, or employment, with Nautilus Global Partners.

(4)	Mid-Ocean Consulting Ltd. was a promoter of the Company from the time of our incorporation to the time of our merger with Tsingda Technology.

(5)	Each such person acquired their Ordinary Shares in connection with the reverse acquisition with Tsingda Technology.

(6)	Mr. Huang Shan Chun has voting and dispositive control over the securities of Wealth Index Capital Group LLC.

(7)	Mr. Zhang, our Chairman and President, and Mr. Liu, our Executive Vice President and Director, own 81.7% and 18.3%, respectively, of the outstanding securities of this entity.

PLAN OF DISTRIBUTION

The selling shareholders may, from time to time, sell, transfer or otherwise dispose of any or all of their securities or interests in securities on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling shareholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share; and

•	a combination of any such methods of sale.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the Ordinary Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Ordinary Shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our Ordinary Shares or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Ordinary Shares in the course of hedging the positions they assume. The selling shareholders may also sell shares of our Ordinary Shares short and deliver these securities to close out their short positions, or loan or pledge the Ordinary Shares to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling shareholders from the sale of the Ordinary Shares offered by them will be the purchase price of the Ordinary Shares less discounts or commissions, if any. Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Ordinary Shares to be made directly or through agents. We will not receive any of the proceeds from this offering.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser) in amounts to be negotiated.

The selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

Any underwriters, agents, or broker-dealers, and any selling shareholders who are affiliates of broker-dealers, that participate in the sale of the Ordinary Shares or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. We know of no existing arrangements between any of the selling shareholders and any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares, nor can we presently estimate the amount, if any, of such compensation. See “Selling Shareholders” for description of any material relationship that a stockholder has with us and the description of such relationship.

To the extent required, the Ordinary Shares to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the Ordinary Shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Ordinary Shares may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We agreed with certain of the selling shareholders to pay the fees and expenses incurred by us incident to the registration of the shares and to indemnify them against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus. We also have agreed with certain of the selling shareholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of their shares covered by this prospectus have been sold of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144 of the Securities Act without volume or manner of sale restrictions.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the results of operations and financial condition of the Company for the three month and six month periods ended September 30, 2010 and 2009, respectively, and for the fiscal years ended December 31, 2009 and 2008, respectively, should be read in conjunction with the notes to the financial statements that are included elsewhere herein. The consolidated financial statements presented herein (and to which this discussion relates) reflect the results of operations of Tsingda Technology (as defined below) and its variable interest entities, for the three and nine month periods ended September 30, 2010 and 2009 and reflect the acquisition of the Company pursuant to the Share Exchange Agreement (as defined below) under the purchase method of accounting. Subsequent to May 24, 2010, the operations of the Company reflected the combined operations of the Company (including Tsingda Education and Tsingda Network). Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements. We undertake no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this report, except as required by law. Readers are urged to carefully review and consider the various disclosures made throughout the entirety of this quarterly report, which are designed to advise interested parties of the risks and factors that may affect our business, financial condition, results of operations and prospects.

COMPANY OVERVIEW

On May 24, 2010, Tsingda eEDU, f/k/a Compass Acquisition Corporation and its controlling shareholders entered into a share exchange agreement (“Share Exchange Agreement”) with Tsing Da Century Education Technology Co. Ltd., a British Virgin Islands business company (“Tsingda Technology”), and its shareholders.

Tsingda Technology owns 100% of the issued and outstanding capital stock of Beijing Tsingda Century Management Consulting Ltd. (“Tsingda Management”), a wholly foreign owned enterprise incorporated under the laws of the People’s Republic of China (“PRC”). On April 26, 2010, Tsingda Management entered into a series of contractual agreements with Beijing Tsingda Century Investment Consultant of Education Co. Ltd (“Tsingda Education”), a company incorporated under the laws of the PRC, and its shareholders, in which Tsingda Management effectively assumed management of the business activities of Tsingda Education. Beijing Tsingda Century Network Technology Co. Ltd., a PRC company, is a wholly owned subsidiary of Tsingda Education. The contractual arrangements are comprised of a series of agreements, including a Consulting Services Agreement, Operating Agreement, Proxy Agreement, and Option Agreement, through which Tsingda Management has the right to advise, consult, manage and operate Tsingda Education for a quarterly fee in the amount of 100% of Tsingda Education’s quarterly, after tax net profits. Additionally, Tsingda Education’s shareholders have pledged their rights, titles and equity interest in Tsingda Education as security for Tsingda Management to collect consulting and service fees through an Equity Pledge Agreement. In order to further reinforce Tsingda Management’s rights to control and operate Tsingda Education, Tsingda Education’s shareholders have granted Tsingda Management the exclusive right and option to acquire all of their equity interests in Tsingda Education through the Option Agreement.

As all of the companies are under common control, this structure has been accounted for as a reorganization of entities and the financial statements have been prepared as if the reorganization had occurred retroactively.

Tsingda Education, with its subsidiary Tsingda Network, is a leading provider of online educational services in the PRC, offering classes through pre-recorded lessons and in real-time via its Tsingda Vitrual Internet Classroom. To the best of its knowledge, the Company believes it runs the largest chain of learning centers in China in terms of the number of learning centers, known as “Tsingda Learning Centers.” These educational centers principally target elementary school students and consist mainly of franchised locations. As of December 31, 2010, there were 2,346 Tsingda Learning Centers across China, which includes 21 Company-owned learning centers and 2,325 franchised learning centers. We also have developed a robust, interactive educational platform which allows students to search and subscribe to virtual classrooms offered by a wide range of teachers in the PRC. Our students may choose to access our courses online either at one of our learning centers or at home or other locations that have a computer with internet access.

We have franchise agreements with each of our franchised locations. These franchise agreements are typically effective for a one year term. The franchised locations must conform to certain operating requirements of the Company, such as the quality of products and services offered and participation of promotional activities. Each franchised location pays an initial franchise licensing fee to the Company as well as an annual management fee at the end of each subsequent year. The Company, in-turn, offers discounted e-cards to the franchised locations. Our franchisees pay an initial franchise licensing fee of between $7,000 and $10,000 per location depending on franchise territory, and thereafter, franchisees pay an annual management fee equal to 10% of their initial franchise licensing fee. A franchisee receives e-cards from the Company with a face value equal to five times the amount of franchise and management fees paid. Our franchisees also have the option to purchase additional e-cards at the same 80% discount. Franchisees earn revenues from the sale of e-cards to students at face value. In other words, for every dollar spent by our students, our franchisees take eighty cents. With respect to the remaining twenty cents, the Company splits this on a 40%-60% basis with teachers in connection with real-time courses and on a 90%-10% basis with teachers in connection with pre-recorded courses. Factoring the discount taken by our franchisees and revenue splitting with our teachers, the Company earns 18% of revenues generated from sales of e-cards used for pre-recorded courses and 8% of revenues generated from sales of e-cards used for real-time courses from revenues generated from the sale of e-cards. Each e-card has a specific serial number, and our IT server tracks the opening and usage of these cards in real time. We use this information in order to accurately allocate revenues among teachers. Beginning August 2010, the Company began to generate revenue via the sale of reference materials and publications.

On November 15, 2010, the Company held the Special Meeting at its principal offices in Beijing, China, pursuant to the Notice of Special Meeting of Shareholders. At the Special Meeting, 33,386,754 shares of the Company’s authorized share capital were represented in person or by proxy, which constituted a quorum. At the Special Meeting, shareholders approved two proposals: (i) to change the corporate name from Compass Acquisition Corporation to Tsingda eEDU Corporation and (ii) to affect a three-for-one consolidation of the Company’s issued and outstanding Ordinary Shares and to increase the amount of the Company’s authorized Ordinary Shares from thirty-nine million sixty-two thousand five hundred shares (39,062,500) to one hundred million (100,000,000) shares. The name change of the Company to Tsingda eEDU Corporation and the three-for-one consolidation and increase in the Company’s authorized share capital was effective immediately following shareholder approval.

Our financial statements are prepared in US Dollars and in accordance with accounting principles generally accepted in the United States. See “Critical Accounting Policies - Foreign Currency Translation” below for information concerning the exchange rates at the Renminbi (“RMB”) were translated into US Dollars (“USD”) at various pertinent dates and for pertinent periods.

Recruitment of Students

The following table shows the change in the number of active students from 2008 to the third quarter of 2010.

No. of active students increased for the specified quarter

Year	Q1	Q2	Q3	Q4

2008	104,550	121,394	132,485	115,126
2009	182,239	204,482	250,553	237,357
2010	301,203	328,813	337,440

Note: The numbers are calculated based on the number of newly active students minus (-) the number of active students lost in the specified quarter.

Online Content

The Company has continued to add new courses. For purposes of the following table, “new courses” means (i) newly created courses that were not previously available and (ii) previously available courses which have been revised or updated.

No. of new courses increased for the specified quarter

Year	Q1	Q2	Q3	Q4

2008	79,521	150,210	100,154	76,471
2009	60,000	78,652	68,015	15,332
2010	91,200	90,524	74,200

Courses Sold

	Tsingda Virtual Internet Classroom		Pre-recorded
	Total Hours	Total Courses Purchased	Aggregate Number of Courses Purchased	Total Unique Courses Purchased
2008	175,166.66	289	4,039,013	2,203
2009	772,342.75	481	5,511,754	3,672
Through Sep. 30, 2010	1,542,556.14	802	5,261,752	6,120

For our Tsingda Virtual Internet Classroom platform, figures under the column “Total Courses Purchases” represents the total number of different courses purchased by at least one student and “Total Hours” represents the number of student-hours purchased by our students. A single student attending a course for one hour equals one student-hour. For example, through September 30, 2010, a total of 802 courses were purchased by at least one student. Because multiple students may be in attendance for our real-time courses, the purchase of these 802 courses by our students resulted in an aggregate of approximately 1,542,556 student-hours.

For our Pre-Recorded courses, figures under the column “Total Unique Courses Purchased” represents the number of different courses purchased by our students and “Aggregate Number of Courses Purchases” refers the aggregate number of times a pre-recorded course was purchased. For example, through September 30, 2010, a total of 6,120 different courses were purchased by our students. Because pre-recorded courses may be purchased by different students over and over, these 6,120 courses were actually purchased an aggregate of 5,261,752 times.

Sale of e-Cards

The Company has continued to see increased sales of e-cards, which are used by students to purchase our course offerings.

Face value of e-cards sold for the specified quarter

Year	Q1	Q2	Q3	Q4

2008	6,728,626.47	6,372,666.18	8,692,105.88	8,420,047.06
2009	15,428,244.10	16,299,183.82	18,187,279.4	16,907,319.10
2010	16,835,727.90	26,459,676.47	37,106,079.40	—

Note: The Company sells e-cards at an average discount of 80% to franchised learning centers who then re-sell e-cards to students at face value. The face value of e-cards sold refers to the amount paid by students.

Revenue Breakdown

For the fiscal years 2008, 2009 and 2010, the tables below break down the source of our revenues. We generate most of our revenues through franchise licensing fees, management fees, sales of e-cards, and beginning August 2010, the sale of reference books and materials. Our franchisees pay an initial franchise licensing fee of between $7,000 and $10,000 per location depending on franchise territory, and thereafter, franchisees pay an annual management fee equal to 10% of their initial franchise licensing fee. A franchisee receives e-cards from the Company with a face value equal to five times the amount of franchise and management fees paid. Our franchisees also have the option to purchase additional e-cards at the same 80% discount. Franchisees earn revenues from the sale of e-cards to students at face value. In other words, for every dollar spent by our students, our franchisees take eighty cents. With respect to the remaining twenty cents, the Company splits this on a 40%-60% basis with teachers in connection with real-time courses and on a 90%-10% basis with teachers in connection with pre-recorded courses. Factoring the discount taken by our franchisees and revenue splitting with our teachers, the Company earns 18% of revenues generated from sales of e-cards used for pre-recorded courses and 8% of revenues generated from sales of e-cards used for real-time courses from revenues generated from the sale of e-cards. Each e-card has a specific serial number, and our IT server tracks the opening and usage of these cards in real time. We use this information in order to accurately allocate revenues among teachers.

2008 Revenue Breakdown (in Dollars)

			Sale of e-Cards

Year	Licensing Fee	Annual Management Fee	Pre-Recorded Courses	Tsingda Virtual Internet Class Room	Materials and publications	Others	Total

Q1/2008	$886,424	$997	$595,603	—	—	$51,324	$1,534,348
Q2/2008	$883,146	$6,612	$673,168	—	—	$2,069	$1,564,995
Q3/2008	$1,251,769	$19,772	$843,076	$15,294	—	$4,691	$2,134,602
Q4/2008	$990,222	$67,753	$791,058	$139,264	—	$79,491	$2,067,788
Total	$4,011,561	$95,134	$2,952,905	$154,558	—	$137,575	$7,301,733

2009 Revenue Breakdown (in Dollars)

			Sale of e-Cards

Year	Licensing Fee	Annual Management Fee	Pre-Recorded Courses	Tsingda Virtual Internet Class Room	Materials and publications	Others	Total

Q1/2009	$1,568,720	$28,634	$1,484,116	$220,205	—	$50,247	$3,351,922
Q2/2009	$1,705,551	$26,494	$1,514,852	$258,088	—	$83,335	$3,588,320
Q3/2009	$1,732,691	$37,553	$1,638,605	$254,374	—	$279,184	$3,942,407
Q4/2009	$1,806,543	$29,706	$1,645,104	$275,970	—	$10,891	$3,768,214
Total	$6,813,505	$122,387	$6,282,677	$1,008,637	—	$423,657	$14,650,863

2010 Revenue Breakdown (in Dollars)

			Sale of e-Cards

Year	Licensing Fee	Annual Management Fee	Pre- Recorded Courses	Tsingda Virtual Internet Class Room	Materials and publications	Others	Total

Q1/2010	$1,308,823	$37,968	$2,136,709	$161,697	—	$4,961	$3,650,158
Q2/2010	$1,854,665	$41,388	$3,040,743	$820,653	—	$7,862	$5,765,311
Q3/2010	$2,947,794	$42,067	$3,865,578	$1,095,375	$1,361,622	$4,366	$9,316,802
Q4/2010	—	—	—	—	—	—	—
Total	$6,111,282	$121,423	$9,043,030	$2,077,725	$1,361,622	$17,189	$18,732,271

(1): Materials and publications include reference books and materials, either self-branded or cooperative. Sales of reference books and materials began in August, 2010.

Students must use e-cards to purchase all online content, while the purchase of reference books and materials are transacted in cash. The sales of reference books and materials began in August, 2010, and it is expected to account for approximately 10% of total revenue in 2010. While the sale of e-cards continues to be the single biggest source of revenue, franchise licensing fees and sales of reference materials make up a substantial portion of our revenue.

PRC Regulation of Franchise Businesses

We have made all required filings and met all requirements under PRC law to legally operate a franchise business in the PRC. The required filings include (i) copies of the business license or enterprise registration certificate; (ii) a sample franchise contract; (iii) a brochure for franchise operations; (iv) a marketing plan; (v) written commitment and relevant materials proving that the relevant provisions have been followed; and (vi) other documents and materials required by relevant governing authorities.

The legal requirements to operate a franchise business in the PRC under the Regulation on the Administration of Commercial Franchises require the franchisor to possess a mature business model and the ability to provide long-term business guidance, technical support, business training and other services to its franchisees. The franchisor must have at least two direct sales stores, and have been engaged in the business for more than a year. If this franchisor conducts its operations within the scope of a single province, autonomous region, or municipality directly under the PRC Central Government, it is required to file the required legal documents with the relevant governing authorities of the province, autonomous region or municipality directly under the PRC Central Government; and if the franchisor conducts its operations within the scope of two or more provinces, autonomous regions, or municipalities directly under the PRC Central Government, it is required to file the required legal documents with the competent commercial authority of the State Council.

Our Growth Strategy

Our growth and expansion strategy for the next 6 to 12 months includes the following measures, the cost of which is expected to come from our existing revenue stream:

Increase the number of Company-owned learning centers. As of December 31, 2010, we have 21 Company-owned locations. Due to the size of our Company-owned locations, we are able to absorb higher student traffic and generate higher overall revenues compared to franchised locations. We also recognize 100% of the revenue stream from these locations. For the year 2011, we plan to complete construction on 9 Company-owned locations that are currently under construction and open another 30 Company-owned locations The aggregate estimated cost to open these locations is $4,000,000.

Increase the number of franchised learning centers. As of September 30, 2010, we had 2,225 locations with 1,400 of them located in 2nd and 3rd tier cities. We estimate there are approximately 50,000 2nd and 3rd tier cities in the PRC. Our plan is to increase the number of franchised learning centers by increasing our advertising and marketing initiatives in an effort to attract more franchisees. We plan on spending approximately $1.2 million on a broad scale brand promotional campaign. This campaign will target a number of media outlets, including advertisements on regional television and in local newspapers in select markets, as well as holding periodic regional events in these markets, all of which will be designed to attract franchisees. As of November 15, 2010, the Company has agreements to open 544 new franchised learning centers.

Increase traffic to our virtual classrooms. We plan to allocate more capital resources to the marketing and promotion of our virtual classrooms. The above mentioned brand promotion campaign will include sponsoring events at prominent high schools designed to promote our virtual classrooms, advertising in school newspapers, and to a lesser extent, subscribing to more per click ad space on selected Internet sites, such as Sina.com and Yahoo.com.cn. We also expect to experience increased traffic to our virtual classrooms coincident with our franchise expansion efforts. Since introduction of this platform, historical results have indicated that a majority of our virtual classroom subscribers have originated from our learning centers.

We plan to establish additional learning centers in 2011 as follows:

2011

New company-owned learning centers	39
Total company-owned learning centers	60
New franchised learning centers	600
Total franchised learning centers	2,900
Total Learning Centers	2,960

* Includes 19 Company-owned learning centers already open and operating as of September 30, 2010. Eleven other Company-owned learning centers are currently in construction.

On average, the total cost of opening a Company-owned learning center is approximately $100,000, as described in further detail in the following table:

Interior decoration	$22,059
Equipments and facilities	$5,882
6-month Rent (paid up front)	$44,118/6 month
Deposit	$7,353/month
Miscellaneous	$22,059
Total	$101,471

In order to execute our plan of expanding our business operations, we will need to (i) increase the number of our learning centers, (ii) scale and adapt our existing network infrastructure to accommodate increased systems traffic and (iii) increase our marketing efforts. During 2010, we expected to open approximately 550 additional franchised locations; in the next six months, we plan on spending approximately $1.2 million on a broad scale brand promotional campaign; and we will need significantly more computing power as traffic within our system increases and our learning center locations expand. We will be required to spend significant capital and resources to manage our additional franchises, execute our promotional campaign and to purchase equipment, and upgrade our technology and network infrastructure to handle increased Internet traffic. In this regard, we have budgeted approximately $1.2 million for our market campaign, approximately $1.4 million for IT expenditures, and approximately 1.8 million to add and improve our course content in 2011.

Marketing and Promotion

Our marketing efforts target three principal areas; franchisees, students for our Company-owned learning centers, and students for our virtual classrooms.

We attract franchisees by conducting regional seminars on a periodic basis in areas that we have targeted for expansion, as well as advertising on regional television and in local newspapers in these areas. These efforts have produced in excess of 2,200 operating franchisees.

Our Company-owned learning centers are in close proximity to schools and large residential areas. We have been able to attract students to our learning centers principally through the distribution of leaflets in the nearby areas.

Traffic to our virtual classrooms has been driven principally by students from our learning centers. We expect to increase traffic to our virtual classrooms commensurate with the numerical increase in our learning centers.

We will continue these marketing measures for the foreseeable future.

Through December 31, 2011, we plan to spend approximately $4.7 million on marketing, as described in further detail in the following table:

Recruitment of students	$1,764,706
Recruitment of franchise	$735,294
Brand promotion	$441,176
Online Platform	$1,764,706
Total	$4,705,882

Results of Operations (Unaudited) for the Three Months Ended September 30, 2010 Compared to Three Months Ended September 30, 2009

The following table sets forth key components of Tsingda Education’s results of operations for the periods indicated in dollars. The discussion following the table addresses these results.

	September 30, 2010	September 30, 2009

Revenue	$9,265,163	$3,510,903
Expenses
Selling	2,691,677	662,095
General and administrative	891,748	884,432
	3,583,425	1,546,527

Operating Income	5,681,738	1,964,376

Other Income (Expenses)
Other income	744	(19,340)
Total other income (expense)	744	(19,340)

Income Before Income Taxes	5,682,482	1,945,036

Provision for Income Taxes	655,595	257,543

Net Income	$5,026,887	$1,687,493

Revenues. For the three months ended September 30, 2010, we had revenues of $9,265,163 as compared to revenues of $3,510,903 for the three months ended September 30, 2009, an increase of approximately 164%. This growth is due to an increase in the number of franchised locations, along with the continued growth of its learning platform. As of December 31, 2010, we had 2,325 franchised locations and 21 Company-owned locations, compared with 1,499 franchised locations and no Company-owned locations as of September 30, 2009. In addition, our online revenues increased to $8.1 million in the current quarter from $3.5 million for the comparable quarter in 2009. We launched our online virtual classroom platform in September 2008.

Expenses. For the three months ended September 30, 2010, we incurred expenses, comprised of selling and general and administrative expenses, of $3,583,425 compared with expenses of $1,546,527 for the three months ended September 30, 2009, an increase of approximately 132%.

Selling expenses include salaries of our sales department and Company-owned learning centers, advertising, printing, logo manufacturing, transportation and others. For the three months ended September 30, 2010, we had selling expenses of $2,691,677 as compared to $662,095 for the comparable period of the prior year, an increase of 307%.

Key components of selling expenses for the three month periods ended September, 2010 and 2009 were:

	Three months ended September 30, 2010	Three months ended September 30, 2009

Salaries and wages	$158,840	$48,001
Advertising	1,194,711	276,399
Printing	540,049	81,505
Logo Manufacturing Cost	311,289	59,203

-Salaries and wages increase by approximately 231% for the three months ended September 30, 2010 from the comparable 2009 period. The increase represents an increase in our sales personnel at our headquarters consistent with our increased franchise sales and marketing efforts.

-Advertising expenses increased by approximately 332% for the three months ended September 30, 2010 from the comparable 2009 period. These expenses represent third party print media costs related to new Company-owned centers, as well our ongoing promotional efforts to attract new franchisees.

-Printing expenses increased by approximately 563% for the three months ended September 30, 2010 from the comparable 2009 period. These expenses represent internal costs for printing of our company newsletter and other promotional costs related to the enhancement of our brand name and Company-owned locations.

- Logo manufacturing costs increased by 426% for the three months ended September 30, 2010 from the comparable 2009 period. The increase is due to the increase in the number of franchised locations and learning bars, thus incurring more logo manufacturing costs.

General and administrative expenses include rent, salaries, insurance, training and related expenses. For the three months ended September 30, 2010, we had general and administrative expenses of $891,748 as compared to $884,432 for the comparable period from the prior year. Key components of general and administrative expenses for the three month periods ended September 30, 2010 and 2009 were:

	Three months ended September 30, 2010	Three months ended September 30, 2009

Sale tax and surcharges	$518,268	$297,171
Salaries and wages	146,119	117,205
Depreciation and amortization	584,449	261,010
Rent	152,981	76,499

-

Sales tax increased by 74.4% for the three months ended September 30, 2010 from the comparable 2009 period. The increase in sales tax partially reflects the growth in sales. The obligation for sales taxes occurs at the time sales are billed, whereas the recognition of sales for financial statement purposes occurs as services are provided. This difference in timing has resulted in changes in sales tax expense occurring at a different rate than the rate of changes in sales.

-

Salaries and wages increased approximately 25% for the three months ended September 30, 2010 from the comparable 2009 period as the company hired more contracted teachers during the third quarter of 2010 to satisfy the increase of Company-owned locations in 2010.

-

Rent increased by 100% for the three months ended September 30, 2010 from the comparable 2009 period, as the company opened more of its owned locations in 2010 and as such incurred higher rent expenses during the year.

-

Depreciation and amortization increased by 124% for the three months ended September 30, 2010 from the comparable 2009 period. The increase for the current period reflects the amortization of increased intangible assets consisting of newly developed online software.

Other Income(Expense). Other income for three months ended September 30, 2010 was $744 compared with $(19,340) for the comparable period of 2009. This increase reflects a decrease in other expense as no other expenses were incurred in the current period.

Income Before Taxes. Income before taxes for the three months ended September 30, 2010 was $5,682,482 compared with $1,945,036 for the comparable period of 2009, which represents an increase of 192%.

Provision for Income Tax. For the three months ended September 30, 2010, we had a provision for income tax of $655,594 compared with $257,543 for the comparable period for the prior year. The increase in tax provision is commensurate with the increase in operating income for the current period.

Net Income. For the reasons discussed above, we had net income for three months ended September 30, 2010 of $5,026,887 compared with $1,687,493 for the corresponding quarterly period in 2009, an increase of 197%.

Other Comprehensive Income. We had other comprehensive loss of $811,208 for the three months ended September 30, 2010 compared with a loss of $49,895 during corresponding 2009 as a result of foreign currency translation gain/loss.

Total Comprehensive Income. We had total comprehensive income of $4,215,679 and $1,637,598, respectively, for the three months ended September 30, 2010 and September 30, 2009, representing an increase of 157%. The reason for the increase is due to the various reasons stated above.

Results of Operations (Unaudited) for the Nine Months Ended September 30, 2010 Compared to Nine Months Ended September 30, 2009

The following table sets forth key components of the Tsingda Education’s results of operations for the periods above indicated in dollars. The discussion following the table addresses these results.

	September 30, 2010	September 30, 2009

Revenue	$18,732,271	$11,396,636

Expenses
Selling	5,044,571	3,041,250
General and administrative	2,891,756	2,721,340
	7,936,327	5,762,590

Operating Income	10,795,944	5,634,046

Other Income (Expenses)
Other income	101,220	9,571
Other Expense		19,634
Interest income		9,125

Total other income (expense)	101,220	(938)

Income Before Income Taxes	10,897,164	5,633,108

Provision for Income Taxes	1,440,370	822,573
Net Income	$9,456,794	$4,810,535

Other Comprehensive Income	(681,494)	(40,352)

Total Comprehensive Income	$8,775,300	$4,770,183

Revenues. For the nine months ended September 30, 2010, we had revenues of $18,732,271 as compared to revenues of $11,396,636 for the nine months ended September 30, 2009, an increase of approximately 64%. We experienced strong growth in our revenues during the nine month period ended September 30, 2010. This growth is due to an increase of the number in franchised locations, along with the continued growth of the Company’s “Tsingda Virtual Internet Classroom” platform.

Expenses. For the nine months ended September 30, 2010, we had expenses, which are comprised of selling and general and administrative expenses, of $7,936,327, as compared to expenses of $5,762,590 for the nine months ended September 30, 2009, an increase of approximately 38%. The increase in expenses was driven by the increase in selling and G&A expense.

Selling expenses include salaries, advertising, and printing and meetings. For the nine months ended September 30, 2010, we had selling expenses of $5,044,571 as compared to $3,041,250 for the comparable period from the prior year, an increase of 66%. The increase in selling expenses is mainly a result of the Company’s efforts to increase its business through increased advertising during the current year.

General and administrative expenses include rent, corporate salaries, and related expenses. For the nine months ended September 30, 2010, we had general and administrative expenses of $2,891,756 as compared to $2,721,340 for the comparable period from the prior year. The increase is mainly driven by the increases in depreciation, amortization and consulting expenses.

Other Income (expense). Other income for nine months ended September 30, 2010 was $101,220 compared with $(938) for the comparable period from the prior year. The increase in other income was due to the interest income generated from the short term investments.

Income Before Taxes. Income before taxes for the nine months ended September 30, 2010 was $10,897,164 compared with $5,633,108 for the comparable period from the prior year, which represents an increase of 93%. The increase was due to the various reasons stated above.

Provision for Income Tax. For the nine months ended September 30, 2010, we had a provision for income tax of $1,440,369 compared with $822,573 for the comparable period for the prior year. The increase in tax provision is commensurate with the increase in operating income for the current period.

Net Income. For the reasons discussed above, we had net income for the nine months ended September 30, 2010 of $9,456,794 compared with $4,810,535 for the prior nine month period, an increase of 97%. The increase in net income was due to the various reasons stated above.

Other Comprehensive Income. We had other comprehensive loss of $681,494 and other comprehensive loss of $40,352 for the nine months ended September 30, 2010 and September 30, 2009, respectively. The increase in other comprehensive income was the result of foreign currency translation gain.

Total Comprehensive Income. We had total comprehensive income of $8,775,300 and $4,770,183 for the nine months ended September 30, 2010 and September 30, 2009, respectively, representing an increase of 84%. The increase in total comprehensive income was due to the various reasons stated above.

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2010, we had working capital of $15,044,804 compared with working capital of $4,868,319 as of December 31, 2009.

Changes in our working capital are summarized as follows:

	September 30, 2010 (unaudited)	December 31, 2009 (audited)	Increase in Working Capital

Total current assets	$22,206,227	$8,600,563	$13,605,664
Total current liabilities	7,161,423	3,732,244	3,429,179
Working Capital	$15,044,804	$4,868,319	$10,176,485

Our increase in working capital is primarily attributable to a net increase in cash of approximately $6,787,058, the result of retaining operating cash flows, an increase in advances to suppliers of $5,481,470, and an increase in accounts receivable of $2,671,207, partially offset by an increase in taxes payable of $2,311,425. Further the increase in our working capital is primarily as a result of increased net profits for the nine month period ending September 30, 2010. The increase in advances to suppliers was mainly for prepayment of construction and renovation costs at the Company-owned locations. The increase in net profits is partially due to seasonality considerations and partially due to increased efforts by the Company to collect its accounts receivable. We experienced increased consumption of our courses throughout the summer months. Revenue generated during the summer months accounted for approximately 31% and 30% for 2009 and 2008, respectively.

Our primary uses of cash have been for selling and marketing expenses, employee compensation, and working capital. The main sources of cash have been revenues from franchisees and from our Company-owned locations.

We believe the following trends are reasonably likely to result in a material decrease in our liquidity over the near to long term:

•	An increase in working capital requirements to finance the growth of our Company-owned locations,

•	Addition of administrative and marketing personnel as the business grows,

•	Increases in advertising, public relations and sales promotions for our franchising efforts in new and existing markets,

•	Software development and the purchase of servers commensurate with student population growth, and

•	The cost of being a public company and the continued increase in costs due to governmental compliance activities.

The Company currently generates cash flow through operations which we believe will be sufficient to sustain current operations for at least the next twelve months.

Cash flows from operations are calculated based upon the local currencies using the average translation rate. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheets.

The following summarizes the key components of our cash flows for the nine months ended September 30, 2010 and 2009:

	Nine Months Ended September 30,
	2010	2009

Net cash provided by operating activities	$6,489,300	$1,583,964
Net cash consumed by investing activities	$(6,621,828)	$(4,057,901)
Net cash provided by financing activities	$7,756,440	$876,617
Effect on cash of foreign exchange rates	$(836,854)	$(49,337)
Net change in cash	$6,787,058	$(1,646,657)
Cash Balance (Beginning of Period)	$458,645	$2,314,262
Cash Balance (End of Period)	$7,245,703	$667,605

The net cash provided by operating activities for the nine months ended September 30, 2010 was $6,489,300, compared with $1,583,964 for the nine months ended September 30, 2009. The increase in cash inflow was the primary cause of the increase in net income for the nine months ended September 30, 2010 compared with the nine months ended September 30, 2009.

The net cash consumed by investing activities for nine months ended September 30, 2010 was $(6,621,828), compared with $(4,057,901) for the nine months ended September 30, 2009. The increase was primarily due to the additions to intangible assets, which were primarily composed of on-line teaching software and materials.

The net cash provided by financing activities for the nine months ended September 30, 2010 was $7,756,440 compared with $876,617 for the nine months ended September 30, 2009. The increase was primarily due to the closing of a private placement of gross proceeds of about US $7.6 million in August 2010.

The effect on cash of exchange rates was a loss of $836,854 for the nine months ended September 30, 2010, compared with a loss of $49,337 for the nine months ended September 30, 2009.

The difference between the closing balance of cash and cash equivalents for the nine months ended September 30, 2010 and 2009 is due to the reasons mentioned above.

OFF-BALANCE SHEET ARRANGEMENTS

There are no off-balance sheet arrangements between us and any other entity that have, or are reasonably likely to have, a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

Results of Operations (Audited) for the Year ended December 31, 2009 Compared to the Year ended December 31, 2008

The following table sets forth key components of the Company’s results of operations for the periods indicated. The discussion following the table addresses these results.

	December 31, 2009	December 31, 2008

Revenue	$14,650,863	$7,301,733

Expenses
Selling	3,875,405	1,511,838
General and administrative	3,716,663	1,753,357

	7,592,068	3,265,195

Operating Income	7,058,795	4,036,538

Income Before Income Taxes	7,120,130	4,001,207

Provision for Income Taxes:
Current	989,925	1,090,448
Deferred	78,095	62,938

Total income taxes	1,068,020	1,153,386

Net Income	6,052,110	2,847,821

Other Comprehensive Income (Loss)	(40,113)	265,587

Total Comprehensive Income	$6,011,997	$3,113,408

Revenues. For the year ended December 31, 2009, we had revenues of $14,650,863, as compared to revenues of $7,301,733 for the year ended December 31, 2008, an increase of approximately 101%. The increase is due to growth of our teaching centers.

In addition to planned expansion pursuant to our business model, factors that drove the increase in our number of locations include:

•	the high survival rate of existing learning centers;
•	the increasing brand name recognition of the Company. The survival rate is calculated as the percentage of learning centers that survive within a year since it starts operation.
•	continuous franchise recruitment conferences throughout the country;
•	training seminars for management of franchised learning centers;
•	the expanding market for online education in China; and
•	increased efficiency of sales personnel, which has led to an increase in the number of company-owned learning centers.

In addition to the expanding market for online education in China, the largest factors that contributed to the increases in our revenues and related costs were the purchase of e-cards and receipt of franchise licensing fees from our franchisees. Our online platform was also a substantial factor, though far less of a driver of our business than e-cards and franchise licensing fees. Through this platform, students and teachers are linked through our proprietary software interface for the sole purpose of transacting educational related services. While we believe these three sources of revenue will continue to be the main factors contributing to our growth, no assurances can be given that we can continue to increase revenue in these or any other areas of our business.

Expenses. For the year ended December 31, 2009, we had expenses which are comprised of selling and general and administrative expenses of $7,592,068, as compared to expenses of $3,265,195 for the year ended December 31, 2008, an increase of approximately 133%.

General and administrative expenses include rent, corporate salaries, and related expenses. For the year ended December 31, 2009, we had general and administrative expenses of $3,716,663 as compared to $1,753,357 for the prior year. The increase of approximately

112% in general and administrative expenses is due principally to the hiring of additional personnel to meet the company’s business growth.

The following table shows the changes in our personnel from 2008 through 2009.

Period/Type of Personnel		Q1/2008	Q2/2008	Q3/2008	Q4/2008	Q1/2009	Q2/2009	Q3/2009	Q4/2009

	Other management	20	22	22	24	26	17	12	14
	IT Department	17	19	19	18	23	19	13	13
G&A	Contracted Teachers	40	78	123	138	202	202	87	23
	Full time Teachers	29	30	35	41	42	43	20	16
Sales		63	66	84	120	136	60	34	51

The increase in general and administrative expenses was due primarily to the hiring of contracted and full time teachers. Salary and wages accounted for nearly 23% of the increase between 2008 and 2009. The main reason to increase the number of contracted teachers was to develop synchronized online education content for both our company-owned and franchised locations. As the chart above shows, a substantial number of contracted teachers did not have their contacts renewed. Full time teachers were simultaneously hired to ensure the quality of the newly developed content. An increase in our adverting expenditures accounted for nearly 11% of the change from 2008 to 2009.

Operating Income. Operating income for the year ended December 31, 2009 was $7,058,795 compared with $4,036,538 for the prior annual period, which represents an increase of 74.9%.

Income Tax. For the 2009 annual period, we had total income tax of $1,068,020 compared with $1,153,386 for the prior annual period. Despite the significant increase in revenues for the 2009 period, income tax was relatively flat for the 2009 period due to the fact that the Company’s tax rate for 2009 was reduced from 25% to 15%.

Net Income. For the reasons discussed above, we had net income for the period ended December 31, 2009 of $6,052,110 compared with $2,847,821 for the prior annual period.

We believe the significant increases were due to the following:

Performance-based reviewing policy. From the second quarter of 2009, we began a performance-based review policy of our franchise sales department, pursuant to which we terminated approximately half of our then, existing sales force. We experienced greater efficiency of the sales team as a result.

Increased Survival Rate of Franchisees. Our existing franchised locations experienced higher survival rates which resulted in greater brand name recognition of the Company. This greater brand recognition, combined with our more efficient sales force, made it easier for our sales force to sell franchise opportunities. The survival rate, calculated as the percentage of learning centers that survive its first year of operation, has improved every year. The following table shows the survival rates of franchised learning centers from 2007 to 2009.

Year	Survival rate	No. of franchised learning centers increased

2007	89%	392
2008	96%	583
2009	97%	774
Through September 30, 2010	99%	475

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2009, we had working capital of $7,939,752 compared with working capital of $5,849,612 as of December 31, 2008.

Our primary uses of cash have been for selling and marketing expenses and employee compensation. The main sources of cash have been revenues from franchisees and from our Company-owned locations. The following trends are reasonably likely to result in a material decrease in our liquidity over the near to long term:

•	An increase in working capital requirements to finance the growth of our Company-owned locations,
•	Addition of administrative and marketing personnel as the business grows,
•	Increases in advertising, public relations and sales promotions for franchising efforts into new or existing markets,
•	Software development and the purchase of servers commensurate with student population growth, and

•	The cost of being a public company and the continued increase in costs due to governmental compliance activities.

The Company currently generates its cash flow through operations which it believes will be sufficient to sustain current level operations for at least the next twelve months.

The Company anticipates that expenditures through December, 2011 will consist primarily of establishment of new Company-owned learning centers, advertising and promotions, general corporate purposes, including salaries, and further development of our content and product offerings. Our capability to generate cash in 2011 is analyzed below. Total anticipated income for 2011 is anticipated to be $27,290,081, all generated from business operations:

l	Use of e-cards is estimated to generate income of $20,452,363 based on the existing 1,280,674 active students and the annual average consumption per active student of $15.97 as of September 30, 2010.
l	The Company is projected to attract 600 new franchise learning centers in 2011 at an initial average franchise licensing fee of $8,824, thereby generating income of $5,294,400.
l

Approximately 1,749 learning centers (total learning centers as of December 31, 2009) are expected to pay their annual management fee, which averages $882.4 (10% of the franchise licensing fee), for additional income of $1,543,317.

The Company does not have any bank loans and is not expected to have any in the next twelve months. This income estimate does not include any potential outside funding.

Total expenses for 2011 are expected to be $20,208,490, with the major expenses as follows:

l	The Company expects to construct 30 Company-owned learning centers, at an average cost of $101,471, for total annual expense of $3,044,130.
l	Marketing, advertising and promotion costs are anticipated to be $4,705,882.
l	Expansion of our information technology platform is expected to cost $1,419,411.
l	Expenses for development of additional online content are expected to be $1,863,235.
l	Operating expenses are anticipated to be $9,175,832.

The Company anticipates total revenues from operations through December, 2011 to be in excess of expenditures and will consist primarily of those revenues and expenditures set forth above (with estimates of use based on past usage as well as the increasing numbers of both registered and active students).

Factors that may contribute to uncertainty in our cash flow assumptions include the success of new franchisees, the continued success of existing franchisees and the usage of e-cards.

CRITICAL ACCOUNTING POLICIES

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amount of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We continually evaluate our estimates, including those related to bad debts, inventories, recovery of long-lived assets, income taxes, and the valuation of equity transactions. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Any future changes to these estimates and assumptions could cause a material change to our reported amounts of revenues, expenses, assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of the financial statements.

A summary of significant accounting policies is included in Note 1 to the audited consolidated financial statements for the year ended December 31, 2009. Management believes that the application of these policies on a consistent basis enables us to provide useful and reliable financial information about our operating results and financial condition.

Variable Interest Entities

Pursuant to Financial Accounting Standards Board Interpretation No. 46 (Revised), “Consolidation of Variable Interest Entities - an Interpretation of ARB No. 51” (“FIN 46R”) we are required to include in our consolidated financial statements the financial statements of variable interest entities. FIN 46R requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss for the variable interest entity or is entitled to receive a majority of the variable interest entity’s residual returns. Variable interest entities are those entities in which we, through contractual arrangements, bear the risk of, and enjoy the rewards normally associated with, ownership of the entity, and therefore we are the primary beneficiary of the entity.

Tsingda Education is considered a variable interest entity (“VIE”), and we are the primary beneficiary. On April 26, 2010, we entered into agreements with Tsingda Education pursuant to which we receive a quarterly fee in an amount equal to all of Tsingda Education’s quarterly, after tax net profits. Tsingda Management shall supply the technology and administrative services needed to service Tsingda Education.

The accounts of Tsingda Education are consolidated in the accompanying financial statements pursuant to FIN 46R. As a VIE, Tsingda Education’s sales are included in our total sales, its income from operations is consolidated with ours, and our net income includes all of Tsingda Education’s net income. We do not have any non-controlling interest and accordingly, did not subtract any net income in calculating the net income attributable to us. Because of the contractual arrangements, we have pecuniary interest in Tsingda Education that requires consolidation of Tsingda Education’s financial statements with our financial statements.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidated Statements
The consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries, and Tsingda Education. All intercompany transactions and balances have been eliminated in consolidation.

Cash
For purposes of the statements of cash flows, the Company considers all short term debt securities purchased with a maturity of three months or less to be cash equivalents.

Concentrations Of Credit Risk
Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash, short term investments, accounts receivable and advances to suppliers. However, all Company assets are located in the PRC and Company cash balances are on deposit at financial institutions in the PRC, the currency of which is not free trading. Foreign exchange transactions are required to be conducted through institutions authorized by the Chinese government and there is no guarantee that Chinese currency can be converted to U.S. or other currencies.

Recognition Of Revenue

The Company provides online education programs to its franchisees, agents and individual customers. Revenue is realized through sales to franchisees and other agents of rights to conduct online education services. The Company authorized the franchise locations to use its logo, all education program and products and the Company receive the one time franchise licensing fee, annual management fee, and either 18% of student generated revenue from pre-recorded courses or 8% of student generated revenue from real-time courses from the franchised location by providing them prepaid e-cards of five times of the cash amount. All the mentioned fees are just revenues or unearned revenues from the sale of e-cards. Revenue is recognized until the services are consummated upon the e-cards are used and is reported net of business tax.

Revenue is recognized at such time as the e-cards are opened and used by the students to purchase a course and is reported net of business tax. The opening of cards is tracked by our IT system automatically and the revenue is proportionally recognized based on the progress of the e-cards’ usage.

Fair Value of Financial Instruments
The carrying amounts of the Company’s financial instruments, which include cash, short term investments, accounts receivable and other receivables, advances to suppliers, accounts payable, accrued liabilities, and other liabilities, approximate their fair values at December 31, 2009.

Fixed Assets
Fixed assets are recorded at cost. Depreciation and amortization is computed using the straight line method, with lives of five years for computers and related equipment and furniture, and eight to ten years for automobiles. Intangibles include the cost of computerized video lessons which is amortized by the straight line method using lives of three years.

Taxes
The Company generates its income in China where Business Tax, Income Tax, City Construction and Development Tax, and Education Surcharge taxes are applicable. The Company does not conduct any operations in the U.S.; therefore, U.S. taxes are not applicable.

Use Of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimated.

Ordinary Shares
Ordinary Shares will occasionally be issued in return for services. Values will be assigned to these issuances equal to the market value of the Ordinary Shares at the applicable measurement dates. A Measurement Date is defined under pronouncements of the FASB which state the criteria to be used for the valuation of stock issued for goods and services.

Stock Options
Stock options, if issued, will be valued at fair value on the dates of issuance using a Black Scholes valuation model, in accordance with pronouncements of the FASB.

Other Comprehensive Income
The Company reports as other comprehensive income revenues, expenses, and gains and losses that are not included in the determination of net income. Resultant gains and losses during the years 2009 and 2008 are all the result of translations of Chinese currency amounts to U.S. dollars.

Foreign Currency Translation
All Company assets are located in China. These assets and related liabilities are recorded on the books of the Company in the currency of China (Renminbi), which is the functional currency. They are translated into US dollars as follows:

(a) Assets and liabilities, at the rates of exchange in effect at balance sheet dates;

(b) Equity accounts, at the exchange rates prevailing at the time of the transactions that established the equity accounts; and

(c) Revenues and expenses, at the average rate of exchange for the year.

Gains and losses arising from this translation of foreign currency are included in other comprehensive income.

Product Warranties
Refunds to students who withdraw from courses are rarely made and are made only at the discretion of the Company. For this reason, and since revenue is recognized only as services are provided, no provision is needed for possible withdrawals.

Advertising Cost
The Company expenses advertising costs when an advertisement occurs.

Segment Reporting
Management treats the operations of the Company as one segment.

Recently Adopted Accounting Pronouncements
Management believes that none of the recently adopted accounting pronouncements will have a material affect on the Company’s financial position, results of operations, or cash flows.

In December 2009, the FASB codified Consolidations – “Improvements to Financial Reporting by Enterprises Involved with VIEs” (ASU 2009-17), guidance which was issued by the FASB in June 2009. The amendments in this Accounting Standards Update replace the quantitative-based risks and rewards calculation for determining which reporting entity, if any, has a controlling financial interest in a variable interest entity with an approach focused on identifying which reporting entity has the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and has (1) the obligation to absorb losses of the entity or (2) the right to receive benefits from the entity. An approach that is expected to be primarily qualitative will be more effective for identifying which reporting entity has a controlling financial interest in a variable interest entity. ASU 2009-17 is effective as of the beginning of the interim period ended June 30, 2010. The adoption of this standard did not have any material impact on the Company’s consolidated financial statements.

As part of the restructuring, on April 26, 2010, Tsingda Management entered into a series of agreements with Tsingda Century and its shareholders, including an Operating Agreement, Proxy Agreement, Consulting Services Agreement, Equity Pledge Agreement and Option Agreement, which entitled Tsingda Management to receive substantially all of the economic benefits of Tsingda Century in consideration for consulting services provided by Tsingda Management to Tsingda Century. The Option Agreement allows Tsingda Management to acquire the shares of Tsingda Century when permitted by the PRC laws. The Proxy Agreement provides Tsingda Management with the voting rights of Tsingda Century’s shareholders and the Equity Pledge Agreement pledges the shares in Tsingda Century to Tsingda Management without transferring legal ownership in Tsingda Century to Tsingda Management. Under the Consulting Services Agreement, Tsingda Management is the exclusive service provider to Tsingda Century for services, including general business operations, human resources and business development and Tsingda Century is obligated to make regular payments for such services provided. Under the Operating Agreement, Tsingda Century shall not conduct any transactions which may materially affect its assets, obligations, rights or operations without the written consent of Tsingda Management. Further, Tsinda Century adopted a corporate policy suggested by Tsingda Management in connection with Tsingda Century’s daily operations, financial management and the employment and dismissal of its employees. Through these agreements, Tsingda Management has the power to direct the activities that most significantly impact the economic performance of Tsingda Century and Tsingda Century became a variable interest entity (“VIE”) and is included in the consolidated Group.

Recent Financing

On September 16, 2010, we entered into a Securities Purchase Agreement (“Securities Purchase Agreement”) with certain accredited investors (“Investors”) pursuant to which we completed an offering (“Offering”) of units (“Units”) for total gross proceeds of $9,600,000. Each Unit is priced at $1.60 and consists of one (1) Ordinary Share, and a Series A Stock Purchase Warrant (“Warrants”) to purchase 35% of the number of Ordinary Shares purchased in the Offering. The initial Warrant exercise price is $2.08 per share and the Warrant term is five (5) years. The Warrant may be exercised on a cashless basis three (3) months after the Ordinary Shares are listed on a major stock exchange or other exchange or market described therein.

We entered into a Hold Back Escrow Agreement with Zhong Hui Rong (Fujian) Fund Ltd, (the “Lead Investor”) and an escrow agent under which we deposited $520,000 of the Offering proceeds with the escrow agent. Increments of the escrowed amount will be released to the Company upon the Company attaining the following respective milestones: (i) $120,000 upon engaging an investor relations firm reasonably acceptable to the lead Investor; (ii) $100,000 upon providing the lead Investor with evidence that is reasonably satisfactory to the Lead Investor indicating that Circular 75 filings have been approved by the PRC Government, (iii) $100,000 upon providing the Lead Investor with documentation demonstrating that the business license of Beijing Tsingda Century Investment Consultant of Education Co., Ltd. has been amended to clarify to the lead investor’s reasonable satisfaction that the VIE Subsidiaries are properly authorized to engage in its current business; and (vii) $200,000 upon providing the Lead Investor with written confirmation that (a) an independent accounting firm reasonable satisfactory to the Lead Investor has been engaged, and (b) a law firm reasonably satisfactory to the Lead Investor has been retained in connection with our initial public offering. If on June 30, 2011, any portion of the escrowed amount remains in escrow as a result of our failure to satisfy any of the milestones, then the Lead Investor can cause the release of the balance of the escrowed amount to the Investors, on a pro rata basis. As of the date hereof, the $520,000 remains in escrow subject to the Company’s satisfaction of each of the above conditions.

We also entered into a Registration Rights Agreement with the Investors pursuant to we agreed to file a registration statement on Form S-1 (“Registration Statement”) to register all of the Ordinary Shares and shares underlying the Warrants. We are required to file the Registration Statement by November 29, 2010. The Registration Statement must be declared effective not later than February 28, 2011, or March 29, 2011 if the Registration Statement is subject to a full review by the Securities and Exchange Commission. If the Registration Statement is not declared effective by such date, we are required to pay the Investors as liquidated damages 1.5% of the aggregate amount invested for each 30 day period after such date until such registration statement is declared effective, not to exceed 10% of the aggregate amount invested.

In connection with the Offering, our largest shareholder, Tsing Da Century Education Technology Co., Ltd., a Belize corporation, placed preferred shares equal to 6,000,000 Ordinary Shares in escrow on post three-for-one split basis (the “Escrow Shares”) and agreed to transfer the Escrow Shares, in whole or in part as described below, to the Investors on a pro rata basis in the event that we do not meet certain performance targets for our fiscal years ending December 31, 2010 and December 31, 2011.

If the Company’s net income for its fiscal year 2010 is less than $9,000,000, the escrow agent shall transfer to the Investors, on a pro-rata basis, an amount of Escrow Shares equal to the percentage of variation from the 2010 performance threshold times the total number of Escrow Shares. Additionally, if the Company’s net income for the fiscal year 2011 is less than $13,500,000, the escrow agent shall transfer to the Investors, on a pro-rata basis, an amount of Escrow Shares equal to the percentage of variation from the 2011 performance threshold times the total number of Escrow Shares. Any Escrow Shares remaining will be returned to the Company’s largest shareholder. Net income is as defined under United States generally accepted accounting principles, provided, however, that net income as used for these purposes for each of fiscal years 2010 and 2011 shall be increased by any cash or non-cash charges incurred (i) as a result of the financing, including without limitation, as a result of the issuance, exercise or any anti-dilution adjustment of the Warrants and (ii) as a result of the release of the Escrow Shares pursuant to the terms of the Securities Escrow Agreement.

We also entered into a Founding Shareholder Lock-Up Agreement with our largest shareholder pursuant to which the shareholder agreed to restrict the transfer of its Ordinary Shares for 12 months from the listing date on any of: the NYSE, any tier of the NASDAQ Stock Market, or the NYSE Amex (“Listing Date”), except that during the lock up period, such shareholder may transfer an amount up to 5% of the Ordinary Shares held by such shareholder. We also entered into a Six Month Lock Up Agreement with various other shareholders pursuant to which these shareholders agreed to restrict the transfer of their respective shares in the Company for 6 months from the Listing Date, except that during the lock up period, each of these shareholders may transfer an amount up to 5% of the Ordinary Shares held by such shareholder. Finally, we entered into Initial Shareholder Lock-Up Agreements with certain other shareholders pursuant to which these shareholders agreed to restrict the transfer of their shares in the Company for nine (9) months from the Listing Date, except that during the (i) initial 6 months of the lock up period, each of these shareholders may transfer an amount up to 5% of the Ordinary Shares held by such shareholder, and (ii) final three months of the lock up period, each of these shareholders may transfer an amount up to 20% of the Ordinary Shares held by such shareholder.

Placement Agent

Maxim Group, LLC (“Maxim”), a FINRA broker/dealer, acted as our placement agent in connection with the Offering. On March 12, 2010, Beijing Tsingda Century Investment Consultant of Education Co., Ltd., our variable interest entity, entered into an exclusive placement agent agreement, as amended, with Maxim which will remain in effect until October 31, 2010, after which either party may terminate the agreement with 30 days advance notice. Maxim received an effective cash commission of $411,000 (or approximately 4.3% of the proceeds of the Offering) and warrants equal to 4.5% of the number of Ordinary Shares sold in the Offering (or 364,500 Ordinary Shares). The warrant term is five years and is exercisable at any time beginning on March 16, 2011. The exercise price is $110% of the offering price of the Units (or $1.76). We are required to register the Maxim warrants. We also agreed to indemnify Maxim against certain liabilities, including liabilities under the Securities Act. In addition, we reimbursed Maxim for $25,000 as reasonable out of pocket expenses.

CORPORATE STRUCTURE

Our organization was structured to abide by the laws of the PRC. Its structure is depicted below:

We were organized under the laws of the Cayman Islands on September 27, 2006. Tsingda Technology was organized under the laws of British Virgin Islands on December 11, 2009. Tsingda Management was organized under the laws of the PRC on November 26, 2007. Tsingda Education was organized under the laws of the PRC on October 23, 2003. Tsingda Network was organized under the laws of the PRC on February 14, 2004.

On May 24, 2010, we acquired Tsingda Technology. The transaction was treated for accounting purposes as a capital transaction and recapitalization by the accounting acquirer and as a re-organization by the accounting acquiree.

Tsingda Technology owns 100% of the issued and outstanding capital stock of Tsingda Management. On April 26, 2010, Tsingda Management entered into a series of contractual agreements with Tsingda Education, and its shareholders, in which Tsingda Management effectively assumed management of the business activities of Tsingda Education and has the right to appoint all executives and senior management and the members of the board of directors of Tsingda Education. The contractual arrangements are comprised of a series of agreements, including a Consulting Services Agreement, Operating Agreement, Voting Rights Proxy Agreement, Equity Pledge and Option Agreement, through which Tsingda Management has the right to advise, consult, manage and operate Tsingda Education for an quarterly fee equal to its quarterly, after tax net profits. Additionally, Tsingda Education’s Shareholders have pledged their rights, titles and equity interest in Tsingda Education as security for Tsingda Management to collect consulting and services fees provided to Tsingda Management through an Equity Pledge Agreement. In order to further reinforce Tsingda Management’s rights to control and operate Tsingda Education, Tsingda Education’s shareholders have granted Tsingda Management the exclusive right and option to acquire all of their equity interests in Tsingda Education through an Option Agreement.

On November 15, 2010, the Company held a Special Meeting of Shareholders (“Special Meeting”) at its principal offices in Beijing, China, pursuant to the Notice of Special Meeting of Shareholders. At the Special Meeting, 33,386,754 shares of the Company’s authorized share capital were represented in person or by proxy, which constituted a quorum. At the Special Meeting, shareholders approved two proposals (i) to change of the corporate name from Compass Acquisition Corporation to Tsingda eEDU Corporation and (ii) to affect a three-for-one (3 to 1) consolidation of the Company’s issued and outstanding Ordinary Shares and to increase the amount of the Company’s authorized Ordinary Shares from thirty-nine million sixty-two thousand five hundred shares (39,062,500) to one hundred million (100,000,000) shares. The name change of the Company to Tsingda eEDU Corporation and the three-for-one consolidation and increase in the Company’s authorized share capital was effective immediately following shareholder approval.

OUR BUSINESS

Market Information

General

China’s education market is substantial based on the sheer size of its population. According to information published by the PRC government, it appears that our target population market as of December 31, 2010 is approximately 360 million individuals. The group is comprised of: infants and children below school age (6) - 160 million; primary school students - 110 million; junior high school students - 60 million; and senior high school students 30 million.

The importance of education in China is grounded upon a number of factors. Confucian doctrines placed high importance on education. Another factor which placed significant import on education arose from China’s “one child policy” implemented in 1979 in an effort to control its staggering population. As a result of the “one child policy,” many Chinese families believe that their future rests with the success of their only child. Consequently, there is a strong parental push towards education. Another factor contributing to the demand for education in China is the need to support the enormous economic growth currently underway in the country.

In the PRC, school attendance is mandatory through junior high school. Beyond junior high school, schooling is voluntary and students must pay for senior high school and any post-secondary school. Senior high school students typically range in age from 15 to 19. Students in post-secondary schools (or any educational institution beyond senior high school) typically range in age from 20 to 24. Moreover, unlike public schooling in the United States, admission to prestigious public high schools is premised on student qualification, including results from entrance exams. Consequently, competition for prestigious high schools is intense. In fact, the country has developed a keen awareness of the most prestigious high school by region and countrywide. Many of the most prestigious high schools are located in tier one cities, principally Beijing. These prestigious high schools are the recipients of disproportionate governmental funding which in turn attracts more competent teachers.

The use of online education is trending favorably in China. Based on industry data, the market scale of online education in 2008 in the PRC amounted to approximately $5.1 billion with 2012 projections reaching $10.6 billion. Moreover, the number of online education learners in China will climb to 23.1 million in 2010, twice as many as that in 2007. The Chinese online education market is expected to experience average growth of 150% in the next five years.

Shortage of funding

China’s educational system historically has been under-funded compared to the rest of the world. In 2008, China’s fiscal education expenditure was 3.48% of GDP compared with the world average of 4.5% Recently, the PRC government has taken initiatives to improve its educational system countrywide due principally to the recognition that the country’s technological development ultimately rests on the level of competency, or level of education, of its workforce. Yet despite these initiatives, there remains a severe disparity in educational funding between rural and urban areas in China as discussed below.

Funding disparity

China’s vast territory and large population have led to a significant disparity in public educational offerings between urban and rural areas. According to official statistics, there is a significant gap in the average education investment of students between rich and poor provinces. The public funding disparity for primary schools, junior high schools and senior high schools can range between 6-8 times more in the rich, urban areas compared with the poorer, rural areas. Compared with first-tier cities in PRC, many rural areas lack qualified teacher and training resources due principally to lack of funding from local governments. In recent years, a series of positive measures have been taken by related authorities to support the development of distance education. However, the problem is still quite pronounced, and massive input from the private sector is in demand.

The Tsindga Learning Concept

General

We are an online provider of supplementary educational services in China. Our Chinese website is http://www.eeduol.com and our English language web-site is www.eeduuol.com. The information contained on our websites does not form a part of this prospectus. We rolled out our “Tsingda Learning Center” concept in 2006, and more recently in late 2008, we introduced our web-based real-time interactive learning platform called “Tsingda Virtual Internet Classroom.”

Our educational model is depicted below:

Our educational services are not accredited by the PRC Ministry of Education or any other governmental agency. As such, our learning concept does not function as a substitute or alternative to traditional government run schools, which are accredited by the PRC Ministry of Education to grant diplomas and/or degrees, rather it has been shaped to supplement learning provided by government run schools in the PRC. No accrediting learning centers compete with us in our industry. “Accredited learning centers” are traditional degree-granting schools and we are not at a competitive disadvantage because we are not an accredited learning center.

For the year ended December 31, 2009, we had revenues of $14,650,863, as compared to revenues of $7,301,733 for the year ended December 31, 2008, an increase of approximately 101%. For the nine months ended September 30, 2010, we had revenues of approximately $18.7 million as compared to revenues of approximately $11.4 million for the nine months ended September 30, 2009, an increase of approximately 64.0%.

Learning Centers

As of December 31, 2009 and after three years of operations, we had approximately 1,750 operating Tsingda Learning Centers located in 1,300 cities and 23 provinces throughout the PRC. Of the total amount, three were Company-owned with the remainder as franchised operations. As of December 31, 2010, we had over 2,346 operating Tsingda Learning Centers in 1,400 cities and 23 provinces. Of the total amount, 21 were Company-owned with the remainder as franchised operations.

Our Tsingda Learning Centers principally target elementary school (grades K-8) students and in most instances are located in close proximity of a local elementary school. We designed the rollout of our franchised learning centers to generally avoid the tier one cities of Shanghai, Beijing, Chengdu, and Guangzhou. Instead, we are geographically concentrated on the second and third tier cities. We believe there are 50,000 2nd and 3rd tier cities in the PRC. We employed this strategy because we believe that competition in these lower tier cities would be less intense than first tier cities, but more importantly, we anticipated stronger product demand in the rural areas due to disparity in educational funding between the two areas.

While we concentrate our franchise development efforts in the rural areas for reasons discussed above, we located our initial Company-owned centers in close proximity to our headquarters in Beijing. This allows us to exert greater operating control over our own centers, as well as provide a nearby training center for new franchisees. We plan on opening future Company-owned centers in other tier one cities which will serve as regional training centers.

Our target customers are students ranging from 6 to 18 years of age studying at elementary, junior and senior high schools. Of our customers, 70% are elementary school students, 20% are middle school students and 10% are high school students. Our marketing methods consist of:

• Referrals from former teachers. Approximately 50% of our franchisees are former school teachers and they are active in their school district and community in encouraging students to attend learning centers after school. They achieve this primarily through passing leaflets and through word of mouth.
• Concentrated Advertising. As stated above, learning centers generally distribute leaflets in front of school and advertise on bulletin boards in high density residential areas.

• Activities. Learning centers periodically hold recruitment conferences and free tours of online content, etc. in public areas where parents and teachers are invited.
• Mass Advertising. We advertise on local and national television, local newspapers and magazines, and on the Internet.

Although we do not recruit students based on prior academic performance, regulations prohibiting a PRC educational institution from recruiting students based on prior academic performance do not apply to us.

Teaching at our learning centers is solely delivered electronically via desktop computers housed at our locations, either taught in live real time by a teacher at a remote location, or from a pre-recorded course. Our proprietary courseware provides two core curriculums: synchronous (or sync) courses and featured courses. Sync courses match textbooks from local schools and are delivered synchronously with the curriculum for these schools. Featured courses consist of learning programs designed to bolster skills in core subjects such as math and English, among others. Featured courses also prepare students for the highly competitive high school and college entrance exams. Our courseware provides a broad learning experience to the student. Learning modules includes classes directed by a wide range of teachers, including “renowned” teachers from tier one cites, Q&A sessions, and one on one teaching. Our courseware also features regular mock tests and exams, and gap detection which determines student weakness and automatically generates subsequent teaching aids. We also have digitized textbooks for 97% of targeted schools in the PRC. We believe our courseware is the most advanced in the industry and is a compelling learning regime particularly for students from less populated areas where teaching resources are limited.

In China, high school exams and college entrance exams are conducted on a local and provincial level, and are not standardized on a national level, such as its United States counterpart, the SAT. In that regard, there are many different exams and our students prepare for high school entrance exams by taking our courses that are synchronized with the textbooks they are studying. The most popular of our synchronous courses are keyed to the following textbooks:

Subject	Textbook Editions/Publisher

Chinese Language	Remin University, Jiangsu Edition, Beijing Normal University
Shanghai Edition, Hebei Edition, Hunan Edition
Mathematics	Remin University, Jiangsu Edition, Beijing Normal University
Zhejiang Edition, Shanghai Edition, Hebei Edition,
Remin University, Jiangsu Edition
English	Beijing Normal University, Zhejiang Edition, Foreign Language
Teaching and Research Press, Yilin-Oxford English
Physics	Remin University, Jiangsu Edition, Beijing Normal University
Zhejiang Edition, Shanghai Edition, Hebei Edition, Hunan Edition
Chemistry	Remin University, Jiangsu Edition, Beijing Normal University
Zhejiang Edition, Shanghai Edition, Hebei Edition, Hunan Edition

Our students prepare for their college entrance exam by consuming our featured courses on subjects that are typically covered in a provincial college entrance exam:

Subject	Contents

Chinese Language	Composition, Reading
Mathematics	Focused Algebra, Mystery of Geometry
English	Listening training, Speaking training, Efficient Reading, Writing
Physics	Focused Mechanics, Focused Electricity, Focused Optics, Focused Heat, Focused Atom
Chemistry	Chemistry Experiments
Special Subject Academic Chair	Nan Kai University Chair, Mock test, Simulation Questions Analysis
Huang Gang Chair, Mock test, Simulation Question Analysis
Chair of Middle School attached to China Normal University, Mock test, Simulation Question Analysis
Psychological	Psychological Counseling before University Entrance Exam, Case Study
Counseling

Online Virtual Classrooms

In the fourth quarter of 2008, we successfully developed a highly interactive, real-time, and personalized learning platform called the “Tsingda Internet Classroom.” Tsingda Internet Classroom has been designed to be online marketplace whereby buyers (students) and sellers (teachers) are linked through our proprietary software interface for the sole purpose of transacting educational related services. The target audience is mainly high school students; however some classrooms are oriented towards junior high and other students. Course subjects along with pricing and presentations dates are posted to a presentation page on our web-site by company qualified teachers. Our teacher roster includes approximately 2,350 “renowned” teachers from tier one cities. These teachers have achieved recognition based on awards from the Ministry of Education. Interested students can browse presentation web-pages by teacher or subject matter. Teacher credentials, course outline, pricing, presentation times, and presentation mode (live or pre-recorded) also are displayed. Course purchases are made electronically, and are delivered through a video feed which can be viewed electronically by the student. More popular courses are recorded for later presentation. Our online learning platform offers students from less developed regions the opportunity to be able experience the teaching disciplines of more experienced, including these renowned teachers from tier one cities. Unlike the courseware provided at a learning center, virtual classroom courses have not been designed to be synchronous. In most courses, students can communicate electronically with teachers.

The Tsingda virtual classroom was first launched for high school students, and later included junior high and elementary students. As of the September, 2010, total registered students and active students were 6,500,751 and 1,280,674, respectively, and the number of certified teachers was 16,000. A significant portion of our existing student base and current revenues of our virtual classroom is attributable to students who have attended or are attending our learning centers.

Our Revenue Model

We generate revenues both from our Company-owned and franchised learning centers and from the sale of “e-cards” which are used to purchase our courses.

Tsingda Learning Centers

From franchised locations, we receive (a) a one time, franchise licensing fee, (b) annual management fees equal to 10% of the initial franchise licensing fee, (c) 18% of student generated revenue from pre-recorded courses and 8% of student generated revenue from real-time courses, and (d) 10% from the sale of reference books and stationery products sold in the centers. We retain 100% of the revenue generated at Company-owned locations.

Tsingda Learning Centers

As of December 31, 2010, approximately 2,346 Tsingda Learning Centers are in operation in 1,400 cities and 23 provinces in China. The map below depicts the concentration of Tsingda Learning Centers by region as of December 31, 2010.

Tsingda Learning Centers locate in 27 provinces,
forming the largest chain of education services in China.
Beijing
Northwest 155
Tsingda Learning Center
Northeast 162
Tsingda Learning Center
North China 524
Tsingda Learning Center
East China 436
Tsingda Learning Center
Southwest 353
Tsingda Learning Center
Central China 390
Tsingda Learning Center
South China 326
Tsingda Learning Center

The following table reflects the concentration of our learning center locations by city and province:

	1	2	3	4	5	6	7	8	9	10

City	Zibo	Fuzhou	Qingdao	Taiyuan	Binzhou	Nanchong	Zhenzhou	Chendu	Nantong	Wenzhou
Number	32	27	26	22	21	20	19	18	18	17

	1	2	3	4	5	6	7	8	9	10

Province	Shandon	Jiangsu	Sichuan	Henan	Zhejiang	Fujian	Guangdong	Shanxi	Hubei	Anhui
Number	229	157	137	121	108	105	103	83	82	81

Key Features of Our Courseware

Key features of our proprietary courseware are categorized as follows:

o

Comprehensive Reference Library: We have digitized 97% of the teaching materials of all elementary, junior high and high schools in the PRC. The library allows for easy student reference to the familiar teaching materials.

o

Curriculum Matching Courseware: Early in its product development, we recognized that in the PRC, like most other developed or developing countries, teaching curriculum for the identical subject matter varies by region or province. Apart from digitizing substantially all of the relevant teaching materials, we have customized our teaching courseware to match local teaching materials. This means that a student in a Sichuan city learning center and a student in Nanjing city learning center will receive different courseware material on the same subject matter. We developed these customized learning materials in collaboration with regional teachers.

o

Synchronous Courseware Delivery: The courseware delivers teaching materials to the student synchronously with curriculums from local schools. Students can drill down to lessons which coincide with current school classes.

o	Diverse Teaching Disciplines. For any subject in our curriculum, students can select presentations from numerous teachers, including renowned teachers.

o

Gap Detection: Our proprietary courseware detects weaknesses in a student’s aptitude. During testing and Q&A sessions, incorrect answers generate subsequent questions specifically aimed at bolstering student weaknesses.

o

Results Evaluation. The courseware is result oriented and thus provides scores on mock tests and practice sessions so that students or their parents can gauge performance. It also delivers progress reports on demand which indicate a student’s progress in a given subject over a period of time.

We have disclosed the titles of our courses and textbooks in Exhibit 99.1 to this Amendment No. 1.

Our Curriculum

Learning centers provide two core curriculums: synchronous (or sync) courses and featured courses, and both are depicted below;

Basic Curriculums	Module

Sync courses	Match local textbooks in subjects like English and math.
Featured courses	Primary school English
Primary school math

Primary school Olympic math

Primary school literature

Kid English series

Intensive teaching and drill series

Composition series
Video from famous school
High school admission exam preparatory channel
College admission exam preparatory channel
Traditional Chinese cultures workshop
Science and discovery

We also have entered into licensing arrangements with third parties to provide extracurricular materials that are delivered through video, audio and animation. These presentations relate to such matters as Chinese and worldwide culture, geography and history. While these extracurricular products do not provide meaningful revenues to a learning center, they provide students with an educational diversion from core subjects.

PRC Regulation of Franchise Business

We have made all required filings and met all requirements under PRC law to legally operate a franchise business in the PRC. The required filings include (i) copies of the business license or enterprise registration certificate; (ii) a sample franchise contract; (iii) a brochure for franchise operations; (iv) a marketing plan; (v) written commitment and relevant materials proving that the relevant provisions have been followed; and (vi) other documents and materials required by relevant governing authorities.

The legal requirements to operate a franchise business in the PRC under the Regulation on the Administration of Commercial Franchises require the franchisor to possess a mature business model and the ability to provide long-term business guidance, technical support, business training and other services to its franchisees. The franchisor must have at least two direct sales stores, and have been engaged in the business for more than a year. If this franchisor conducts its operations within the scope of a single province, autonomous region, or municipality directly under the PRC Central Government, it is required to file the required legal documents with the relevant governing authorities of the province, autonomous region or municipality directly under the PRC Central Government; and if the franchisor conducts its operations within the scope of two or more provinces, autonomous regions, or municipalities directly under the PRC Central Government, it is required to file the required legal documents with the competent commercial authority of the State Council.

Franchise and Company-owned Center Details

A typical franchised learning center is approximately 100 to 300 square meters while Company-owned locations are almost double in size at 300 to 800 square meters. Each franchise center is staffed with 4-5 employees, while Company-owned centers are staffed with 8-10 employees. The staff generally includes one supervisor, with the remainder of staff consisting of counselors. Our experience to date has been that most centers are owned and operated by former teachers in the respective regions. Thus, these operators often times are familiar with many of the families in the area and are able to promote the center’s attributes the local market.

Generally, learning centers are located within close proximity of an elementary school, and most students are able to walk from their school to the learning center. Hours of operation are between 9:00 am to 8:30 pm each school day, however, high student traffic generally occurs between 3:00 pm to 6:00 pm during the school day. During winter recess (4 weeks) and summer recess (8 weeks), many children of single or dual income parents arrive at the learning center in the morning and leave in the evening. While at the learning centers, students can access the learning center curriculum or our virtual classrooms. A typical franchise center receives approximately 40-80 students per day, while a Company-owned center receives approximately 80-100 students per day.

Each learning center consists of three segregated areas, online learning, counselor guidance, and educational products depicted as follows:

o

Online Learning Area. Each franchised and Company-owned center generally supports 15 and 50 computers, respectively, in the online learning area. During periods of high student traffic, computers are accessible to students for a maximum of one hour. Students pay for courses exclusively through the Tsingda “e-card,” a re-chargeable debit card, which may be purchased at any learning center with cash or via electronic bank transfer. Once a student enters his name, ID and password, our proprietary software immediately recognizes the student’s school, grade level, and proficiency, and instantaneously delivers a menu of teaching materials designed to match the student’s current curriculum. The menu includes sync and featured courses, practice sessions, online question and answer database, mock tests, and interactive question and answer sessions.

o

Counselor Guidance Area. Students utilize the counselor guidance area to complete homework, take exams, or to perform workshop materials. The guidance area is supervised by counselor to ensure that students are not distracted by other students. In addition, parent meeting are held in this area.

o

Education Product Area. Each center provides an array of products available for sale to students, which include teaching materials complimentary to courseware, DVDs, books, learning toys, and general office supplies. Students also are able to purchase Tsingda “e” learning cards in this area.

Courses can be purchased under a variety of packages and pricing, including by day, by month, and by semester. Typically, our learning centers hold four hour sessions for elementary school students and three hour sessions for our middle and high school students for our Monday through Friday programs. For our weekend program, all sessions for all students are bifurcated into two separate two hour segments.

Franchise Arrangements

Each franchise agreement grants a specific territory to a franchisee which in turn requires the franchisee to open a corresponding number of centers commensurate with such territory as follows:

Typical Number of Centers		Territory

3		County
5		Perfecture City
8	*	Provincial Capital City
50	*	Province

* The actual number of centers for a Provincial Capital City and Province may vary depending on certain factors determined by the Company and the franchisee.

For reference purposes, the PRC consist of 23 provinces, 4 municipalities, 5 autonomous regions and 2 special administrative regions. These administrative divisions are further divided into prefectures with each prefecture consisting of numerous counties and townships.

The term of each franchise agreement is one year, and renewable annually by the parties. Under the agreement, franchisees are required to pay an initial franchise licensing fee of between $7,000 and $10,000 per location depending on franchise territory, and thereafter franchisees pay an annual management fee equal to 10% of their initial franchise licensing fee. Franchisees must maintain a standardized signage, storefront and interior design, adhere to company pricing policies for courseware, unified promotion activities and exclusively use company generated materials, among other terms. Franchisees are required to bear all the costs of owing and operating each center, including rent, staffing, and marketing. The estimated cost to open a learning center for a franchisee ranges from $40,000 to $60,000 inclusive of franchise payments to the company, lease deposits, leasehold improvements, furniture, fixtures and equipment (10-40 desktop computers). Franchisees also are required to obtain necessary operating permits, and comply with applicable laws and regulations. Our franchise attrition rate for 2008 and 2009 was 5.2% and 4.1%, respectively.

Tsingda Virtual Classroom

The “Tsingda Internet Classroom” is a robust, multi-faceted on line educational platform delivering educational services in the PRC. The virtual classroom has been designed to be an online marketplace whereby buyers (students) and sellers (teachers) are linked through its proprietary software for the sole purpose of transacting educational related services. The platform currently targets mainly high school students and to a lesser extent junior high school students. We expect to apply this platform to other educational areas, such as a Chinese language learning program that can be accessed worldwide, and adult vocational training classes for use in the PRC. We do not have a timetable as when we plan to introduce these other educational programs.

The Tsingda virtual classroom was first launched for high school students, and later included junior high and elementary students. As of September, 2010, total registered students and active students were 6,500,751 and 1,280,674, respectively, and the number of certified teachers was 16,000 (approximately 2,350 of which are “renowned”). A significant portion of our existing student base and current revenues of our virtual classroom is attributable to students who have attended or are attending our learning centers.

Students enroll in the system by providing relevant personal and educational information, along with electronic bank information. Students log on to the platform by entering an assigned user name and password. The software interface allows students to browse the system by subject matter and teacher name. An interested subscriber can enter the virtual classroom for a free trial of the first 5 minutes, after which the student can either log out or remain online and his/her account will be charged for the class.

Our various classrooms are depicted in the graphic below:

o

Renowned Teacher Classroom: The Company has attracted approximately 2,350 teachers who are classified as “renowned”, out of our 16,000 total teachers (approximately 15%) to prepare and develop courses. A “renowned” teacher is generally one who has received a distinguished teacher award from the Ministry of Education and in our opinion has developed an outstanding reputation in the teaching community. These courses are well attended with attendance ranging from 1,000-10,000 students. The renowned teacher classroom enables student from the rural regions to experience the teaching disciplines of these teachers. Renowned teacher classrooms are often recorded for subsequent viewing by students.

o

General Classroom: These classes are presented by qualified, albeit not renowned teachers. These classrooms are designed for 30 to 50 students. These classrooms are used for general courses, including mathematics, English, and physics.

o	One-on-One Classroom: These are real time classrooms specially designed for students desiring personalized and private tutoring space.

All of the classrooms are designed to be interactive whereby teacher and student can communicate electronically through text messaging, audio feeds, and email, however, due to the size of the Renowned Teacher Classroom, interactive communications are limited. Our system also maintains records of the teacher/student communications.

As mentioned elsewhere herein, we recognized the disparity in the level of educational services delivered by the government to the various regions in China. We believe that our platform attempts to bridge the education gap by allowing students from the poorer, less funded regions, to experience the disciplines of other qualified teachers, including renowned teachers.

Teacher Arrangements

Qualifications of Teachers

We believe the strength and future success of our virtual classroom is dependent upon the qualifications of our faculty. As a result, we have implemented the following practices designed at attain and maintain high teacher and subject matter integrity;

o

Background. We perform a series of background checks to verify academic credentials and employment history of each teacher. These checks include obtaining transcripts from schools and universities as well as phone interviews with colleagues.

o	Experience. Each teacher must have at least a degree from a university or college recognized by the Ministry of Education.

o	Course Subjects. Course subjects and course outlines are approved in advance to ensure that courses presented avoid sensitive political and social issues.

o

Quality Control. We frequently monitors live sessions to ensure that teachers adhere to pre-approved course outlines and to assess overall teacher performance. We also monitor email exchanges between students and teachers.

As of September 30, 2010, we had over 16,000 qualified teachers.

Financial Arrangements with Teachers

We enter into formal agreements with our qualified teachers. Under the agreement, qualified teachers receive a percentage of subscription revenue from live courses and any courses that are pre-recorded for later use. The percentage inuring to the teacher is 60% for live courses and 10% for all pre-recorded classes. All course materials prepared by teachers are property of the Company.

Qualified teachers are afforded the flexibility to develop course content which they perceive as receptive to students, subject to our approval. Teachers are then able to post to the platform, specific information concerning one or more classes offered to students. Relevant information includes the subject matter of the class, date and time of the class, price of the class, and the qualifications of the teacher. On any given day, a student can browse over hundreds of classes on a variety of subject matters. More popular classes are English, math and physics, however specialized subjects are also offered by some teachers. Courses are presented live or pre-recorded from a prior live session. Classes range between 0.5 to 1 hours longs. Pricing ranges between $1.5 and $50 per hour, again dependent upon class subject matter, level of difficulty, and teacher qualification. The following table shows the average price for three different types of courses we offer.

Type	Elementary	Middle School	High School

One-to-one classroom	$11.76	$14.71	$17.65
Renowned Teacher Classroom	$5.88	$7.35	$8.82
General Classroom	$8.82	$11.76	$14.71

Our Growth Strategy

Our growth and expansion strategy for the next 6 to 12 months includes the following measures:

Increase the number of Company-owned learning centers. As of December 31, 2010, we have 21 Company-owned locations. Due to the size of Company-owned locations, we are able to absorb higher student traffic and generate higher overall revenues compared to franchised locations. We also recognize 100% of the revenue stream from these locations. For the year 2011, we plan to complete construction of 9 Company-owned locations that are currently under construction and open another 30 Company-owned locations. The aggregate estimated cost to open these locations is $4,000,000.

Increase the number of franchised learning centers. As of December 30, 2010, we had over 2,346 locations within 1,400 2nd and 3rd tier cities throughout China. We estimate that there are approximately 50,000 2nd and 3rd tier cities in the PRC. Our plan is to increase the number of franchised learning centers by increasing our advertising and marketing initiatives in an effort to attract more franchisees. As of November 15, 2010, the Company has agreements to open 544 new franchised learning centers. In the next six months, we plan on spending approximately $1.2 million on a broad scale brand promotional campaign. This campaign will target a number of media outlets, including advertisements on regional television and in local newspapers in select markets, as well as holding periodic regional events in these markets, all of which will be designed to attract franchisees.

On average, the total cost of opening a Company-owned learning center is approximately $100,000 as described in further detail in the following table:

Interior decoration	$22,059
Equipments and facilities	$5,882
6-month Rent (paid up front)	$44,118/6 month
Deposit	$7,353/month
Miscellaneous	$22,059
Total	$101,471

Increase traffic to our virtual classrooms. We plan to allocate more capital resources to the marketing and promotion of our virtual classrooms. The above mentioned brand promotion campaign will include sponsoring events at prominent high-schools designed to promote our virtual classrooms, advertising in school newspapers, and to a lesser extent, subscribing to more per click ad space on selected Internet sites, such as Sina.com and Yahoo.com.cn. We also expect to experience increased traffic to our virtual classrooms coincident with our franchise expansion efforts. Since introduction of this platform, historical results have indicated that a majority of our virtual classroom subscribers have originated from our learning centers.

We plan to establish additional learning centers in 2011 as follows:

2011

New company-owned learning centers	39
Total company-owned learning centers	60
New franchised learning centers	600
Total franchised learning centers	2,900
Total Learning Centers	2,960

In order to execute our plan of expanding our business operations we will need to (i) increase the number of our learning centers, (ii) scale and adapt our existing network infrastructure to accommodate increased systems traffic and (iii) increase our marketing efforts. During the 2010, we expect to open approximately 550 additional franchised locations; in the next six months, we plan on spending approximately $1.2 million on a broad scale brand promotional campaign; and we will need significantly more computing power as traffic within our system increases and our learning center locations expand. We will be required to spend significant capital and resources to manage our additional franchises, execute our promotional campaign and to purchase equipment, and upgrade our technology and network infrastructure to handle increased Internet traffic. In this regard, we have budgeted approximately $1.2 million for our market campaign, approximately $1.4 million for IT expenditures, and approximately 1.8 million to add and improve our course content in 2011. If we fail to expend sufficient capital to execute our growth strategy, our operating results will be harmed.

Marketing and Promotion

Our marketing efforts target three principal areas; franchisees, students for our Company-owned learning centers, and students for our virtual classrooms.

We attract franchisees by conducting regional seminars on a periodic basis in areas that we have targeted for expansion, as well as advertising on regional television and in local newspapers in these areas. These efforts have produced in excess of 2,200 operating franchisees.

Our Company-owned learning centers are in close proximity to schools and large residential areas. We have been able to attract students to our learning centers principally through the distribution of leaflets in the nearby areas. We do not recruit students based on academic performance.

Traffic to our virtual classrooms has been driven principally by students from our learning centers. We expect to increase traffic to our virtual classrooms commensurate with the numerical increase of our learning centers.

We will continue the above stated marketing measures for the foreseeable future. In addition, however, as mentioned herein, we plan on spending approximately $1.2 million on a broad scale brand promotional campaign during the next six months. This campaign will create an overall brand awareness for our company and our products, and we expect the program to reach potential franchisees and students alike. Specifically, we intend to advertise on regional television and in local newspapers in select markets, hold periodic regional events in these specific markets, subscribe to more per click ad space on selected Internet sites, such as Sina.com and Yahoo.com.cn, and advertise in school newspapers.

Through December 31, 2011, we plan to spend approximately $4.7 million on marketing, as described in further detail in the following table:

Recruitment of students	$1,764,706
Recruitment of franchise	$735,294
Brand promotion	$441,176
Online Platform	$1,764,706
Total	$4,705,882

Competition

We do not have direct competition from our business model of offering online educational services at home and at learning centers. We face competition from online web schools with respect to our virtual classroom model, such as China Edu, although these schools are generally limited by the scope of classes offered and the number of teachers available for presentation. China Edu offers only pre-recorded courses broadcast online, targeting students aged three to eighteen in tier 1 and tier 2 cities in China. The price point of China Edu is between $176 to $426 per year. We differentiate our business from China Edu by targeting students aged six through eighteen in tier 2 and tier 3 cities at a substantially lower price point, by offering pre-recorded as well as live, real-time online courses, consumable both at home and at franchised or Company-owned learning centers.

Our business also face competition from traditional offline cram schools, however, these schools are fragmented throughout the country with concentration mainly in tier one cities. The largest of such cram schools are Xueda, Juren and China TAL Education, which are focused on serving the tier 1 cities. Because these schools are fragmented, they have no more than 200 locations, all of which locations are Company-owned. Further, they do not offer online courses, and their teaching materials are not synchronized with official textbooks. We compete with these cram schools by offering online courses at home and at learning centers, courses synchronized with textbooks, a lower price point, and because of our franchise model, are able to expand more quickly and to more markets than the cram school business model. “Accredited learning centers” are traditional degree-granting schools. As we are not an accredited learning center, we do not compete with these institutions.

We believe our current competitive advantages which will lead to potential future success are as follows:

Business Footprint and Reputation. We are the largest provider of supplementary educational teaching in the PRC and we have achieved industry acclaim for products and services.

Management Experience. We have developed a strong management team which has demonstrated the ability to operate a highly successful business model.

Scalability of Franchise Model. We believe that we have standardized an innovative, high quality teaching platform at our learning centers which allows for substantial geographical expansion.

Attributes of our Virtual Classrooms. Our virtual classrooms have numerous attributes, including

No geographical limits. We allow students from anywhere in the PRC or elsewhere to subscribe to a wide menu of courses, many of which are presented by renowned teachers.

Real-time Interaction. Many of our classrooms allow real-time interaction between the student and teacher.

Learning on demand. We provide a wide menu of live and pre-recorded courses with a broad scheduling format, including weekends and holidays.

Employees

As of September 30, 2010, we had approximately 150 full time employees and seven officers, including our chairman and chief executive officer. Our employees are not represented by any collective bargaining agreement, and we have never experienced a work stoppage. We believe we have good relations with our employees. We also have contracts with third party software providers from time to time to develop software applications in accordance with our specifications.

Properties

Our corporate offices are located at No. 0620, Yongleyingshiwenhuanan Rd., Yongledian Town, Tongzhou District Beijing under three year lease agreement terminating in 2012. The office space consists of approximately 1,868 square meters. Annual rent for fiscal year 2010 is expected to be approximately $360,963.

Equipment and Equipment Suppliers

Presently, the Company owns over 281 servers which are located in Beijing, Sichun, Shandong, Zhejiang and Tiejing. These servers are maintained under service agreements with third parties. For each Company-owned learning center, the Company owns between 40 to 50 desktop computers.

The Company purchases its servers and computers from various large suppliers like Dell and Lenovo, among others. The Company purchase products from its suppliers on an “as needed” basis and presently does not believe the loss of any one supplier will have an adverse effect on its business.

Software Development

Our learning center and virtual classroom software has been developed internally by our engineers and developers and through collaboration with third party developers. We retain ownership to all work product developed internally and by third parties. We will maintain this development strategy for future software products. Our development team has expertise in software and database programming, web application, browser, and desktop technologies.

Intellectual Property

We were granted trademark protection from PRC authorities for the names and logo of Tsingda Century and Tsingda Xiaoboshi.

A total of eight patents have been filed with the PRC authorities with respect to various aspects of our business, of which four of the applications have been granted and four applications are pending.

Description Appearance Design	Patent No	Term of the Patent	Date Issued/Filed

Card (all-in-card for entrepreneurship training)	200730161941.4	July 27, 2007 to July 26, 2017	Issued: June 25, 2008
Card (Tsingda Learning Center)	200730161942.9	July 27, 2007 to July 26, 2017	Issued: July 16, 2008
Card (all-in-card for early education)	200730161943.3	July 27, 2007 to July 26, 2017	Issued: June 25, 2008
Card (all-in-card for China education)	200730161944.8	July 27, 2007 to July 26, 2017	Issued: May 21, 2008
Computer-aided Children Evaluation and Guiding System	2007101298785	Pending	Filed: February 20 2009
Computer-aided Children Care Pattern System	2007101298770	Pending	Filed: February 20 2009
Distant Network Education Interactive Platform	2007101298766	Pending	Filed: February 20 2009
Evaluation and Monitoring Method of Distant Online Education Platform	2007101298751	Pending	Filed: February 20 2009

We have registered four software applications with the PRC authorities with respect to various aspects of our business. Under PRC Copyright Law, a copyright protects both the design of a software product and the name of the product. Copyrights are granted for a term of 50 years from the date of first publication.

Name of the Software	Date of Filing	Registration No.

Network Baomu Software V1.0	May 20, 2007	2007SR14359
Tsingda Shouhushen Software V2.0	December 1, 2008	2009SR014243
Tsingda Learning Center Software V1.0	April 20, 2007	2009SR014242
Tsingda Internet Classroom Software V1.0	July 15, 2008	2009SR014244

Litigation

From time to time, we may become involved in various lawsuits and legal proceedings, which arise, in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

Government Regulation

The Chinese government regulates the education services industry and the substance of Internet content. This section summarizes the principal Chinese regulations relating to our businesses. We operate our business in China under a legal framework that consists of the State Council, which is the highest executive authority of the Chinese central government, and several ministries and agencies under its authority, including the Ministry of Education, or MOE, the State Administration of Foreign Exchange, or SAFE, the Ministry of Information Industry, or MII, the State Administration for Industry and Commerce, or SAIC, the Ministry of Civil Affairs, or MCA, and their respective authorized local counterparts.

We have been advised by our PRC counsel that, except for the license for broadcasting audio-video programs through the Internet discussed below, for which we have already applied, no consent, approval or license other than those already obtained by our Chinese subsidiaries and affiliates is required under any of the existing laws and regulations of China for our business and operations.

Regulations on Broadcasting Audio-Video Programs through the Internet or Other Information Network

The State Administration of Radio, Film and Television, or SARFT, and MII promulgated the Rules for Administration of Internet Video-Audio Programs Service, or the Video-Audio Programs Rules, which became effective on January 31, 2008. The Video-Audio Programs Rules apply to the activities of broadcasting, integration, transmission, downloading of audio-video programs with computers, televisions or mobile phones as the main terminals and through various types of information networks. Pursuant to the Video-Audio Programs Rules, a permit for broadcasting audio-video programs through an information network is required to engage in these Internet broadcasting activities. On April 13, 2005, the State Council announced a policy on private investments in businesses in China that relate to cultural matters, which prohibits private investments in businesses relating to the dissemination of audio-video programs through information networks. On December 24, 2010, we obtained the License for Broadcasting Audio-Video Program through the Internet issued by the State Administration of Radio Film and Television (license No. 0110588).

“Educational websites” refers to websites of organizations providing education or education-related information services to website visitors by means of a database or online education platform connected via the Internet or an educational television station. “Online education schools” refers to education websites that issue educational certificates in connection with their providing academic education services or training services.

On June 29, 2004, the State Council issued the Decision on Setting Down Administrative Licenses for the Administrative Examination and Approval Items Really Necessary to be Retained, which provides that an administrative license is required for “online education schools” that provide degrees to students, but not for “educational websites” that do not provide degrees to students, such as Tsingda Education.

Regulations on Operating Private Schools

The principal regulations governing private education in China consist of the Education Law of China, The Law for Promoting Private Education (2003), The Implementation Rules for the Law for Promoting Private Education (2004) and the Regulations on Chinese-Foreign Cooperation in Operating Schools. These regulations are summarized below.

Education Law of China

The Education Law of China, or the Education Law, was enacted on March 18, 1995. The Education Law sets forth provisions relating to the fundamental education systems of China, including a system of pre-school education, primary education, secondary education and higher education, a system of nine-year compulsory education and a system of education certificates. The Education Law requires the government to formulate plans for the development of education and the establishment and operation of schools and other education institutions. In principle, enterprises, social organizations and individuals are encouraged to operate schools and other types of educational organizations in accordance with Chinese laws and regulations. Nevertheless, no school or any other accredited educational institution may be established for profit-making purposes. However, private schools may be operated for “reasonable returns,” as described in more detail below.

The Law for Promoting Private Education (2003) and The Implementation Rules for the Law for Promoting Private Education (2004)

The Law for Promoting Private Education (2003) became effective on September 1, 2003, and its implementing regulations, The Implementation Rules for the Law for Promoting Private Education (2004), became effective on April 1, 2004. Under these regulations, “private schools” are defined as schools established by individuals or private social organizations using private funds. Private schools providing degree education, pre-school education, education for self-study aid and other academic education are subject to approval by the education authorities, while private schools engaging in occupational qualification training and occupational skill training are subject to approvals from the authorities in charge of labor and social welfare. An approved private school will be granted an operating permit, and it must be registered with the MCA or its local counterpart as a privately run non-enterprise legal person.

The operation of private schools is highly regulated. For example, the types and amounts of fees charged by private schools offering certifications must be approved by the relevant governmental authority and be publicly disclosed, and the types and amounts of fees charged by private schools that do not offer certifications need only be filed with the relevant governmental authority and be publicly disclosed.

Private education is treated as a public welfare undertaking under the regulations. Nonetheless, investors in a private school may elect to require “reasonable returns” from the schools. Under the regulations, an election to establish a private school as one requiring reasonable returns must be made in the articles of association of the school. For schools that have made this election, the amount of reasonable return that can be distributed to investors each year is determined based on a percentage of the school’s “operating surplus,” which is equal to the school’s annual net income less the aggregate amount of donations received, government subsidies, if any, the amount required to be reserved for the school’s development fund and other expenses as required by the regulations. This percentage is determined by the school’s board of directors, taking into consideration the following factors: (i) the school’s tuition and other fees, (ii) the ratio of the school’s expenses used for educational activities and improving the educational conditions to the total fees collected; and (iii) the school’s admission standards and educational quality. Information relating to these factors must be publicly disclosed before the school’s board determines the percentage of the school’s annual net balance that can be distributed as reasonable returns. This disclosed information and the decision to distribute reasonable returns must also be filed with the approval authorities within 15 days from the decision made by the board. However, none of the current Chinese laws and regulations provides a formula or other guidelines for determining “reasonable returns.” In addition, none of the current Chinese laws and regulations sets forth different requirements or restrictions on a private school’s ability to operate its education business based on such school’s status as a school that requires reasonable returns or a school that has not made this election. At the end of each fiscal year, private schools are required to allocate a certain amount to their development fund for the construction and maintenance of the school and the procurement and upgrade of educational equipment. For private schools that require reasonable returns, this amount must be no less than 25% of the annual net income or the annual increase in the net assets of the school, while for other private schools, this amount must be no less than 25% of the annual increase in the net assets of the school, if any. Private schools that have not elected to require reasonable returns are entitled to the same preferential tax treatment as public schools. The regulations require that preferential tax treatment policies applicable to private schools requiring reasonable returns to be formulated by the finance authority, taxation authority and other authorities under the State Council, but to date no such regulations have been promulgated by the relevant authorities. We have received a legal opinion from our PRC counsel stating that we are not a private school.

Regulations on Chinese-Foreign Cooperation in Operating Schools

Chinese-foreign cooperation in the operation of schools and training programs is governed by the Regulations on Operating Chinese-Foreign Schools, issued by the State Council in 2003 in accordance with the Education Law, the Occupational Education Law and the Law for Promoting Private Education.

The Regulations on Operating Chinese-foreign Schools and its implementing regulations, the Implementing Rules for the Regulations on Operating Chinese-foreign Schools, or the Implementing Rules, which were issued by the MOE in 2004, encourage substantive cooperation between overseas educational organizations, which are required to have relevant qualifications and experience in providing high-quality education, and Chinese educational organizations to jointly operate various types of schools in China.

Permits for Chinese-foreign cooperation in operating schools must be obtained from the relevant education authorities or the authorities that regulate labor and social welfare in China. Since all of our learning centers are operated by our Chinese affiliated entity and not by us, we believe, based on an opinion received from our PRC counsel, that we are not required to apply for these permits.

Additionally, the Regulations on Operating Chinese-Foreign Schools and its Implementing Rules require that the foreign party to Chinese-foreign cooperative educational institutions or programs be a “foreign educational institution,” and under those regulations, a for-profit company, such as us, cannot qualify as a foreign educational institution. As a result, we cannot direct our affiliates in China, and instead we are a service provider to these affiliates.

In August 2004, the MOE promulgated the Announcement Regarding Re-Approval of Chinese-foreign Cooperative Educational Institutions and Programs, which requires Chinese-foreign cooperative educational institutions and programs that were established before July 1, 2004 (the effective date for the Implementing Rules) to obtain re-approval from the MOE.

In April 2007, the MOE issued the Circular on Further Regulating Chinese-foreign Cooperative Education Programs. The circular directs the local education authorities generally to suspend the approval of any new Chinese-foreign cooperative polytechnic education programs until the end of 2008. To ensure the quality of the Chinese-foreign education programs, the circular emphasizes the regulatory supervision of these programs and advises local education authorities to closely supervise and monitor the existing programs, especially in recruiting materials, advertisement, and issuance of degrees and diplomas, and directs them to report and remedy any non-compliance by existing programs of the applicable regulations.

Regulations on Internet Information Services

The State Council issued the Telecom Regulations and the Internet Information Services Administrative Measures, or the Internet Information Measures, on September 25, 2000.

The Internet Information Measures require that commercial Internet content providers, or ICPs, must either obtain a license for Internet information services, or an ICP license, from, or make an ICP filing with, the appropriate telecommunications authorities to carry on any commercial Internet information services in China. Generally, an ICP license is required to provide Internet information services for profit-making purposes, whereas only an ICP filing is required to provide Internet information services on a non-profit basis. We have received all necessary approvals in this regard.

In July 2006, the MII issued the Notice on Strengthening Management of Foreign Investment in Operating Value-Added Telecom Services. The notice prohibits Chinese ICPs engaged in providing value-added telecom services from leasing, transferring or selling their ICP licenses or providing facilities or other resources to illegal foreign investors. The notice requires Chinese ICPs to directly own the trademarks and domain names for the websites they operate, as well as servers and other infrastructure used to support these websites. The notice also requires Chinese ICPs to evaluate their compliance with the notice by November 1, 2006 and correct any non-compliance. A Chinese ICP’s failure to complete the procedures by November 1, 2006 could be the basis for revocation of its ICP license.

Regulations Relating to Information Security

On December 28, 2000, the National People’s Congress enacted the Decisions Regarding Maintaining Internet Security, which prohibits any use of the Internet that results in a breach of public security, dissemination of socially destabilizing content or divulgence of state secrets. The conduct prohibited is broadly defined under the decisions.

According to other relevant regulations, ICPs must complete mandatory security filing procedures with local public security authorities and must also report any public dissemination of prohibited content.

Regulations on Protection of the Right of Dissemination through Information Networks

On May 18, 2006, the State Council issued the Regulations on Protection of the Right of Dissemination through Information Networks, and they became effective on July 1, 2006. These regulations require that every organization or individual who disseminates a third party’s work, performance, audio or visual recording products to the public through an information network must obtain permission from, and pay compensation to, the copyright owner of these products, unless otherwise provided under relevant laws and regulations. The copyright owner may take technical measures to protect his or her right of dissemination through information networks and any organization or individual may not intentionally evade, destroy or otherwise assist others in evading these protective measures unless permissible under law. These regulations also provide that permission from and compensation for the copyright owner are not required in the event of limited dissemination to teaching or research staff for the purpose of school teaching or scientific research.

Regulations on Copyright and Trademark Protection

China has adopted legislation governing intellectual property rights, including copyrights and trademarks. China is a signatory to the main international conventions on intellectual property rights and became a member of the Agreement on Trade Related Aspects of Intellectual Property Rights, or TRIPS, upon its accession to the World Trade Organization in December 2001.

Copyright. The National People’s Congress amended its Copyright Law in 2001 to widen the scope of works and rights that are eligible for copyright protection. The amended Copyright Law extends copyright protection to Internet activities, products disseminated over the Internet and software products. In addition, there is a voluntary registration system administered by the China Copyright Protection Center.

Trademark. The Chinese Trademark Law, adopted in 1982 and revised in 2001, protects the proprietary rights to registered trademarks. The Trademark Office, which is under the SAIC, handles trademark registrations and grants a ten-year term to registered trademarks, subject to renewal for another ten years. Trademark license agreements must be filed with the Trademark Office for recording. We have registered nine trademarks with the Trademark Office and are in the process of registering additional marks. In addition, if a registered trademark is recognized as a well-known trademark, the proprietary right of the trademark holder may be extended beyond the registered sphere of products and services of the trademark.

On November 5, 2004, the MII amended the Measures for Administration of Domain Names for the Chinese Internet, or the Domain Name Measures. The Domain Name Measures regulate the registration of domain names, such as the first tier domain name “.cn.” In February 2006, China Internet Network Information Center, or CINIC, issued the Implementing Rules for Domain Name Registration and the Measures on Domain Name Disputes Resolution, pursuant to which CINIC can authorize a domain name dispute resolution institution to decide disputes.

Regulation of the Software Industry

Policies to Encourage the Development of Software

On June 24, 2000, the State Council issued Certain Policies to Encourage the Development of Software and Integrated Circuit Industries, or the Policies, to encourage the development of software and integrated circuit industries in China and to enhance the ability of PRC information technology companies to compete in the international market. The Policies facilitate the development of software and integrated circuit industries in China through various methods, including:

• encouraging venture capital investments in the software industry and providing capital to software enterprises or assisting such software enterprises to raise capital overseas;

• providing tax incentives, including an immediate tax rebate for taxpayers who sell self-developed software products before 2010 in the amount of the statutory value-added tax that exceeds 3%, and a number of exemptions and reduced corporate income tax rates;

• providing government support, such as government funding in the development of software technology;
• providing preferential treatments, such as credit facilities with low interest rates to enterprises that export software products;
• adopting various strategies to ensure that the software industry has sufficient expertise; and
• implementing measures to enhance intellectual property protection in China.

To qualify for preferential treatments, an enterprise must be recognized as a software enterprise by governmental authorities. A software enterprise is subject to annual inspection, failure to pass such inspection in a given year would cause the enterprise to lose the relevant benefits

Software Products Administration

On October 27, 2000, the MIIT issued the Measures Concerning Software Products Administration to regulate and administer software products and facilitate the development of the software industry in China. Pursuant to the Measures Concerning Software Products Administration, all software products operated or sold in China must be duly registered with and recorded by the relevant authorities, and no entity or individual is allowed to sell unregistered and unrecorded software products. In order to produce software products in China, a software producer is required to have:

• the status of an enterprise legal person, which scope of operations must include computer software business (including technology development of software or production of software products);
• a fixed production site;
• necessary conditions and technologies for producing software products; and
• quality control measures and capabilities for the production of software products.

Software developers or producers are allowed to sell their registered and recorded software products independently or through agents, or by way of licensing. Software products developed in China must be registered with local provincial governmental authorities in charge of the information industry and subsequently filed with the taxation authority at the same level and the MIIT. Imported software products, i.e., software developed overseas and sold or distributed into China, must be registered with the MIIT. Upon registration, the software products will be granted registration certificates. Each registration certificate is valid for five years from the issuance date and may be renewed upon expiry. The MIIT and other relevant authorities may carry out supervision and inspection over the development, production, operation and import/export of software products in and out of China.

On March 5, 2009, the MIIT promulgated the new Measures Concerning Software Products Administration, or the New Measures, which became effective on April 10, 2009. Under the New Measures, software products operated or sold in China are not required to be registered or recorded by relevant authorities, and software products developed in China (including those developed in China on the basis of imported software) can enjoy certain favorable policies when they have been registered and recorded. The New Measures also eliminated the previous requirements set forth above.

Software Copyright

The State Council promulgated the Regulations on the Protection of Computer Software, or the Software Protection Regulations, on December 20, 2001, which became effective on January 1, 2002. The Software Protection Regulations were promulgated, among other things, to protect the copyright of computer software in China. According to the Software Protection Regulations, computer software that is independently developed and attached to physical goods will be protected. However, such protection does not apply to any ideas, mathematical concepts, processing and operation methods used in the development of software solutions. Under the Software Protection Regulations, PRC citizens, legal persons and organizations will enjoy copyright protection for computer software that they have developed, regardless of whether the software has been published. Foreigners or any person without a nationality will enjoy copyright protection over computer software that they have developed, as long as such computer software was first distributed in China. Software of foreigners or any person without a nationality will enjoy copyright protection in China under these regulations in accordance with a bilateral agreement, if any, executed by and between China and the country to which the developer is a citizen of or in which the developer resides, or in accordance with an international treaty to which China is a party. Under the Software Protection Regulations, owners of software copyright will enjoy the rights of publication, authorship, modification, duplication, issuance, lease, transmission on the information network, translation, licensing and transfer. Software copyright protection takes effect on the day of completion of the software’s development. The protection period for software developed by legal persons and other organizations is fifty years and ends on December 31 of the fiftieth year from the date the software solution was first published. However, the Software Protection Regulations will not protect the software if it is not published within fifty years from the date of the completion of its development. Civil remedies available under the Software Protection Regulations against copyright infringements include cessation of the infringement, elimination of the effects, apology and monetary compensation. The copyright administrative authorities may order the infringer to stop all infringing acts, confiscate illegal gains, confiscate and destroy infringing copies, and may impose a fine on the offender under certain circumstances.

Software Copyright Registration

On February 20, 2002, the State Copyright Administration of the PRC promulgated and enforced the Measures Concerning Registration of Computer Software Copyright Procedures, or the Registration Procedures, to implement the Software Protection Regulations and to facilitate the development of China’s software industry. The Registration Procedures apply to the registration of software copyrights and software copyright exclusive licensing contracts and assignment contracts. The registrant of a software copyright will either be the copyright owner or another person (a natural person, legal person or an organization) in whom the software copyright becomes vested through succession, assignment or inheritance. Upon registration, the registrant should be granted a registration certificate by the China Copyright Protection Center.

Limitations on Foreign Ownership of Our Businesses

The Foreign Investment Industry Guidance Catalogue (amended in 2007), the Regulations on Chinese-Foreign Cooperation in Operating School, the Implementation Measures for the Regulations on Sino-Foreign Cooperation in Operating Schools and other applicable laws and regulations limit foreign ownership in entities, or foreign participation in entities, engaging in specified education activities by:

•	requiring that the foreign party in any Chinese-foreign cooperation in operating schools be a qualified foreign educational institution;

•	requiring regulatory approval for any Chinese-foreign cooperation in operating schools;

•	prohibiting foreign investment in schools providing compulsory education (that is, the first grade through the ninth grade, or primary school and junior high school education); and

•	restricting foreign investment in educational websites.

Moreover, from a practical perspective, the MOE will not approve any foreign investment or participation in online degree education.

Our corporate structure is designed to comply with current regulatory limitations on foreign ownership and participation while engaging in our core business activities.

Operating License

Our business is subject to regulation by governmental agencies in the PRC. Business and company registrations are certified on a regular basis and must be in compliance with the laws and regulations of the PRC and provincial and local governments and industry agencies, which are controlled and monitored through the issuance of licenses and certificates.

Tsingda Education has received a license from the Beijing Administration for Industry and Commerce. This business license enables us to conduct our business of providing non-certified educational services. The registration No. is 10112006225438, and it is valid from October 24, 2003 through October 23, 2013. Tsingda Management has received a license from the Beijing Administration for Industry and Commerce which enables us to engage in business consulting, education information services and organizing cultural exchanges activities (excluding shows). This license is valid from November 26, 2007 to November 25, 2027. Once the terms expire, all the business licenses are renewable.

SAFE regulations on overseas investment of Chinese residents and employee stock options

The SAFE issued The Notice on Issues Relating to the Administration of Foreign Exchange in Fund-Raising and Reverse Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies in October 2005, which became effective in November 2005, and an implementing rule in May 2007, collectively SAFE Rules. According to SAFE Rules, Chinese residents, including both legal persons and natural persons and Chinese citizens and foreign citizens who reside in China, are required to register with SAFE or its local branch before establishing or controlling any company outside China, referred to in SAFE rules as an “offshore special purpose company,” for the purpose of financing that offshore company with their ownership interests in the assets of or their interests in any Chinese enterprise. In addition, a Chinese resident that is a shareholder of an offshore special purpose company is required to amend its SAFE registration with the local SAFE branch with respect to that offshore special purpose company in connection with the injection of equity interests or assets of a Chinese enterprise in the offshore company or overseas fund raising by the offshore company, or any other material change in the capital of the offshore company, including any increase or decrease of capital, transfer or swap of share, merger, division, long-term equity or debt investment or creation of any security interest. The SAFE Rules apply retroactively. As a result, Chinese residents who have established or acquired control of offshore companies that have made onshore investments in China in the past were required to complete the relevant registration procedures with the competent local SAFE branch. If any resident of China failed to file its SAFE registration for an existing offshore entity, any dividends remitted by the onshore entity to its overseas parent since April 21, 2005 will be considered to be an evasion of foreign exchange purchase rules, and the payment of the dividend will be illegal. As a result of any illegal action of this type, both the onshore entity and its actual controlling person(s) can be fined. In addition, failure to comply with the registration procedures may result in restrictions on the relevant onshore entity, including prohibitions on the payment of dividends and other distributions to its offshore parent or affiliate and capital inflow from the offshore entity. Chinese resident shareholders of the offshore entity may also be subject to penalties under Chinese foreign exchange administration regulations.

We have asked our shareholders and beneficial owners who are Chinese residents to make the necessary applications and filings as required under Circular 75 and other related rules, as well as pursuant to the Escrow Agreement we entered into in connection with our September 2010 private placement. However, due to uncertainty concerning the reconciliation of Circular 75 with other approval or registration requirements, it remains unclear how Circular 75, and any future legislation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. We will attempt to comply, and attempt to ensure that our shareholders and beneficial owners who are subject to these rules comply, with the relevant requirements. However, we cannot provide any assurances that all of our shareholders and beneficial owners who are Chinese residents will comply with our request to make or obtain any applicable registrations or comply with other requirements required by Circular 75 or other related rules. In addition, certain of the holders of options to purchase our Ordinary Shares are Chinese residents. We have been advised that it is unclear under SAFE Rules whether these option holders would be deemed to be beneficial owners of our company for the purposes of these rules as a result of holding these options. The failure or inability of our Chinese resident shareholders or beneficial owners to register with SAFE in a timely manner pursuant to SAFE Rules, or the failure or inability of any future Chinese resident shareholders or beneficial owners to make any required SAFE registration or comply with other requirements under SAFE Rules may subject these shareholders or beneficial owners to fines or other sanctions and may also limit our ability to contribute additional capital into or provide loans to our Chinese subsidiaries, limit our Chinese subsidiaries’ ability to pay dividends to us, repay shareholder loans or otherwise distribute profits or proceeds from any reduction in capital, share transfer or liquidation to us, or otherwise adversely affect us.

On March 28, 2007, SAFE promulgated the Application Procedure of Foreign Exchange Administration for Domestic Individuals Participating in Employee Stock Option Holding Plan or Stock Option Plan of Overseas Listed Company, or the Stock Option Rule. The purpose of the Stock Option Rule is to regulate foreign exchange administration of Chinese citizens who participate in employee stock holding plans and stock option plans of offshore listed companies. According to the Stock Option Rule, if a Chinese citizen participates in any employee stock holding plan or stock option plan of an offshore listed company, a Chinese domestic agent or the Chinese subsidiary of the offshore listed company is required to file, on behalf of the individual, an application with SAFE to obtain approval for an annual allowance with respect to the purchase of foreign exchange in connection with stock holding or stock option exercises. This restriction exists because a Chinese citizen may not directly use offshore funds to purchase stock or exercise stock options. Concurrent with the filing of the required application with SAFE, the Chinese domestic agent or the Chinese subsidiary must obtain approval from SAFE to open a special foreign exchange account at a Chinese domestic bank to hold the funds required in connection with the stock purchase or option exercise, any returned principal profits upon sales of stock, any dividends issued on the stock and any other income or expenditures approved by SAFE. The Chinese domestic agent or the Chinese subsidiary also is required to obtain approval from SAFE to open an offshore special foreign exchange account at an offshore trust bank to hold offshore funds used in connection with any employee stock holding plans.

All proceeds obtained by a Chinese citizen from dividends acquired from the offshore listed company through employee stock holding plans or stock option plans, or sales of the offshore listed company’s stock acquired through other methods, must be remitted back to China after relevant offshore expenses are deducted. The foreign exchange proceeds from these sales can be converted into Renminbi or transferred to the individuals’ foreign exchange savings account after the proceeds have been remitted back to the special foreign exchange account opened at a Chinese bank. If stock options are exercised in a cashless exercise, the Chinese individuals exercising them are required to remit the proceeds to the special foreign exchange account.. If we or our Chinese employees fail to comply with the Stock Option Rule, we and/or our Chinese employees may face sanctions imposed by foreign exchange authority or any other Chinese government authorities.

Foreign Exchange Control and Administration

Foreign exchange in China is primarily regulated by:

•	The Foreign Currency Administration Rules (1996), as amended; and
•	The Administration Rules of the Settlement, Sale and Payment of Foreign Exchange (1996), or the Administration Rules.

Under the Administration Rules, the Renminbi is convertible for current account items, including the distribution of dividends, interest payments, and trade and service-related foreign exchange transactions. Conversion of Renminbi into foreign currency for capital account items, such as direct investment, loans, investment in securities and repatriation of funds, however, is still subject to the approval of SAFE. Under such rules, foreign-invested enterprises may only buy, sell and remit foreign currencies at banks authorized to conduct foreign exchange transactions after providing valid commercial documents and, in the case of capital account item transactions, only after obtaining approval from SAFE.

Under the Foreign Currency Administration Rules, foreign invested enterprises are required to complete the foreign exchange registration and obtain the registration certificate. Tsingda Management has not complied with these requirements. Tsingda Education and Tsingda Network are domestic enterprises and do not have to comply with these requirements.

The value of the Renminbi against the US dollar and other currencies may fluctuate and is affected by, among other things, changes in China’s political and economic conditions. Historically, the conversion of Renminbi into foreign currencies, including US dollars, has been based on rates set by the People’s Bank of China. On July 21, 2005, the PRC government changed its policy of pegging the value of the Renminbi to the US dollar. Under the new policy, the Renminbi will be permitted to fluctuate within a band against a basket of certain foreign currencies. There remains significant international pressure on the PRC government to adopt a substantial liberalization of its currency policy, which could result in a further and more significant appreciation in the value of the Renminbi against the US dollar.

Regulation on Mergers and Acquisitions

On August 8, 2006, six PRC regulatory agencies, including the China Securities Regulatory Commission, or CSRC, promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, which became effective on September 8, 2006. This new regulation, among other things, has certain provisions that purport to require offshore special purpose vehicles, or SPVs, formed for the purpose of listing and controlled by PRC individuals or companies, to obtain the approval of the CSRC prior to listing their securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website a notice specifying the documents and materials that are required to be submitted for obtaining CSRC approval.

In addition, under this new regulation, mergers and acquisitions of equity or assets involving PRC enterprises by foreign investors are subject to approval by the Ministry of Commerce or local branches or other competent government authorities. If we continue our expansion through acquiring PRC domestic companies by our offshore affiliates, we will be subject to such approval requirement.

Failure to comply with this new regulation may lead to sanctions by the Ministry of Commerce or other PRC regulatory authorities that are provided for in other relevant regulations governing foreign investment, foreign exchange, taxation, business registration, securities, and administration of state-owned assets.

Dividend Distributions

Pursuant to the Foreign Currency Administration Rules promulgated in 1996 and amended in 1997 and 2008, respectively, and various regulations issued by SAFE, and other relevant PRC government authorities, the PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China.

Tsingda Education and Tsingda Network are regulated by the laws governing foreign-invested enterprises in the PRC. Accordingly, they are required to allocate 10% of their after-tax profits based on PRC accounting standards each year to their general reserves until the accumulated amount of such reserves has exceeded 50% of their registered capital, after which no further allocation is required to be made. As of December 31, 2009, the registered capitals of Tsingda Education and Tsingda Network are $4,421,156 and $588,235, respectively, and both companies have made the required allocations to the general reserves. These reserve funds, however, may not be distributed to equity owners except in accordance with PRC laws and regulations. We cannot assure you that the PRC government authorities will not request our subsidiaries to use their after-tax profits for their own development and restrict our subsidiaries’ ability to distribute their after-tax profits to us as dividends.

Pursuant to the new EIT law and its implementing regulations, dividends payable by a foreign-invested enterprise to its foreign investors will be subject to a 10% withholding tax if the foreign investors are considered as non-resident enterprises without any establishment or place within China or if the dividends payable have no connection with the establishment or place of the foreign investors within China, to the extent that the dividends are deemed China sourced income, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. The Marshall Islands, where our immediate holding company is incorporated, does not have such a tax treaty with China. In addition, pursuant to a notice jointly promulgated by the Ministry of Finance and the State Administration of Taxation of the PRC on February 22, 2008, distribution of accumulated profits of foreign-invested enterprises arising before January 1, 2008 will be exempt from withholding tax even if the distribution is made after January 1, 2008 but the distribution of profits arising after January 1, 2008 will be subject to withholding tax.

Regulation of Employment

On June 29, 2007, the National People’s Congress promulgated the Employment Contract Law of the People’s Republic of China, or ECL, which became effective on January 1, 2008. On September 18, 2008, the State Council issued the People’s Republic of China Employment Contract Law Implementation Rules, or ECL Implementation Rules, which became effective on September 18, 2008, the date of issuance. The ECL and ECL Implementation Rules require employers to enter into written contracts with their employees, restrict the use of temporary workers and aim to give employees long-term job security.

Pursuant to the ECL, employment contracts lawfully entered into prior to the implementation of the ECL and continuing as of the date of its implementation will continue to be valid. Where an employment relationship was established prior to the implementation of the ECL but no written employment contract was entered into, a contract must be entered into within one month after the ECL’s implementation.

Regulations on Franchise Businesses

On February 6, 2007, the State Council promulgated the Regulation on the Administration of Commercial Franchisees, which became effective on May 1, 2007. This regulation requires that any enterprise engaging in trans-provincial franchise business shall register with the Ministry of Commerce, or MOC, and any enterprise engaging in franchise business within one province shall register with the provincial counterparts of MOC. On April 30, 2007, the MOC promulgated the Administrative Measures for the Filing of Commercial Franchises, which set forth in detail the procedures and documents required for the filing, including among other things the franchise agreement, market plan trademarks, and patents relating to the franchise.

According to the Regulation on the Administration of Commercial Franchises, a franchisor conducting franchise activities shall possess a mature business model and the ability to provide long-term business guidance, technical support, business training and other services to the franchisee. It shall have at least two direct sales stores and have done the business for more than a year. If a franchisor conducts its operations within the scope of a province, autonomous region, or municipality, it must file legal documents with the competent commercial authorities of the province, autonomous region or municipality. If a franchisor conducts its operations within the scope of two or more provinces, autonomous regions, or municipalities, it must file legal documents with the competent commercial authority of the PRC state council. A franchisor must submit the following documents and materials:

•	copies of its business license or enterprise registration certificate;

•	a sample franchise contract;

•	a brochure for franchise operations;

•	a market plan;

•	written commitments and relevant materials proving that the relevant filing provisions have been followed; and

•	other documents and materials required by the relevant commercial authorities.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES

Prior to our reverse acquisition transaction with Tsingda Technology, our independent registered public accounting firm was PMB Helin Donovan, LLP (“PMB”), while Tsingda Management’s independent registered public accounting firm was Jeffrey & Company.

On August 23, 2010, we dismissed PMB Helin Donavan, LLP (“PMB”) as our independent registered public accounting firm. The Board of Directors of the Company approved such dismissal on August 19, 2010.

The Company’s Board of Directors participated in and approved the decision to change our independent registered public accounting firm.

PMB’s reports on the financial statements of the Company for the years ended June 30, 2009 and 2008 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

In connection with the audit and review of the financial statements of the Company through August 23, 2010, there were no disagreements on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with PMB’s opinion to the subject matter of the disagreement.

In connection with the audited financial statements of the Company for the years ended June 30, 2009 and 2008 and interim unaudited financial statement through August 23, 2010, there have been no reportable events with the Company as set forth in Item 304(a)(1)(v) of Regulation S-K.

Engagement of Jeffrey & Company.

On August 19, 2010, the Board appointed Jeffrey & Company as the Company’s new independent registered public accounting firm. The decision to engage Jeffrey & Company was approved by the Company’s Board of Directors on August 19, 2010.

Prior to August 19, 2010, we did not consult with Jeffrey & Company regarding (1) the application of accounting principles to a specified transactions, (2) the type of audit opinion that might be rendered on our financial statements, (3) written or oral advice was provided that would be an important factor considered by us in reaching a decision as to an accounting, auditing or financial reporting issues, or (4) any matter that was the subject of a disagreement between us and its predecessor auditor as described in Item 304(a)(1)(iv) or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

We provided PMB with a copy of this disclosure on August 23, 2010, and provided PMB with the opportunity to furnish us with a letter addressed to the SEC stating whether it agrees with the statement made by us herein in response to Item 304(a) of Regulation S-K and, if not, stating the respect in which it does not agree. A letter from PMB dated August 23, 2010 was filed by us as Exhibit 16.1 to our current report on Form 8-K on August 23, 2010.

Dismissal of Jeffrey & Company and Engagement of Malone & Bailey LLP

On October 14, 2010, Compass Acquisition Corporation (the “Company”) dismissed Jeffrey & Company, as its independent registered public accounting firm and appointed Malone Bailey LLP as its new independent registered public accounting firm. Since the Company does not have an audit or similar committee, the termination of Jeffrey & Company and the appointment of Malone Bailey LLP as the Company’s new independent registered public accounting firm was approved by the Company’s board of directors.

Jeffrey & Company’s report on the financial statements of the Company for the fiscal years ended December 31, 2009 and 2008 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle.

During the fiscal years ended December 31, 2009 and 2008 and through October 14, 2010, there have been no disagreements with Jeffrey & Company (as defined in Item 304(a)(1)(iv) of Regulation S-K) on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Jeffrey & Company, would have caused it to make reference thereto in any of its reports.

During the fiscal years ended December 31, 2009 and 2008 and through October 14, 2010, there were no reportable events as defined in Regulation S-K Item 304(a)(1)(v).

During the fiscal years ended December 31, 2009 and 2008 and through October 14, 2010, neither the Company nor anyone on behalf of the Company has consulted with Malone Bailey LLP regarding either:

1. The application of accounting principles to specified transactions, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and neither was a written report provided to the Company nor was oral advice provided that Malone Bailey LLP concluded was an important factor considered by the Company in reaching a decision as to an accounting, auditing or financial reporting issue; or

2. Any matter that was either the subject of a disagreement or a reportable event, as each term is defined in Items 304(a)(1)(iv) or (v) of Regulation S-K, respectively.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name, age, and position of our executive officers and directors. Executive officers are elected annually by our Board of Directors. Each executive officer holds his office until he resigns, is removed by the Board, or his successor is elected and qualified. Directors are elected annually by our stockholders at the annual meeting. Each director holds his office until his successor is elected and qualified or his earlier resignation or removal.

NAME	AGE	POSITION

Zhang Hui	44	Chairman of the Board of Directors, Chief Executive Officer and President
Liu Juntao	48	Executive Vice President and Director
Kang Chungmai	40	Secretary and Chief Financial Officer
Norm Klein	60	Director
David Bolocan	46	Director
Bi Cheng	53	Director

Zhang Hui established Tsingda Education in 2003, and has been its chairman, chief executive officer since its inception. From 1999 to 2003, he was vice president of Singapore Holding Group, during when he has integrated management methods and cultural diversity under different background efficiently, and then setting up a new branch for Singapore Holding Group-Holding Technology (Shenzhen) Co., Ltd. From 1995 to 1999, Mr. Zhang worked as the newsroom director and vice chief editor of China technology information magazine, successfully hatching the publication of the best choice of Chinese excellently expertise, Chinese diathesis education, Chinese innovation education and China education research. He graduated from Wuhan University of Technology in 1989.

Liu Juntao has been the executive vice-president of Tsingda Education since its inception. Prior to his employ with Tsingda, he had over 10 years of administrative work for government. He also spent 5 years in private industry in the PRC where worked in product development, market exploiting and customer service. Mr. Liu graduated from Huazhong Agriculture University in 1983.

Kang Chungmai has been the chief financial officer and secretary of Tsingda Education since January 2010. From 2004 to 2007, he worked as managing director in Zero2IPO Group in Beijing a financial consulting firm. From 1999 to 2002, he served as CFO in Optoma Electronics (the largest TFT-LCD backlight and DLP projector producer in the world). From 1996 to 1999, he served as financial manager in Far Eastern Department Stores (the largest chain of department stores in the Greater China Region) based in Taipei. He had broad experiences in general financial management, debt and equity financing, foreign exchange hedging, offshore holding structure design, and investment evaluation. Mr. Kang holds his master degree in International Finance from the University of Westminster, London, UK in 1996. He also expects to receive the PhD degree in Management from the University of Edinburgh, Edinburgh, Scotland in 2010.

Norm Klein, director, has over twenty years of experience working in manufacturing and process controls with major companies. Since 2001, Mr. Klein has acted as the Chief Financial Officer, Chief Operating Officer, and Investor Relations Officer for Eastbridge Investment Group Corporation [OTCBB: EBIG], a consulting firm. Prior to that, Mr. Klein worked with corporations such as Clorox, Honeywell, Dreyers Ice Cream, and Ingersol Rand Corporation, where Mr. Klein provided consulting expertise in strategic planning, financial management, marketing and selling, manufacturing and process controls. Mr. Klein holds a Bachelors Degree in Mechanical Engineering from Rose Hulman Institute and a Masters Degree in Business Administration from the University of Iowa.

David Bolocan, director, is a retail banking and marketing executive who has held positions at Sun Trust, Washington Mutual, JPM Chase and Bank of America. Since 2008, Mr. Bolocan has been a consumer banking products executive at Sun Trust. Previously, Mr. Bolocan was a consumer banking products executive at Washington Mutual (2007 to 2008) and JP Morgan Chase (2006 to 2007). From 2001 to 2006, Mr. Bolocan was an Executive Vice President at Bank of America, and its predecessor, MBNA. Mr. Bolocan is the author of ten books on popular business software packages. Mr. Bolocan holds a Master Degree in management sciences from the Massachusetts Institute of Technology and a Bachelors Degree in Computer Science and Economics from Harvard University.

Bi Cheng director, has been a professor and doctoral advisor at Peking University since 2004. Mr. Bi is also a researcher in the China National Institute for Educational Research and a member of the Academic Committee and vice principal of the China Principal Development School. During his career, Mr. Bi has hosted and participated in more than 40 state level projects, published twelve scholarly treatises, compiled educational documents and dictionaries, and released over 200 thesis papers. Mr. Bi received his Ph.D. from the Education Department of Beijing Normal University in 1988.

We believe that Zhang Hui, as chairman and chief executive officer, and Liu Juntao as executive vice president of our business since its inception in 2003, are each qualified to and should be a director of Tsingda eEDU Corporation. Mr. Zhang and Mr. Liu have both been instrumental in establishing Tsingda Education and overseeing its operations. We also believe Mr. Klein, Mr. Bolocan and Mr, Bi are each qualified and should be on our board of directors. Mr. Klein and Mr. Bolocan bring to the Company valuable expertise and knowledge of United States corporate governance, and Mr. Bi is a respected academic in the field of education that would contribute to the Board’s diversity.

Directors are elected until their successors are duly elected and qualified.

There are no family relationships among our directors or officers.

To the best of our knowledge, none of our directors or executive officers, including Nautilus Global Partners and Mid-Ocean Consulting, who were promoters of the Company from the time of our incorporation to the time of its merger with Tsingda Technology, and Eastbridge Investment Group Corp. who is a promoter of the Company since our merger with Tsingda Technology has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Code of Ethics

We currently do not have a code of ethics that applies to our officers, employees and directors, including our Chief Executive Officer and Chief Financial Officer, however, we intend to adopt one in the near future.

EXECUTIVE COMPENSATION

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods. No other executive officer received total annual salary and bonus compensation in excess of $100,000.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)

Zhang Hui(1)	2009	$55,385	0	0	0	0	$55,385
Chairman, President, and	2008	$55,385	0	0	0	0	$55,385
Chief Executive Officer

Kang Chungmai(1)	2009	0	0	0	0	0	0
Chief Financial Officer	2008	0	0	0	0	0	0

Joseph Rozelle(2)	2009	0	0	0	0	0	0
Former President and Chief	2008	0	0	0	0	0	0
Financial Officer and Secretary

Karl Brenza(3)	2009	0	0	0	0	0	0
Former Chief Executive Officer

(1)

On May 24, 2010, we acquired Tsingda Technology in a reverse acquisition transaction that was structured as a share exchange and in connection with that transaction, Mr. Zhang Hui became our Chief Executive Officer and President and Kang Chungmai became our Chief Financial Officer. Prior to the effective date of the reverse acquisition, Mr. Zhang and Mr. Kang held the same positions with Tsingda Education, respectively. The annual compensation shown in this table includes the amounts Mr. Zhang received from Tsingda Education prior to the consummation of the reverse acquisition. Mr. Kang was hired by Tsingda Education in January 2010 and his annual salary is approximately $46,225.

(2)	Mr. Joseph Rozelle resigned from the offices of President and Chief Financial Officer on May 20, 2010, and resigned as Secretary on May 24, 2010.

(3)	Mr. Karl Brenza was appointed as Chief Executive Officer on May 20, 2010, and resigned from such office on May 24, 2010.

Employment Agreements.

Except as noted below, there are no agreements or understandings for any of our executive officers or directors to resign at the request of another person and no officer or director is acting on behalf of nor will any of them act at the direction of any other person.

On January 1, 2010, we entered into an employment agreement with Mr. Zhang, our President and Chairman. Pursuant to the agreement, Mr. Zhang has agreed to work exclusively for the Company during the term and will receive a monthly salary of approximately $4,400. The agreement expires on December 31, 2019.

Grants of Plan-Based Awards

No plan-based awards were granted to any of our named executive officers during the fiscal year ended December 31, 2009.

Outstanding Equity Awards at Fiscal Year End

No unexercised options or warrants were held by any of our named executive officers at December 31, 2009. No equity awards were made during the fiscal year ended December 31, 2009.

Option Exercises and Stock Vested

No options to purchase our capital stock were exercised by any of our named executive officers, nor was any restricted stock held by such executive officers vested during the fiscal year ended December 31, 2009.

Pension Benefits

No named executive officers received or held pension benefits during the fiscal year ended December 31, 2009.

Nonqualified Deferred Compensation

No nonqualified deferred compensation was offered or issued to any named executive officer during the fiscal year ended December 31, 2009.

Potential Payments Upon Termination or Change in Control

Our executive officers are not entitled to severance payments upon the termination of their employment agreements or following a change in control.

Compensation of Directors

No member of our Board of Directors received any compensation for his services as a director during the fiscal year ended December 31, 2009.

Compensation Committee Interlocks and Insider Participation

During the fiscal year 2009 we did not have a standing compensation committee. Our Board of Directors was responsible for the functions that would otherwise be handled by the compensation committee. All directors participated in deliberations concerning executive officer compensation, including directors who were also executive officers, however, none of our executive officers received any compensation during the last fiscal year. None of our executive officers has served on the Board of Directors or compensation committee (or other committee serving an equivalent function) of any other entity, any of whose executive officers served on our Board or Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of the date hereof, with respect to the beneficial ownership of the outstanding Ordinary Shares by (i) any holder of more than five (5%) percent; (ii) each of our executive officers and directors; and (iii) our directors and executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.

Name and Address of Beneficial Owner	Number of Ordinary Shares Beneficially Owned(1)	Percent Of Class (2)

	Officers and Directors

Zhang Hui (3) President and Chairman	11,422,706	33.8%
Liu Juntao(3) Executive Vice President and Director	11,422,706	33.8%
Kang Changmai Chief Financial Officer and Secretary	0	0
Norm Klein (6) Director	2,079,740	6.2%
David Bolocan Director	0	0
Bi Cheng Director	0	0
All officers and directors as a group (3 persons)	13,502,446	40.0%

5% or greater shareholders
Zhong Hui Rong Fund Ltd. (4)	2,531,250	7.5%
Yangyi Yu(5)	2,193,750	6.4%
Eastbridge Investment Group Corp.(6)	2,079,740	6.2%
Tsing Da Century Education Technology Co., Ltd. (3)	11,422,706	33.8%

(1)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has ownership of, and voting power and investment power with respect to, our Ordinary Shares. For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

(2)	Based on 33,729,862 Ordinary Shares issued and outstanding as of the date hereof.
(3)

Tsing Da Century Education Technology Co., Ltd., a Belize corporation, is the record owner of such shares. Mr. Zhang, our Chairman and President, and Mr. Liu, our Executive Vice President and Director, own 81.7% and 18.3%, respectively, of this entity. Accordingly, both Mr. Zhang and Mr. Liu may be deemed to be the beneficial owner of shares owned by such reporting person.

(4)	Mr. Su Jie is the President of Zhong Hui Rong Fund Ltd. The amount includes stock purchase warrants to acquire 656,250 Ordinary Shares.
Address of the person is:
Room1803, Building13, Court 58,
Qingta West Road, Fengtai District, Beijing,100071

(5)	The amount includes stock purchase warrants to acquire 568,750 Ordinary Shares.
Address of the person is:
c/o Tsingda Century Invest Tech. Co. Ltd.
7th Fl Capital
Devel Twr, Zhongguangchun
Haidian Dist, Beijing PRC 100080

(6)	Norm Klein is Chief Operating Officer, Chief Financial Officer and Investor Relations Officer of Eastbridge Investment Group Corp.
Address of the person is:
8040 E. Morgan Trail Unit 18
Scottsdale, Arizona 85258

Eastbridge Investment Group Corp is a promoter of the Company since the Company’s merger with Tsingda Technology.

DESCRIPTION OF SECURITIES

We are authorized to issue 100,000,000 Ordinary Shares, $.000384 par value, and 537,227.22 preferred shares, $.000384 par value. As of the date hereof, 33,729,862 Ordinary Shares are outstanding. No preferred shares are outstanding.

(a) Ordinary Shares. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding Ordinary Shares are entitled to receive dividends out of assets legally available therefore at times and in amounts as our board of directors may determine. Each stockholder is entitled to one vote for each Ordinary Share held on all matters submitted to a vote of the stockholders. Cumulative voting is not provided for in our amended articles of incorporation, which means that the majority of the shares voted can elect all of the directors then standing for election. The Ordinary Shares are not entitled to preemptive rights and is not subject to conversion or redemption. Upon the occurrence of a liquidation, dissolution or winding-up, the holders of Ordinary Shares are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of preferential rights of any outstanding preferred stock. There are no sinking fund provisions applicable to the Ordinary Shares. The outstanding Ordinary Shares are, and the Ordinary Shares to be issued upon exercise of the Warrants will be, fully paid and non-assessable.

(b) Preferred Stock. As of the date of hereof, no preferred shares are issued and outstanding. We were authorized to issue 781,249 preferred shares, and in connection with our acquisition of Tsingda Technology, we issued 244,022.78 preferred shares, which converted into 24,402,278 Ordinary Shares. Once issued, preferred shares may not be re-issued. With respect to the 537,227.22 authorized preferred shares that are still issuable, the Board of Directors is empowered to designate and issue from time to time one or more classes or series of Preferred Stock and to fix and determine the relative rights, preferences, designations, qualifications, privileges, options, conversion rights, limitations and other special or relative rights of each such class or series so authorized. Such action could adversely affect the voting power and other rights of the holders of the Company’s capital shares or could have the effect of discouraging or making difficult any attempt by a person or group to obtain control of the Company.

(c) Warrants. In connection with the September 16, 2010 financing, we issued warrants to the Investors to purchase 2,100,000 of our Ordinary Shares. Each Warrant entitles the holder to purchase one Ordinary Share. The Warrants are exercisable in whole or in part, at an initial exercise price equal to $2.08 per share or on a cashless basis. The warrant term is five years from issuance and may be exercised at any time after we effect the 3 for 1 consolidation of our Ordinary Shares.

We also issued to the Maxim Group, LLC as placement agent for the financing, warrants to purchase 364,500 of our Ordinary Shares. Each Warrant entitles the holder to purchase one Ordinary Share. The Warrants are exercisable in whole or in part, at an exercise price equal to $1.76 per share or on a cashless basis. The warrant term is five years from issuance and may be exercised at any time after February 16, 2011.

The exercise price and number of Ordinary Shares to be received upon the exercise of Warrants are subject to adjustment upon the occurrence of certain events, such as stock splits, stock dividends or our recapitalization. In the event of our liquidation, dissolution or winding up, the holders of Warrants will not be entitled to participate in the distribution of our assets. Holders of Warrants have no voting, pre-emptive, subscription or other rights of shareholders in respect of the Warrants, nor shall the Holders be entitled to receive dividends.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Compass

On March 1, 2008, the Company consolidated the authorized ordinary share capital of the Company from 50,000,000 Ordinary Shares of $0.0001 par value each to 39,062,500 Ordinary Shares of $0.000128 par value each. This resulted in every shareholder as of March 1, 2008 receiving 0.78125 Ordinary Shares for every ordinary share previously held. This was treated as a stock split for U.S. GAAP purposes, and all share and per share data is presented as if the consolidation took place as of the date of inception, September 27, 2006. On March 1, 2008, we also consolidated our authorized preference share capital from 1,000,000 preference shares of $0.0001 par value each to 781,250 preference shares of $0.000128 par value.

Promoters and certain control persons.

On September 27, 2006, the Company issued 1,000,000 and 100,000 Ordinary Shares, respectively, to Nautilus Global Partners and Mid-Ocean Consulting Limited (subsequently adjusted to 781,250 and 78,125) at a price of $0.0001 per share. Mr. Rozelle, a former President and director of the Company, is the President of Nautilus Global Partners, LLC. Nautilus Global Partners and Mid-Ocean Consulting Limited were promoters of the Company from the time of the Company’s incorporation to the time of its merger with Tsingda Technology.

On March 12, 2010, Tsingda Education entered into an agreement with Maxim Group, LLC (“Maxim), a FINRA registered broker dealer, to act as a placement agent on a best efforts basis in connection with a proposed private placement offering of Tsingda Education and its affiliates and subsidiaries. Under the Agreement, Maxim is entitled to receive 8% of the gross proceeds of the offering and stock purchase warrants equal to eight percent of the number of securities sold in the offering. The term of the warrants is five years, although not exercisable for the initial six months, and are exercisable at 110% of the per share offering price. We are required to register the Maxim warrants. Tsingda Education also is obligated to pay reasonable fees and expenses of Maxim not to exceed $50,000. We also agreed to indemnify Maxim against certain liabilities, including liabilities under the Securities Act. As a result of the September 16, 2010 financing, we paid Maxim as full compensation under the agreement, cash commissions of $411,000 (or 4.3% of the proceeds from the offering) and issued a stock purchase warrant to acquire 364,500 Ordinary Shares. The warrant term is five years and is exercisable at any time after six months from closing at an exercise price is $1.76. In addition, we reimbursed Maxim for $25,000 as its reasonable out of pocket expenses.

On May 17, 2010, we issued an aggregate of 915,086 Ordinary Shares (adjusted to reflect the 3 for 1 reverse split) to MJR Holdings, Inc., Christopher Fiore, Clifford Teller and Karl Brenza, our former Chief Executive Officer, for an aggregate purchase price of $30,000. The forgoing parties are affiliates of Maxim.

Pursuant to the Tsingda transaction, and as described elsewhere herein, on May 24, 2010, the Company issued 244,022.78 preferred shares of Compass to the Tsingda shareholders in exchange for 100% of the outstanding shares of Tsingda Technology. The Company also issued 2,079,740 Ordinary Shares to Eastbridge Investment Group Corporation in exchange for certain considerations provided by Eastbridge Investment Group Corp., who is a promoter of the Company since the Company’s merger with Tsingda Technology.

Tsingda Transactions

Tsingda Technology owns 100% of the issued and outstanding capital stock of Beijing Tsingda Century Management Consulting Ltd. (“Tsingda Management”), a wholly foreign owned enterprise incorporated under the laws of the People’s Republic of China (“PRC”). On April 26, 2010, Tsingda Management entered into a series of contractual agreements with Beijing Tsingda Century Investment Consultant of Education Co. Ltd (“Tsingda Education”), a company incorporated under the laws of the PRC, and its shareholders, in which Tsingda Management assumed management of the business activities of Tsingda Education and has the right to appoint all executives and senior management and the members of the board of directors. The contractual arrangements are comprised of a Consulting Services Agreement, Operating Agreement, Equity Pledge Agreement, and Option Agreement, through which Tsingda Management has the right to advise, consult, manage and operate Tsingda Education for a quarterly fee in the amount of 100% of Tsingda Education’s quarterly, after tax net profits. Additionally, Tsingda Education’s Shareholders have pledged their rights, titles and equity interest in Tsingda Education as security for Tsingda Management to collect consulting and services fees provided to Tsingda Education through an Equity Pledge Agreement. In order to further reinforce Tsingda Management’s rights to control and operate Tsingda Education, Tsingda Education’s shareholders have granted Tsingda Management the exclusive right and option to acquire all of their equity interests in Tsingda Education through an Option Agreement.

Advances were made during 2008 and 2009 to Mr. Zhang Hui, our chief executive officer and to Mr. Liu Juntao, our executive vice president, both of whom are equity shareholders of Tsing Da Century Education Technology Co., Ltd., a Belize corporation, which is the Company’s largest shareholder. The outstanding balance of such advances was $1,996,821 and $186,747 respectively at December 31, 2008. Additional advances of $299,734 and $6,584 were made during 2009 and repayments of $1,836,257 and $177,864 were received, leaving balances of $460,716 and $15,468 at December 31, 2009. As of March 31, 2010, all advances were paid back to Tsingda Education.

Other than employment, none of the following persons has any direct or indirect material interest in any transaction to which we are a party since our last fiscal year or in any proposed transaction to which we are proposed to be a party:

(A)	Any of our directors or officers;
(B)	Any proposed nominee for election as our director;
(C)	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our Ordinary Shares; or
(D)

Any relative or spouse of any of the foregoing persons, or any relative of such spouse, who has the same house as such person or who is a director or officer of any parent or subsidiary of our company.

LEGAL MATTERS

The validity of the Ordinary Shares offered by this prospectus will be passed upon for us by Stuarts Walker Hersant, Attorneys at Law, Grand Cayman, Cayman Islands.

EXPERTS

The consolidated financial statements of our company included in this prospectus and in the registration statement have been audited by Jeffrey & Company, independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission, or SEC, a registration statement on Form S-1 under the Securities Act with respect to the Ordinary Shares to be sold by the selling shareholders. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us and the Ordinary Shares offered in this offering, we refer you to the registration statement and to the attached exhibits. With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matters involved.

You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of our registration statement from the SEC upon payment of prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our SEC filings, including the registration statement and the exhibits filed with the registration statement, are also available from the SEC’s website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

FINANCIAL STATEMENTS

JEFFREY & COMPANY
CERTIFIED PUBLIC ACCOUNTANTS
61 BERDAN AVENUE
WAYNE, NEW JERSEY 07470

Report of Independent Registered Public Accounting Firm

Board of Directors
Tsingda eEDU Corporation (formerly “Compass Acquisition Corporation”)

We have audited the accompanying consolidated balance sheets of Tsingda eEDU Corporation (formerly “Compass Acquisition Corporation”) as of December 31, 2009 and 2008, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows, for the years ended December 31, 2009 and 2008. These financial statements are the responsibility of the Company management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted the audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate under the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial positions of Tsingda eEDU Corporation as of December 31, 2009 and 2008, and the consolidated results of its operations and its cash flows for the years ended December 31, 2009 and 2008 in conformity with U. S. generally accepted accounting principles.

/s/ Jeffrey & Company
January 11, 2011
JEFFREY & COMPANY
Wayne, New Jersey

TSINGDA EEDU CORPORATION
(FORMERLY “COMPASS ACQUISITION CORPORATION”)
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2009 AND 2008

	2009	2008

ASSETS
Current Assets
Cash	$458,645	$2,314,262
Short term investments	2,018,370	303,463
Accounts receivable, net of provision for doubtful accounts of $301,001and $256,486 as of December 31, 2009 and 2008 respectively	4,228,510	2,242,170
Advances to suppliers	3,880,307	530,876
Other accounts receivable	374,243	296,965
Stockholder advances	476,220	2,294,041
Prepaid expense	39,453	108,643
Inventory	40,558	40,443
Deferred tax assets	155,690	233,246

Total current assets	11,671,996	8,364,109
FIXED ASSETS
Furniture and equipment	3,084,147	487,031
Accumulated depreciation	366,213	77,370

Net furniture and equipment	2,717,934	409,661

Intangible assets	4,059,639	1,524,777
Accumulated amortization	1,205,873	450,660

Net intangible assets	2,853,766	1,074,117

Total fixed assets	5,571,700	1,483,778

OTHER ASSETS
Long term prepaid expense	—	166,065

Total Assets	$17,243,696	$10,013,952

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Short term loan	$—	$131,306
Accounts payable	36,910	20,645
Advances from customers	270,229	74,230
Accrued expenses	175,528	115,187
Other accounts payable	265,103	13,064
Taxes payable	1,946,542	605,090
Deferred revenue	1,037,932	1,554,975

Total current liabilities	3,732,244	2,514,497

Stockholders ’ Equity
Preferred stock: 781,250 shares of $.000128 par value authorized; None shares issued and outstanding	—	—
Ordinary shares 100,000,000 shares of $.000384 par value authorized; 24,402,278 issued and outstanding,	9,370	9,370
Capital in excess of par value	4,400,435	4,400,435
Retained earnings	7,531,177	2,386,884
Earnings appropriated for statutory reserves	1,329,032	421,215
Accumulated other comprehensive income (loss)	241,438	281,551

Total stockholders’ equity	13,511,452	7,499,455

Total Liabilities and Stockholders’ Equity	$17,243,696	$10,013,952

The accompanying notes are an integral part of these financial statements.

TSINGDA EEDU CORPORATION
(FORMERLY “COMPASS ACQUISITION CORPORATION”)
CONSOLIDATED STATEMENTS OF INCOME
For the Years Ended December 31, 2009 and 2008

	2009	2008

Revenue	$14,650,863	$7,301,733

Expenses
Selling	3,875,405	1,511,838
General and administrative	3,716,663	1,753,357

	7,592,068	3,265,195

Operating Income	7,058,795	4,036,538

Other Income (Expenses)
Other income	80,973	1,064
Other expenses	(19,638)	(1,956)
Financial expense	—	(34,439)

Total other income (expense)	61,335	(35,331)

Income Before Income Taxes	7,120,130	4,001,207

Provision for Income Taxes:
Current	989,925	1,090,448
Deferred	78,095	62,938

Total income taxes	1,068,020	1,153,386

Net Income	6,052,110	2,847,821

Other Comprehensive Income (Loss)-exchange rate gain (loss)	(40,113)	265,587

Total Comprehensive Income	$6,011,997	$3,113,408

Earnings per share-Basic and fully diluted	$.25	$1.21

Average Number of Shares Outstanding:
Basic and fully diluted	24,402,278	2,362,900

The accompanying notes are an integral part of these financial statements.

TSINGDA EEDU CORPORATION
(FORMERLY “COMPASS ACQUISITION CORPORATION”)
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
For the Years Ended December 31, 2009 and 2008

			Capital in Excess of Par Value	Retained Earnings	Earnings Appropriated For Statutory Reserves	Accumulated Other Comprehensive Income	Total
	Ordinary Shares

	Shares	Amount

Balance, December 31, 2007	1,352,891	$519	$243,966	$(39,722)	$—	$15,964	$220,727

Additional Capital Contributions	23,049,387	$8,851	4,156,469	—	—	—	4,165,320
Net income for the year	—	—	—	2,847,821	—	265,587	3,113,408
Earnings appropriated for statutory reserves	—	—	—	(421,215)	421,215	—	—

Balance, December 31, 2008	24,402,278	9,370	4,400,435	2,386,884	421,215	281,551	7,499,455

Net income for the year	—	—	—	6,052,110	—	(40,113)	6,011,997
Earnings appropriated for statutory reserves	—	—	—	(907,817)	907,817	—	—

Balance, December 31, 2009	24,402,278	$9,370	$4,400,435	$7,531,177	$1,329,032	$241,438	$13,511,452

The accompanying notes are an integral part of these financial statements.

TSINGDA EEDU CORPORATION
(FORMERLY “COMPASS ACQUISITION CORPORATION”)
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$6,052,110	$2,847,821
Adjustments to reconcile net income to net cash provided by operating activities:
Charges not requiring the outlay of cash:
Depreciation and amortization	1,042,182	453,655
Decrease (increase) in deferred revenue	(520,630)	360,636
Increases in deferred income taxes	78,094	62,938
Changes in assets and liabilities:
Increases in accounts receivable	(1,979,699)	(1,704,753)
Increases in other receivables	(76,540)	(1,218,795)
Decrease in stockholder advances	1,822,543	—
Decrease (increase) in advances to suppliers	(3,407,580)	115,610
Increases in inventory	(14)	(38,041)
Decrease (increase) in prepaid expense	69,423	(106,957)
Increase (decrease) in accounts payable	16,234	(237,178)
Increases in wages payable	60,022	37,764
Increase (decrease) in taxes payable	1,339,219	(280,418)
Increase (decrease) in other payables	251,870	(1,280,521)
Increase (decrease) in customer advances	195,708	(2,542,168)
Decrease (increase) in long term prepaid expense	166,389	(163,488)

Net Cash Provided (Consumed) By Operating Activities	5,109,331	(3,693,895)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash used in the short term investment:	(2,845,939)	(298,754)
Purchases of fixed assets	(1,461,759)	(329,705)
Additions of intangible assets	(2,529,710)	(1,049,094)

Net Cash Consumed By Investing Activities	(6,837,408)	(1,677,553)

CASH FLOWS FROM FINANCING ACTIVITIES
Capital contributions	—	4,308,951
Repayments of short term loans	(131,562)	(1,307,049)

Net Cash Provided (Consumed) By Financing Activities	(131,562)	3,001,902

Affect on cash of foreign exchange rate changes	4,022	259,509

Net change in cash	(1,855,617)	(2,110,037)

Cash Balance, Beginning of Period	2,314,262	4,424,299

Cash Balance, End of Period	$458,645	$2,314,262

The accompanying notes are an integral part of these financial statements.

TSINGDA EEDU CORPORATION
(FORMERLY “COMPASS ACQUISITION CORPORATION”)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

1. ORGANIZATION and BUSINESS

Organization of Company

Tsingda Century Investment Consultant of Education Co., Ltd. (“Tsingda Century”) was established on October 23, 2003, in Beijing, the People’s Republic of China (the “PRC”). Beijing Tsingda Century Network Technology Co., Ltd. (“Tsingda Network”), the wholly owned subsidiary of Tsingda Century was incorporated in the PRC on February 14, 2004. Tsingda Century and its subsidiary provide high quality offline and online educational services for students ranging from six to eighteen years of age in the PRC. Tsingda eEDU Corporation (“Tsingda eEDU” or “the Company”, formerly “Compass Acquisition Corporation”) was incorporated in the Cayman Islands on September 27, 2006. The Company was originally organized as a “blank check” company to investigate and acquire a target company or business seeking the advantages of being a publicly held corporation.

Tsing Da Century Education Technology Co., Ltd. (“Tsingda Technology”), was incorporated on December 11, 2009, in the British Virgin Islands, to serve as the intermediate holding company.

Tsingda Century Beijing Management Consulting Co., Ltd. (“Tsingda Management”), was incorporated on November 26, 2007 and was serving as the wholly owned foreign enterprise (“WOFE”) of Tsingda Technology.

On April 22, 2010, Tsingda Century Training School (“Tsingda School”) was incorporated in Beijing, the PRC, and it is a wholly owned subsidiary of Tsingda Century.

As part of the restructuring, on April 26, 2010, Tsingda Management entered into a series of agreements with Tsingda Century and its shareholders, including an Operating Agreement, Proxy Agreement, Consulting Services Agreement, Equity Pledge Agreement and Option Agreement, which entitled Tsingda Management to receive substantially all of the economic benefits of Tsingda Century in consideration for consulting services provided by Tsingda Management to Tsingda Century. The Option Agreement allows Tsingda Management to acquire the shares of Tsingda Century when permitted by the PRC laws. The Proxy Agreement provides Tsingda Management with the voting rights of Tsingda Century’s shareholders and the Equity Pledge Agreement pledges the shares in Tsingda Century to Tsingda Management without transferring legal ownership in Tsingda Century to Tsingda Management. Under the Consulting Services Agreement, Tsingda Management is the exclusive service provider to Tsingda Century for services, including general business operations, human resources and business development and Tsingda Century is obligated to make regular payments for such services provided. Under the Operating Agreement, Tsingda Century shall not conduct any transactions which may materially affect its assets, obligations, rights or operations without the written consent of Tsingda Management. Further, Tsingda Century adopted a corporate policy suggested by Tsingda Management in connection with Tsingda Century’s daily operations, financial management and the employoment and dismissal of its employees. Through these agreements, Tsingda Management has the power to direct the activities that most significantly impact the economic performance of Tsingda Century and Tsingda Century became a variable interest entity ("VIE ") and is included in the consolidated Group.

As all of the companies are under common control, this structure has been accounted for as a reorganization of entities under common control and the financial statements have been prepared as if the reorganization had occurred retroactively.

On May 24, 2010, the Company and its controlling shareholders entered into a share exchange agreement (the Agreement) with Tsingda Technology and all of the shareholders of Tsingda Technology. Under the Agreement, the Company acquired 100% of the outstanding equity interests of Tsingda Technology in exchange for 244,022.78 preferred shares of the Company. Each such share of preferred stock was convertible into 100 ordinary shares of the Company at such time as the number of authorized ordinary shares is increased. The transaction was closed in May 2010 and was accounted for as a reverse merger with a shell company and a recapitalization of Tsingda Technology. Tsingda eEdu Corporation is the accounting acquiree and the surviving entity.

On November 15, 2010, the Company’s shareholders approved the change of the Company’s name from “Compass Acquisition Corporation” to “Tsingda eEDU Corporation” and the name change is effective immediately following the shareholder’s approval.

On October 19, 2010, the Board of the Company approved a three-for-one reverse split of the Company’s issued and outstanding Ordinary Shares (and to increase the amount of the Company’s authorized Ordinary Shares from thirty-nine million sixty-two thousand five hundred shares (39,062,500); to one hundred million (100,000,000) shares.

As result of the reverse spit and increase in share capital, the par value of the Company’s Ordinary Shares change from US$0.000128 per share to US$0.000384 per share and the Company’s total number of authorized Ordinary Shares increased to 100,000,000 Ordinary Shares. At the same time, all the preferred stock automatically converted to ordinary shares at the ratio of one share of preferred stock to 100 ordinary shares.

All ordinary share data has been retroactively restated for the periods presented to reflect the reverse stock split.

Risks and Uncertainties

Tsingda Century and Network operate under the authority of business licenses which were granted in 2003, and expire in 2023. Renewal of these licenses will depend on the result of government inspections which are made to ensure environmental laws are not breached.

The officers of the Company control through direct ownership of most of the equity interests of the Company. As a result, insiders will be able to control the outcome of all matters requiring approval of equity owners and will be able to elect all of the Company directors.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidated Statements

The consolidated financial statements include the accounts of the Company, and its wholly owned subsidiaries, (Tsingda Technology, and Tsingda Management), and Tsingda Century and its subsidiary, Network. All intercompany balances and transactions have been eliminated in consolidation.

Cash

For purposes of the statements of cash flows, the Company considers all short term debt securities purchased with a maturity of three months or less to be cash equivalents.

TSINGDA EEDU CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Concentrations of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash, short term investments, accounts receivable and advances to suppliers. However, all of the assets of Tsingda Century and Network are located in the PRC and cash balances are on deposit at financial institutions in the PRC, the currency of which is not free trading. Foreign exchange transactions are required to be conducted through institutions authorized by the Chinese government and there is no guarantee that Chinese currency can be converted to U.S. or other currencies.

Recognition of Revenue

The Company provides online education programs to its franchisees, agents and individual customers. Revenue is realized through sales to franchisees and other agents of rights to conduct education services. The Company authorized the franchised locations to use its logo, all education programs and products and the Company receives a one time licensing fee, annual management fee, and 20% of student generated revenue from the franchised location by providing them prepaid e-cards of five times the cash amount. All the mentioned fees are revenues or unearned revenues from the sale of e-cards. Revenue is recognized at such time as the e-cards are opened and used by the students to purchase a course and is reported net of business tax. The opening of cards is tracked by our IT system automatically and the revenue is proportionally recognized based on the progress of the e-cards’ usage.

Short-term Investment

The Company invested in a financial product, similar to promissory notes receivable, with maturity of four months, provided by a small investment company in China in the year ended December 31, 2009. The short-term investment is recorded at cost which approximates the fair market value. The investment matured and the Company received all principle balance back during the nine months ended September 30, 2010.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, which include cash, short term investments, accounts receivable and other receivables, advances to suppliers, accounts payable, accrued liabilities, and other liabilities, approximate their fair values at December 31, 2009.

Fixed Assets

Fixed assets are recorded at cost. Depreciation and amortization is computed using the straight line method, with lives of five years for computers and related equipment and furniture, and eight to ten years for automobiles. Intangibles are the cost of computerized video lessons delivered both online and offline; this cost is amortized by the straight line method using lives of three years.

Intangible Assets

All costs incurred to establish the technological feasibility of a computer software product to be sold, leased, or otherwise marketed are charged to expenses as incurred. Development costs incurred after technological feasibility of a product has been established and before product sales begin are capitalized and amortized over the estimated life of the product, which thus far has been three years, starting when product sales begin. Technological feasibility is deemed to have been achieved when all the planning, designing, coding, and testing activities necessary to establish that the product can be produced to meet its design specifications have been completed, including functions, features, and technical performance requirements.

Taxes

The Company generates its income in China where Value Added Tax, Business Tax, Income Tax, City Construction and Development Tax, and Education Surcharge taxes are applicable. The Company does not conduct any operations in the U.S.; therefore, U.S. taxes are not applicable.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimated.

Ordinary Shares

Ordinary shares of the Company will occasionally be issued in return for services. Values will be assigned to these issuances equal to the market value of the common stock at the applicable measurement dates. A Measurement Date is defined under pronouncements of the Financial Accounting Standards Board (FASB) which state the criteria to be used for the valuation of stock issued for goods and services.

Stock Options

Stock options, if issued, will be valued at fair value on the dates of issuance using a Black Scholes valuation model, in accordance with pronouncements of the FASB.

TSINGDA EEDU CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Recently Adopted Accounting Pronouncements

Management believes that none of the recently adopted accounting pronouncements will have a material affect on the Company financial position, results of operations, or cash flows.

In December 2009, the FASB codified Consolidations – “Improvements to Financial Reporting by Enterprises Involved with VIEs” (ASU 2009-17), guidance which was issued by the FASB in June 2009. The amendments in this Accounting Standards Update replace the quantitative-based risks and rewards calculation for determining which reporting entity, if any, has a controlling financial interest in a variable interest entity with an approach focused on identifying which reporting entity has the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and has (1) the obligation to absorb losses of the entity or (2) the right to receive benefits from the entity. An approach that is expected to be primarily qualitative will be more effective for identifying which reporting entity has a controlling financial interest in a variable interest entity. The adoption of this standard will have no material impact on the Company’s consolidated financial statements.

Other Comprehensive Income

The Company reports as other comprehensive income revenues, expenses, and gains and losses that are not included in the determination of net income. Resultant gains and losses during the years 2009 and 2008 are all the result of translations of Chinese currency amounts to U.S. dollars.

Foreign Currency Translation

All of the assets of Tsingda Century and Network are located in China. These assets and related liabilities are recorded on the books of the Company in the currency of China (Renminbi), which is the functional currency. They are translated into US dollars as follows:

(a) Assets and liabilities, at the rates of exchange in effect at balance sheet dates;
(b) Equity accounts, at the exchange rates prevailing at the times of the transactions that established the equity accounts; and
(c) Revenues and expenses, at the average rate of exchange for the year.

Gains and losses arising from this translation of foreign currency are included in other comprehensive income.

Product Warranties

Refunds to students who withdraw from courses are rarely made and are made only at the discretion of the Company. For this reason and, since revenue is recognized only as services are provided, no provision is needed for possible withdrawals.

Net Income Per Share

The Company computes net income per ordinary share in accordance with pronouncements of the FASB and SEC Staff Accounting Bulletin No. 981 (SAB 981). Under these provisions, basic and diluted net income per ordinary share are computed by dividing the net income available to ordinary shareholders for each period by the weighted average number of shares of ordinary stock outstanding during the period.

Advertising Cost

The Company expenses advertising costs when an advertisement occurs. Amounts expensed were $2,068,405 during 2009 and $400,009 during 2008.

Segment Reporting

Management treats the operations of the Company as one segment.

3. SHORT TERM INVESTMENT

Short term investment represents the fixed income securities the company purchased from an asset management company, with maturity in 4 months. As of December 31, 2009 and 2008, the total amount is $2,018,370 and $303,463.

4. ADVANCES TO SUPPLIERS

Advances to suppliers represent amounts prepaid for advertising, network, rent, store construction and decoration:

	As of December 31,
	2009	2008

Advance for advertising and printing	$11,993	$68,279
Advance for Construction and Decoration	3,071,433	—
Advance for network service	292,517	377,141
Others	504,364	85,456

Total	$3,880,307	$530,876

5. OTHER ACCOUNTS RECEIVABLE

Other accounts receivable represent the advances to employees and deposits paid to property management companies.

6. STOCKHOLDER ADVANCES

Stockholder advances represent the loans provided to two shareholders with no interest and the repayment is due upon request.

TSINGDA EEDU CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

7. PAID IN CAPITAL

There were 244,022.78 shares of preferred stock issued in connection with the acquisition of Tsingda Technology (see Note 1). Each of these preferred shares has rights identical to 100 ordinary shares except that each preferred share is convertible to 100 ordinary shares concurrent with approval by the Company Shareholders of an increase of its authorized ordinary shares to 100,000,000. Management has stated an intention to seek shareholder approval to increase the authorized ordinary shares to 100,000,000 and to effect a reorganization of the ordinary shares with a 3 for 1 exchange. Neither of these actions has yet been implemented. The preferred shares referred to above would not participate in this proposed 3 for 1 exchange.

As indicated in Footnote 1, the reverse stock split and the conversion of preferred stock to Ordinary Shares at part of the reorganization occurred in November 2010. As a result, the share data was retroactively restated to reflect such transactions.

The ability of the Company’s Chinese operating subsidiary to pay dividends may be restricted due to the foreign exchange control policies and availability of cash balances of the Chinese operating subsidiaries. Because substantially all of the Company’s operations are conducted in China and a substantial majority of its revenues are generated in China, a majority of the Company’s revenue being earned and currency received are denominated in Renminbi (RMB). RMB is subject to the exchange control regulation in China, and, as a result, the Company may be unable to distribute any dividends outside of China due to PRC exchange control regulations that restrict its ability to convert RMB into US Dollars.

8. STATUTORY RESERVE

In accordance with the relevant laws and regulations of the PRC, the Company’s PRC subsidiaries are required to transfer 10% of their respective after tax profit, as determined in accordance with PRC accounting standards and regulations, to a general reserve fund until the balance of the fund reaches 50% of the registered capital of the respective subsidiary. The transfer to this general reserve fund must be made before distribution of dividends can be made. As of December 31, 2009, the registered capitals of Tsingda Education and Tsingda Network are $4,421,156 and $588,235, respectively, and both companies have made the required allocations to the general reserves. As of December 31, 2008 and 2009, the PRC subsidiaries had appropriated $280,810 and $886,021, respectively to the general reserve funds, which are restricted from being distributed to the Company. General reserve funds are restricted for set off against losses, expansion of production and operation or increase in registered capital of the respective company. These reserves are therefore not available for distribution except in liquidation.

Further, the PRC subsidiaries may, at the discretion of the enterprise, make appropriations to a staff welfare and bonus reserve in accordance with the relevant laws and regulations in the PRC. The appropriation to staff welfare and bonus reserve is recognized as an expense as it is a current liability to the employees. For the years ended December 31, 2008 and 2009, the PRC subsidiaries made appropriations to the staff welfare and bonus reserve of $140,405 and $443,010, respectively.

9. RELATED PARTY TRANSACTIONS

Advances were made during 2008 and 2009 to the chief executive officer of the Company and to its executive vice president, both of whom are significant Company shareholders. The outstanding balance of such advances was $1,996,821 and $186,747 respectively at December 31, 2008. Additional advances of $299,734 and $6,584 were made during 2009 and repayments of $1,836,257 and $177,864 were received, leaving balances of $460,716 and $15,468 at December 31, 2009.

10. RENTALS UNDER OPERATING LEASES

The Company conducts its operations from its principal business office in Beijing, and from a rental facility that is operated as a learning center. Leases for these two facilities expire more than one year after December 31, 2009. Future rent for these leases is presented below:

2010	$480,491
2011	80,082

11. BANK LOAN

The Company had a short term bank loan during 2008 which was fully paid in 2009. Interest on this loan was at the rate of 6.5%.

12. INCOME TAXES

The Company is required to file income tax returns in the PRC, for Tsingda Century and Network.

The Company has been granted status as a New High-Tech Enterprise by the Beijing Science and Technology Commission. One of the benefits of this status is a three year reduction in the rate of income tax paid by the Company. This reduced rate will be 15% for the years 2009-2011.

The Company has one class of transactions that causes the recognition of a significant deferred tax benefit: The Company recognizes revenue only as it is earned; for income tax purposes, however, revenue is recognized as it is collected, resulting in the accrual of taxes before the income is recognized on the financial statements. Under pronouncements of the FASB, deferred tax assets may be recognized unless it is more likely than not that the tax benefit will not be realized. The Company recorded deferred tax assets in 2009 and 2008 of $155,690 and $233,246, respectively.

TSINGDA EEDU CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

12. INCOME TAXES (CONT’D)

A reconciliation of the taxes calculated by applying the Chinese statutory rate to pre tax income with the provisions for income taxes is presented below.

	2009	2008

Taxes calculated using statutory rates	$1,068,020	$1,000,302
Impact of change in tax rate on revenue deferred to 2009	—	153,084

Provisions for income tax	$1,068,020	$1,153,386

13. EXPENSES

Major items included in Selling & Administrative expenses were the following:

	2009	2008

Rent	$382,988	$331,318
Advertising	2,068,405	400,009
Office expense	169,603	258,094
Salaries and benefits	1,145,801	742,756
Meetings and conferences	566,594	22,753
Depreciation and amortization	1,043,602	399,795

14. SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION

Cash of $2,956 and $42,916 was paid for interest during 2009 and 2008, respectively.

Cash was paid for income taxes during these years in the amounts of $806,391 and $803,186, respectively.

There was no non cash financing or investing activity during either 2009 or 2008.

15. CONTINGENCIES

Consistent with business practices in China, Tsingda Century and Network carry no insurance except for auto insurance.

Under the laws of the PRC, an enterprise established outside of the PRC with “de facto management bodies” within the PRC is considered a resident enterprise and is subject to enterprise income tax at the rate of 25% on its global income. The Implementation Rules define the term “de facto management bodies” as “establishments that carry out substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc. of an enterprise”. Currently there are no detailed rules or precedents applicable to the Company’s line of business, as the only previous ruling, Circular 82, applied to offshore incorporated enterprises.

If PRC authorities were to subsequently determine, or any future regulation were to provide, that the Company should be treated as a PRC resident enterprise, the Company would be subject to a 25% enterprise income tax on our global income, which would significantly increase the Company’s tax burden and could materially and adversely affect the Company’s financial condition and results of operations.

If the Company were to be considered a PRC resident enterprise for enterprise income tax purposes, dividends that the Company would pay with respect to ordinary shares may be considered income derived from sources within the PRC and subject to PRC withholding tax of 10%. In addition, non-PRC shareholders may be subject to PRC tax on gains realized on the sale or other disposition of ordinary shares. If such income were to be considered as sourced from within the PRC, it is unclear whether the Company’s non-PRC shareholders would be able to claim the benefits of any tax treaties between their tax residence and the PRC in the event that the Company was considered as a PRC resident enterprise.

16. SUBSEQUENT EVENTS

On May 17, 2010, the Company issued 915,085 ordinary shares (adjusted to reflect the 3 for 1 reverse split) for $30,000 in cash to a group associated with the firm that is the placement agent of a private placement offering of Company equity securities, which offering is described in the following paragraphs. Also on May 17, 2010, the Company issued 2,079,740 ordinary shares (adjusted to reflect the 3 for 1 reverse split) to Eastbridge Investment Group Corp., in return for services. The value of these shares, $1,477,000, was charged to expense prior to the reverse merger.

On September 16, 2010 the Company entered into a Securities Purchase Agreement (Agreement) with certain accredited investors pursuant to which units were sold in a private placement which generated capital of $9,600,000. Each unit consisted of one share of Company ordinary stock and a warrant to purchase 35% of one ordinary share of Company stock. The exercise price of the warrants is $6.24 per share and the warrant term is five years. The warrants may be exercised on a cashless basis within three months after the ordinary shares are listed on a stock exchange, as defined in the Agreement. Expenses of $731,400 were incurred in obtaining this financing; in addition, the placement agent was awarded 121,500 warrants to purchase ordinary shares at $5.28 per share. These warrants have a term of five years and may be exercised anytime after six months of the date of the transaction.

Coincident with the execution of the Agreement, the Company entered into a Registration Rights Agreement pursuant to which the Company agreed to file by November 29, 2010 a registration statement to register the ordinary shares and the shares underlying the warrants. The Company further agreed that if the registration statement is not declared effective by February 28, 2011 (March 29, 2011 if the registration statement is subject to a full review by the Securities and Exchange Commission), the Company will pay the investors as liquidated damages 1.5% of the aggregate amount invested for each thirty day period after such date, not to exceed a total of 10% of the aggregate amount invested.

See Footnote 1 for the reverse spit of the Company’s ordinary shares and the conversion of preferred stock to ordinary shares.

See Footnote No. 1 for the reverse merger transaction occurred in May 2010.

TSINGDA EEDU CORPORATION
(FORMERLY “COMPASS ACQUISITION CORPORATION”)
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2010	December 31, 2009

ASSETS
Current assets
Cash	$7,245,703	$458,645
Short term investments	—	2,018,370
Accounts receivable, net of provision for doubtful accounts of $307,252 and $301,001 as of 09/30/2010 and 12/31/2009	6,899,717	4,228,510
Advances to suppliers	6,290,344	808,874
Other accounts receivable	276,482	374,243
Stockholder advances	1,320,896	476,220
Prepaid expense	50,312	39,453
Inventory	41,400	40,558
Deferred tax assets	81,373	155,690

Total current assets	22,206,227	8,600,563

Advance for Construction and Decoration of Company-owned locations	7,897,762	3,071,433

Fixed Assets
Furniture and equipment	3,730,788	3,084,147
Accumulated depreciation	(846,543)	(366,213)
Net furniture and equipment	2,884,245	2,717,934

Intangible assets	7,332,567	4,059,639
Accumulated amortization	(2,280,601)	(1,205,873)
Net intangible assets	5,051,966	2,853,766

Total Assets	$38,040,200	$17,243,696

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$43,071	$36,910
Advances from customers	939,005	270,229
Accrued expenses	122,332	175,528
Other accounts payable	1,256,563	265,103
Taxes payable	4,257,967	1,946,542
Deferred revenue	542,485	1,037,932

Total current liabilities	7,161,423	3,732,244
Total Liabilities	$7,161,423	$3,732,244

Shareholders ’ Equity
Preferred stock: 781,250 shares of $.000128 par value authorized; none issued and outstanding	—	—
Ordinary Shares: 100,000,000 shares of $.000384 par value authorized; 33,729,862 and 24,402,278 shares issued and outstanding, respectively	12,952	9,370
Additional paid in capital	12,988,878	4,400,435
Retained earnings	16,987,971	7,531,177
Earnings appropriated for statutory reserves	1,329,032	1,329,032
Accumulated other comprehensive incomes	(440,056)	241,438
Total shareholders’ equity	30,878,777	13,511,452

Total Liabilities and Shareholders’ Equity	$38,040,200	17,243,696

The accompanying notes are an integral part of these financial statements.

TSINGDA EEDU CORPORATION
(FORMERLY “COMPASS ACQUISITION CORPORATION”)
CONSOLIDATED STATEMENTS OF INCOME
FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 2010 AND 2009
(Unaudited)

	September 30, 2010	September 30, 2009

Revenue	$18,732,271	$11,396,636

Expenses
Selling	5,044,571	3,041,250
General and administrative	2,891,756	2,721,340
	7,936,327	5,762,590

Operating Income	10,795,944	5,634,046

Other Income (Expenses)
Other Income	101,220	9,571
Other expenses	—	(19,634)
Interest Income		9,125
Total other income (expense)	101,220	(938)

Income Before Income Taxes	10,897,164	5,633,108

Provision for Income Taxes	1,440,370	822,753

Net Income	9,456,794	4,810,535

Other Comprehensive Income –Foreign currency translation adjustment	(681,494)	(40,352)
Total Comprehensive Income	$8,775,300	$4,770,183
Earnings Per Share
Basic and Fully Diluted	$0.36	$0.20

Average Number of Shares Outstanding:
Basic and fully diluted	26,316,512	24,402,278

The accompanying notes are an integral part of these financial statements.

TSINGDA EEDU CORPORATION
(FORMERLY “COMPASS ACQUISITION CORPORATION”)
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTH PERIODS ENDED SEPTEMBER 30, 2010 AND 2009
(Unaudited)

	September 30, 2010	September 30, 2009

Revenue	$9,265,163	$3,510,903

Expenses
Selling	2,691,677	662,095
General and administrative	891,748	884,432

	3,583,425	1,546,527

Operating Income	5,681,738	1,964,376

Other Income (Expenses)
Other income	885	9,125
Other expense	(141)	(28,465)

Total other income (expense)	744	(19,340)

Income Before Income Taxes	5,682,482	1,945,036

Provision for Income Taxes:
Current	325,508	168,134
Deferred	330,087	89,409

Total income taxes	655,595	257,543

Net Income	5,026,887	1,687,493

Other Comprehensive Income	(811,208)	(49,895)
Total Comprehensive Income	$4,215,679	$1,637,598

Earnings Per Share
Basic and Fully Diluted	$0.18	$0.07

Average Number of Shares Outstanding:
Basic and Fully Diluted	28,708,123	24,402,278

The accompanying notes are an integral part of these financial statements.

TSINGDA EEDU CORPORATION
(FORMERLY “COMPASS ACQUISITION CORPORATION”)
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 2010 AND 2009
(Unaudited)

	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$9,456,794	$4,810,535
Adjustments to reconcile net income to net cash provided by operating activities:
Charges and credits not requiring the use of cash:
Depreciation and amortization	1,555,058	651,505
Stock issuance in exchange for the consulting service	799
Changes in assets and liabilities:
Accounts receivable	(2,583,393)	(2,130,746)
Other receivables	105,533	(1,619,428)
Advances to suppliers	(5,464,671)	(809,051)
Prepaid expenses	(10,040)	61,003
Inventory	—	(14)
Accounts Payable	5,394	(6,552)
Accrued expenses	(56,841)	(8,972)
Other payable	985,955	101,711
Advances from customer	663,164	147,230
Deferred Revenue	(517,002)	(780,553)
Deferred tax asset	77,550	78,131
Corporate tax payable	2,271,001	922,697
Long term prepaid expenses	—	166,468

Net Cash Provided By Operating Activities	6,489,300	1,583,964

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of fixed assets	(646,641)	(2,085,060)
Prepayment of construction and decoration	(4,762,545)	(1,535,627)
Short term investment	2,060,286	304,200
Additions to intangible assets	(3,272,928)	(741,414)

Net Cash Consumed By Investing Activities	(6,621,828)	(4,057,901)

CASH FLOWS FROM FINANCING ACTIVITIES
Payment on short-term loan	—	(131,625)
Cash proceeds from stock issuance	8,591,226	—
Stockholder Advances	(834,786)	1,008,242

Net Cash provided by financing activities	7,756,440	876,617

Affect on cash of foreign exchange rate changes	(836,854)	(49,337)
Net change in cash	6,787,058	(1,646,657)
Cash Balance, Beginning of Period	458,645	2,314,262

Cash Balance, End of Period	$7,245,703	$667,605

SUPPLEMENTAL DISCLOSURES:
Interest paid	$—	$2,955

Income tax paid	$137,755	$208,068

The accompanying notes are an integral part of these financial statements.

TSINGDA EEDU CORPORATION
(FORMERLY “COMPASS ACQUISITION CORPORATION”)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010
(Unaudited)

NOTE 1- DESCRIPTION OF BUSINESS AND ORGANIZATION

Tsingda Century Investment Consultant of Education Co., Ltd. (“Tsingda Century”) was established on October 23, 2003, in Beijing, the People’s Republic of China (the “PRC”). Beijing Tsingda Century Network Technology Co., Ltd. (“Tsingda Network”), the wholly owned subsidiary of Tsingda Century was incorporated in the PRC on February 14, 2004. Tsingda Century and its subsidiary provide high quality offline and online educational services for students ranging from six to eighteen years of age in the PRC.

Tsingda eEDU Corporation (“Tsingda eEDU” or “the Company”, formerly “Compass Acquisition Corporation”) was incorporated in the Cayman Islands on September 27, 2006. The Company was originally organized as a “blank check” company to investigate and acquire a target company or business seeking the advantages of being a publicly held corporation.

 Tsing Da Century Education Technology Co., Ltd. (“Tsingda Technology”), was incorporated on December 11, 2009, in the British Virgin Islands, to serve as the intermediate holding company.

Tsingda Century Beijing Management Consulting Co., Ltd. (“Tsingda Management”), was incorporated on November 26, 2007 and was serving as the wholly owned foreign enterprise (“WOFE”) of Tsingda Technology.

On April 22, 2010, Tsingda Century Training School (“Tsingda School”) was incorporated in Beijing, the PRC, and it is a wholly owned subsidiary of Tsingda Century.

As part of the restructuring, on April 26, 2010, Tsingda Management entered into a series of agreements with Tsingda Century and its shareholders, including Operating Agreement, Proxy Agreement, Consulting Services Agreement, Equity Pledge Agreement and Option Agreement, which entitled Tsingda Management to have a substantially all of the economic benefits of Tsingda Century in consideration for consulting services provided by Tsingda Management to Tsingda Century. An Option Agreement allows Tsingda Management to acquire the shares of Tsingda Century when permitted by the PRC laws. The Proxy Agreement provides Tsingda Management with the voting rights of Tsingda Century’s shareholder and Equity Pledge Agreement pledges the shares in Tsingda Century to Tsingda Management without transferring legal ownership in Tsingda Century to Tsingda Management. As the result of restructuring, Tsingda Century became a variable interest entity (“VIE”) and is included in the consolidated Group.

As all of the companies are under common control, this structure has been accounted for as a reorganization of entities and the financial statements have been prepared as if the reorganization had occurred retroactively.

 On May 24, 2010, the Company and its controlling shareholders entered into a share exchange agreement (the Agreement) with Tsingda Technology and all of the shareholders of Tsingda Technology. Under the Agreement, the Company acquired 100% of the outstanding equity interests of Tsingda Technology in exchange for 244,022.78 preferred shares of the Company. Each such share of the Company’s preferred stock is convertible into 100 ordinary shares of the Company at such time as the number of authorized ordinary shares is increased. The transaction was closed in May 2010 and was accounted for as a reverse merger with a shell company and a recapitalization of Tsingda Technology. Tsingda Technology is the account acquirer and the surviving entity.

On November 15. 2010, the Company’s shareholders approved the change of the Company’s name from “Compass Acquisition Corporation” to “Tsingda eEDU Corporation” and the name change is effective immediately following the shareholder’s approval.

On October 19, 2010, the Board of the Company approved a three-for-one (3 to 1) consolidation (reverse split) of the Company’s issued and outstanding Ordinary Shares as the Record Date and to increase the amount of the Company’s authorized Ordinary Shares from thirty-nine million sixty-two thousand five hundred shares (39,062,500); to one hundred million (100,000,000) shares. It became effective upon shareholder approval of such matter which occurred on November 15, 2010.

As result of the reverse spit and increase in share capital, the par value of the Company’s Ordinary Shares changed from $0.000128 per share to $0.000384 per share and the Company’s total number of authorized Ordinary Shares increased to 100,000,000 Ordinary Shares. At the same time, all issued and outstanding preferred stock was converted to ordinary shares at the ratio of one share of preferred stock for 100 ordinary shares.

All ordinary shares data are retroactively restated for the periods presented to reflect the reverse stock split.

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation
The unaudited interim financial statements of Tsingda eEDU Corporation as of September 30, 2010 and for the three and nine month periods ended September 30, 2010 and 2009 have been prepared in accordance with U.S. generally accepted accounting principles. In the opinion of management, such information contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of such periods. The results of operations for the nine month period ended September 30, 2010 are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2010.

Certain information and disclosures normally included in the notes to financial statements have been condensed or omitted as permitted by the rules and regulations of the Securities and Exchange Commission, although the Company believes the disclosure is adequate to make the information presented not misleading. The accompanying unaudited financial statements should be read in conjunction with the financial statements of the Company for the year ended December 31, 2009.

Basis of consolidation

As part of the restructuring, on April 26, 2010, Tsingda Management entered into a series of agreements with Tsingda Century and its shareholders, including an Operating Agreement, Proxy Agreement, Consulting Services Agreement, Equity Pledge Agreement and Option Agreement, which entitled Tsingda Management to receive substantially all of the economic benefits of Tsingda Century in consideration for consulting services provided by Tsingda Management to Tsingda Century. The Option Agreement allows Tsingda Management to acquire the shares of Tsingda Century when permitted by the PRC laws. The Proxy Agreement provides Tsingda Management with the voting rights of Tsingda Century’s shareholders and the Equity Pledge Agreement pledges the shares in Tsingda Century to Tsingda Management without transferring legal ownership in Tsingda Century to Tsingda Management. Under the Consulting Services Agreement, Tsingda Management is the exclusive service provider to Tsingda Century for services, including general business operations, human resources and business development and Tsingda Century is obligated to make regular payments for such services provided. Under the Operating Agreement, Tsingda Century shall not conduct any transactions which may materially affect its assets, obligations, rights or operations without the written consent of Tsingda Management. Further, Tsingda Century adopted a corporate policy suggested by Tsingda Management in connection with Tsingda Century’s daily operations, financial management and the employoment and dismissal of its employees. Through these agreements, Tsingda Management has the power to direct the activities that most significantly impact the economic performance of Tsingda Century and Tsingda Century became a variable interest entity ("VIE ") and is included in the consolidated Group.

As all of the companies are under common control, this structure has been accounted for as a reorganization of entities under common control and the financial statements have been prepared as if the reorganization had occurred retroactively.

On May 24, 2010, the Company and its controlling shareholders entered into a share exchange agreement (the Agreement) with Tsingda Technology and all of the shareholders of Tsingda Technology. Under the Agreement, the Company acquired 100% of the outstanding equity interests of Tsingda Technology in exchange for 244,022.78 preferred shares of the Company. Each such share of preferred stock was converted into 100 ordinary shares of the Company. The transaction was closed in May 2010 and was accounted for as a reverse merger with a shell company and a recapitalization of Tsingda Technology. Tsingda Technology is the accounting acquirer and the surviving entity.

As a result of the restructuring, the consolidated financial statements present the results of operations of Tsingda Technology for the three and nine month periods ended September 30, 2010 and 2009.

The consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Certain prior year amounts in the consolidated financial statements have been reclassified to conform to current year presentations.

Use of estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting year. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates. Significant accounting estimates reflected in the Company’s consolidated financial statements include valuation allowance for accounts receivable, the useful lives of property and equipment and intangible assets, impairment of intangible assets and long-lived assets.

Revenue Recognition

The Company provides online education programs to its franchisees, agents and individual customers. Revenue is realized through sales to franchisees and other agents of rights to conduct education services. The Company authorized the franchised locations to use its logo, all education programs and products and the Company receives a one time licensing fee, annual management fee, and 20% of student generated revenue from the franchised location by providing them prepaid e-cards of five times of the cash amount. All the mentioned fees are just revenues or unearned revenues from the sale of e-cards. Revenue is recognized at such time as the e-cards are opened and used by the students to purchase a course and is reported net of business tax. The opening of cards is tracked by our IT system automatically and the revenue is proportionally based on the progress of the e-cards’ usage.

Foreign Currency Translation
The functional and reporting currency of the Company is the United States dollar. The functional currency of the Company’s PRC subsidiaries, VIEs in the PRC is Renminbi (“RMB”).

The exchange rates used for foreign currency translation were as follows (USD$1 = RMB):

Period Covered	Balance Sheet Date Rates	Average Rates

Year ended December 31, 2009	6.8372	6.8409
Nine months ended September 30, 2009	6.8376	6.8425
Nine months ended September 30, 2010	6.6981	6.8164

NOTE 3- ADVANCES TO SUPPLIERS

Advances to suppliers represent amounts prepaid for advertising, network and rent:

	September 30, 2010	December 31, 2009

Advance for advertising and printing	$1,268,143	$55,871
Advance for network service	419,423	304,020
Advance for rental	3,186,388	25,184
Others	1,416,390	423,799

Total	$6,290,344	$808,874

NOTE 4 – ADVANCE FOR CONSTRUCTION AND DECORATIONS FOR COMPANY-OWNED LOCATIONS

The Company entered into certain agreements for construction and decoration of numerous Company-owned locations all over the country. Under those agreements, the Company prepaid nearly $7,900,000 to the contractors as of September 30, 2010.

	September 30, 2010	December 31, 2009

Advance for construction	$7,897,762	$3,071,433

NOTE 5 - CAPITAL STOCK

 There were 244,022.78 shares of preferred stock issued in connection with the acquisition of Tsingda Technology. Each of these preferred shares has rights identical to 100 ordinary shares and each preferred share is automatically convertible into 100 ordinary shares concurrent with approval by the Company’s shareholders of an increase of its authorized ordinary shares to 100,000,000. The preferred stock was converted to Ordinary Shares in November 2010, as indicated in Footnote 1.

NOTE 6- PRIVATE PLACEMENT

On September 16, 2010, the Company entered into a Securities Purchase Agreement (Agreement) with certain accredited investors pursuant to which units were sold in a private placement which generated capital of $9,600,000. Each unit consisted of three ordinary shares and a warrant to purchase 35% of one ordinary share. The exercise price of the warrants is $6.24 per share and the warrant term is five years. The warrants may be exercised on a cashless basis within three months after the ordinary shares are listed on a stock exchange, as defined in the Agreement. As a result, 6,000,000 ordinary shares were issued and 700,000 warrants were granted. Expenses of $731,400 were incurred in obtaining this financing; in addition, the placement agent was awarded 121,500 warrants to purchase ordinary shares at $5.28 per share. These warrants have a term of five years and may be exercised any time beginning on March 16, 2011.

Coincident with the execution of the Agreement, the Company entered into a Registration Rights Agreement pursuant to which the Company agreed to file by November 29, 2010 a registration statement to register the ordinary shares and the shares underlying the warrants. The Company further agreed that if the registration statement is not declared effective by February 28, 2011 (March 29,)

2011 if the registration statement is subject to a full review by the Securities and Exchange Commission), the Company will pay the investors as liquidated damages 1.5% of the aggregate amount invested for each thirty day period after such date, not to exceed a total of 10% of the aggregate amount invested.

NOTE 7 - EARNINGS PER SHARE

Basic net income per share is computed by dividing net income by the weighted-average number of shares outstanding during the period.

Diluted net income per share is computed by using the weighted-average number of ordinary shares outstanding and, when dilutive, potential shares from warrants to purchase ordinary shares, using the treasury stock method. Diluted earnings per share for the three and nine months ended September 30, 2009 and 2010 excludes the impact of warrants issued as they were anti-dilutive.

NOTE 8 - INCOME TAX

Tsingda Century was entitled to a preferential Enterprise Income Tax (“EIT”) rate of 15%. The effective tax rate for the Company for the nine months ended September 30, 2010 and 2009 are as follows:

	Year Ended September 30,
	2010	2009

U.S Federal income tax statutory rate	35%	35%
PRC statutory income tax rate (25%) difference	(10%)	(10%)
Preferential tax rate	(10%)	(10%)
Other	(2%)

Effective tax rate	13%	15%

NOTE 9 – SUBSEQUENT EVENT

See Footnote 1 for the reverse spit of the Company’s ordinary shares and the conversion of preferred stock to ordinary shares.

1,292,192 Ordinary Shares

TSINGDA EEDU CORPORATION

PROSPECTUS

, 2011

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses and Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of ordinary shares being registered. All amounts, other than the SEC registration fee, are estimates. We will pay all these expenses.

Amount to Be Paid

SEC Registration Fee	$148.82
Printing Fees and Expenses	2,000.00
Transfer Agent and Registrar Fees	1,000.00
Miscellaneous	500.00

Total	$3,648.82

Item 14. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our articles of association provide for indemnification of our officers and directors for any liability incurred in their capacities as such, except through their own willful negligence or default.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 15. Recent Sales of Unregistered Securities

On September 16, 2010, we completed and offering (“Offering”) whereby we issued units (“Units”) to certain investors for total gross proceeds of $9,600,000. Each Unit is priced at $1.60 and consists of one (1) Ordinary Share, and a Series A Stock Purchase Warrant (“Warrants”) to purchase 35% of the number of Ordinary Shares purchased in the Offering. The initial Warrant exercise price is $2.08 per share (on a post 3 for 1 consolidation basis). Maxim Group, LLC (“Maxim”), a FINRA broker/dealer, acted as our placement agent in connection with the Offering. We issued to Maxim warrants equal to 4.5% of the number of Ordinary Shares sold in the Offering (or 364,500 Ordinary Shares). The warrants term is five years and are exercisable at any time after six months from closing. The exercise price is $1.76 per share.

The issuance of the securities described above was exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Regulation D and Section 4(2) and/or Regulation S thereof and such other available exemptions. We made this determination based on the representations of Investors, which included, in pertinent part, that such Investors and/or Maxim were either (a) “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, or (b) not a “U.S. person” as that term is defined in Rule 902(k) of Regulation S under the Securities Act, and that such Investors were acquiring the Ordinary Shares for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that the Investors and Maxim understood that the Ordinary Shares may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

On May 24, 2010, we issued 244,022.78 of our preferred shares to the shareholders of Tsingda Technology in exchange for all of the outstanding shares of Tsingda Technology. In addition, on May 17, 2010, we also issued 2,079,740 ordinary shares (adjusted to reflect the 3 for 1 reverse split) to Eastbridge Investment Group Corporation in exchange for certain considerations received from Eastbridge. These securities qualified for exemption under Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder, including Regulation S. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the offering, manner of the offering and number of securities offered. These shareholders made certain representations and warranties, including their investment intent and that they were not US Persons as defined in Rule 902(k) of Regulation S as required by Section 4(2) and the rules and regulations promulgated thereunder, including Regulation S. They also agreed to and received share certificates bearing a legend stating that such securities are restricted pursuant to Rule 144 and Regulation S of the Securities Act. These restrictions ensure that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” It is the Company’s position that the transaction met the requirements to qualify for exemption under Section 4(2) and the rules and regulations promulgated thereunder, including Regulation S of the Securities Act.

On May 17, 2010, we issued an aggregate of 915,086 Ordinary Shares (adjusted to reflect the 3 for 1 reverse split) to MJR Holdings, Inc., Christopher Fiore, Clifford Teller and Karl Brenza for an aggregate purchase price of $30,000. The offering was conducted pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, pursuant to Regulation D, Section 4(2) and Rule 506 thereunder. No placement agent or underwriter was used in connection with the offering and there is no commission, finder’s fee or other compensation due or owing to any party as a result of the transactions described herein.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beijing, China, on the 28th day of January 2011.

TSINGDA EEDU CORPORATION

By:	/s/ Zhang Hui

Zhang Hui President, Chief Executive Officer,
(principal executive officer)
and Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Zhang Hui	President, Chief Executive Officer
	(principal executive officer) and	January 28, 2011
Zhang Hui	Chairman of the Board of Directors

*	Executive Vice President and Director	January 28, 2011

Liu Juntao

*

Kang Chungmai	Secretary and Chief Financial Officer
	(principal accounting officer)	January 28, 2011

/s/ *

Norm Klein	Director	January 28, 2011

/s/ *

David Bolocan	Director	January 28, 2011

/s/ *

Bi Cheng	Director	January 28, 2011

* /s/ Zhang Hui
Zhang Hui
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

3.1	Memorandum and Articles of Association of the Company.(1)
3.2	Amended Memorandum of Association of the Company.(2)
3.3	Memorandum of and Articles of Association of Tsing Da Century Education Technology Co. Ltd.(3)
4.1	Form of Warrant.(5)
4.2	Form of Placement Agent Warrant.(5)
5.1	Opinion of Stuarts Walker Hersant, Attorneys at Law, regarding legality of shares (6).
5.2	Opinion of Shu Jin Law Firm (9)
10.1	Consulting Services Agreement dated April 26, 2010(3)
10.2	Operating Agreement dated April 26, 2010(3)
10.3	Option Agreement dated April 26, 2010(3)
10.4	Voting Rights Proxy Agreement dated April 26, 2010(3)
10.5	Equity Pledge Agreement dated April 26, 2010(3)
10.6	Share Exchange Agreement dated May 24, 2010 by and among Compass Acquisition Corporation and its controlling shareholders, and Tsing Da Century Education Technology Co. Ltd. and its shareholders (4)
10.7	Securities Purchase Agreement dated September 16, 2010 by and among the Company and certain investors.(5)
10.8	Registration Rights Agreement dated September 16, 2010 by and among the Company and certain investors.(5)
10.10	Holdback Escrow Agreement dated September 16, 2010, by and among the Company, Zhong Hui Rong (Fujian) Fund, Ltd. and Collateral Agents, LLC.(5)
10.11	Six Month Lock-Up Agreement dated September 16, 2010 by and among the Company and certain shareholders.(5)
10.12	Initial Shareholder Lock-Up Agreement dated September 16, 2010 by and among the Company and certain shareholders.(5)
10.13	Initial Shareholder Lock-Up Agreement dated September 16, 2010 by and among the Company and Eastbridge Investment Group Corp.(5)
10.14	Founding Shareholder Lock-Up Agreement dated September 16, 2010 by and between the Company and Tsingda Century Education Technology Co. Ltd.(5)
10.15	Securities Escrow Agreement dated September 16, 2010 by and among the Company, Maxim Group, LLC, Tsing Da Century Technology Co. Ltd., and Collateral Agents, LLC.(5)
10.16	Agreement dated March 12, 2010 by and between Maxim Group, LLC and Beijing Tsingda Century Investment Consultant of Education Co., Ltd.(5)
10.17	Translation of Form of Franchise Agreement.(6)
10.18	Translation of Employment Agreement with Mr. Zhang.(6)

10.19	Services Agreement by and between the Company and Eastbridge Investment Group Corporation dated May 17, 2009.(10)

21.1	List of Subsidiaries.(6)
23.1	Consent of Jeffrey & Company.
23.2	Consent of Stuarts Walker Hersant, Attorneys at Law, included in Exhibit 5.1.(6)
24.1	Power of Attorney (included in the signature page of the Registration Statement on Form S-1 (Registration No. 333-169877) filed on October 12, 2010.)

99.1	Index of Tsingda Courses (8)
99.2	Addresses of Company-owned learning centers (9)

(1) Incorporated herein by reference to the Form 10 Registration Statement filed on December 4, 2006.
(2) Incorporated herein by reference to the Form 10-Q Quarterly Report filed on May 15, 2008.
(3) Incorporated herein by reference to the Form 8-K Current Report filed on May 28, 2010.
(4) Incorporated by reference to the Form 8-K/A Current Report filed on June 3, 2010.
(5) Incorporated by reference to the Form 8-K Current Report filed on September 23 2010.
(6) Incorporated herein by reference to the Registration Statement on Form S-1 (Registration No. 333-169877) filed on October 12, 2010.

(7) Filed Herewith

(8) Incorporated herein by reference to the Registration Statement on Form S-1/A (Registration No. 333-169877) filed on December 3, 2010.
(9) Incorporated herein by reference to the Registration Statement on Form S-1/A (Registration No. 333-169877) filed on December 28, 2010.

(10) Incorporated herein by reference to the Registration Statement on Form S-1/A (Registration No. 333-170885) filed on January 4, 2011.